EXHIBIT 10.47

DEED OF LEASE

by and between

ANNAPOLIS PARTNERS LLC
a Maryland limited liability company

(“Landlord”)

and

TELECOMMUNICATION SYSTEMS, INC.
a Maryland corporation

(“Tenant”)

at

ONE ANNAPOLIS POINT
ANNAPOLIS, MARYLAND

TABLE OF CONTENTS

1.	TERMS	1
2.	PAYMENT OF RENT & ADDITIONAL RENT	18
3.	SECURITY DEPOSIT	18
4.	USES; TENANT COVENANTS	26
5.	ENVIRONMENTAL PROVISIONS; RECYCLING	27
6.	LATE CHARGES; INTEREST	33
7.	REPAIRS AND MAINTENANCE	34
8.	UTILITIES AND SERVICES	35
9.	OPERATING COSTS	41
10.	REAL ESTATE TAXES	50
11.	ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES	52
12.	TENANT’S INSURANCE	54
13.	LANDLORD’S INSURANCE	55
14.	DAMAGE OR DESTRUCTION	56
15.	MACHINERY AND EQUIPMENT; ALTERATIONS AND ADDITIONS; REMOVAL OF FIXTURES	59
16.	ACCEPTANCE OF PREMISES	61
17.	TENANT IMPROVEMENTS	61
18.	ACCESS	61
19.	MUTUAL WAIVER OF SUBROGATION	62

20.	INDEMNIFICATION	63
21.	ASSIGNMENT AND SUBLETTING	63
22.	SIGNS	69
23.	LIENS	70
24.	DEFAULT	70
25.	SUBORDINATION	76
26.	SURRENDER OF POSSESSION	77
27.	NON-WAIVER	77
28.	HOLDOVER	77
29.	CONDEMNATION	78
30.	NOTICES	80
31.	MORTGAGEE PROTECTION	80
32.	COSTS AND ATTORNEYS’ FEES	81
33.	BROKERS	81
34.	LANDLORD’S LIABILITY; LANDLORD’S DEFAULT	81
35.	ESTOPPEL CERTIFICATES	84
36.	FINANCIAL STATEMENTS	85
37.	TRANSFER OF LANDLORD’S INTEREST	86
38.	RIGHT TO PERFORM	86
39.	REDEVELOPMENT AGREEMENT/TRANSPORTATION DEMAND MEASURES	87
40.	SALES AND AUCTIONS	88

41.	ACCESS TO ROOF	88
42.	SECURITY	89
43.	AUTHORITY OF LANDLORD	91
44.	NO ACCORD OR SATISFACTION	91
45.	LEGAL REQUIREMENTS	91
46.	PARKING	92
47.	GENERAL PROVISIONS	93
48.	RULES AND REGULATIONS	95
49.	ARBITRATION	95
50.	WAIVER OF JURY TRIAL	96
51.	RENEWAL OPTION	97
52.	GENERATORS	100
53.	ADDITIONAL COVENANTS OF LANDLORD	102
54.	CONDITIONS PRECEDENT	102
55.	EXHIBITS	103

EXHIBITS:

EXHIBIT A	Location and Dimensions of Premises
EXHIBIT B	Site Plan
EXHIBIT C	Work Agreement
EXHIBIT D	Rules and Regulations
EXHIBIT E	Commencement Date Agreement
EXHIBIT F	Cleaning Specifications
EXHIBIT G	Form of Estoppel Certificate
EXHIBIT H	Form of SNDA
EXHIBIT I	Property Management Specifications
EXHIBIT J	List of Environmental Reports
EXHIBIT K	Specifications for Building Services

v

DEED OF LEASE

     THIS DEED OF LEASE (“Lease”) is made this 29th day of October, 2002, by and between ANNAPOLIS PARTNERS LLC, a Maryland limited liability company (“Landlord”), and TELECOMMUNICATION SYSTEMS, INC. a Maryland corporation (“Tenant”).

W I T N E S S E T H :

     THAT IN CONSIDERATION OF the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, Landlord hereby grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the premises described below (“Premises”), subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated:

1.  TERMS.

     1.1 Premises.

               (a) The Premises demised by this Lease (the “Premises”) will consist of a “Rentable Area” of approximately 150,000 gross square feet in above-ground office space, which constitutes the entire rentable area of two interconnected buildings (collectively referred to herein as the “Building”) to be constructed by Landlord as part of the Annapolis Point Corporate Center mixed use development in Anne Arundel County, Maryland (the “Project”), which building is to be known as One Annapolis Point, together with the right throughout the Term of this Lease to use parking facilities and other Common Areas (as defined herein) all as more particularly set forth herein. The parties agree that the name of the Project may be changed by Landlord at any time prior to Substantial Completion of construction of the Building. The land upon which the Building is situated (the “Land”) is depicted on the site plan attached hereto as Exhibit B (the “Site Plan”) and incorporated herein by reference, and labeled thereon as the “Land”. The Land and the Building, together with the rights of the owner of the Land and Building in and to the surface parking facilities serving, inter alia, the Building are collectively referred to herein as the “Property”. The Premises is depicted in the drawing attached hereto as Exhibit A and incorporated herein by reference. Upon completion of design development drawings for the Building, the Premises will be measured in accordance with the most recent BOMA standard method of measurement.

               (b) The “Rentable Area” of each of the Premises and Building shall be subject to readjustment or re-measurement in the event of casualty or condemnation that requires a reconstruction or restoration of the Building or a part thereof, or by any contraction of the Premises (such as due to the exercise by Landlord of a right of recapture provided for hereunder), in each case with such re-adjustment or re-measurement to be limited solely to the portion of the Premises or Building, as the case may be, directly affected thereby.

     1.2 Tenant’s Share. “Tenant’s Share” of the Building, as of the date of execution of this Lease, is 100%, based on the office portion of the Building and Premises having the same total

Rentable Area. In addition, Landlord agrees that references in this Lease to Tenant being the “tenant” or “occupant” of a specified percentage of the Premises (or words of similar import) shall be deemed to mean that Tenant is leasing such percentage of the Rentable Area of the Premises.

     1.3 Lease Term.

               (a) This Lease shall become legally effective and binding upon the parties immediately upon the date of full and final execution and delivery hereof, subject to terms, covenants and conditions set forth herein (including the conditions precedent and termination rights of the parties set forth in Section 54, below). For purposes of this Lease, (1) the “Term” or “Lease Term” shall mean the Initial Term and, if applicable, any exercised Renewal Terms (as defined herein), (2) the initial fixed term of this Lease (exclusive of any exercised Renewal Terms) is sometimes referred to herein as the “Initial Term”, and (3) the Renewal Terms (exclusive of the Initial Term) are sometimes each referred to herein as a “Renewal Term” and collectively as the “Renewal Terms”. The Initial Term of this Lease shall commence for each phase of the Premises delivered to Tenant on the date upon which Substantial Completion of such phase has been achieved and tender of possession of such phase has been made to Tenant pursuant to the Phasing Plan (as defined in the Work Agreement) in accordance with the provisions of Sections 1.3(b) and (c), below (such date with respect to each such phase, the “Commencement Date”), and shall expire on the “Lease Expiration Date” which shall be the last day of the one hundred eightieth (180th) full calendar month after the Rent Commencement Date for the last phase of the Premises delivered to Tenant hereunder; provided that for all purposes of this Lease, the duration of any Renewal Terms or extension terms exercised by Tenant shall be added onto the initial Lease Term stated to be in effect under the preceding clause. In no event will possession of (or early access to) any applicable phase of the Premises be delivered to Tenant prior to the Commencement Date for such phase except (i) for early access (“Early Access”) granted pursuant to an Access Agreement reasonably satisfactory to Landlord and Tenant (which may, inter alia, obligate Tenant to be insured, and otherwise comply with certain covenants and indemnities set forth in this Lease with respect to its use, occupancy and activities within portions of the Premises during any period of occupancy of the Premises prior to the Commencement Date), and/or (ii) for purposes of Early Work, as such term is defined in Exhibit C, and subject to all terms, covenants, indemnities and limitations applicable to Early Work under Exhibit C. Prior to the Rent Commencement Date for each phase hereunder, Tenant shall be bound by all of the terms and conditions of this Lease applicable to such phase, other than those requiring the payment of Base Rent and Additional Rent by Tenant, provided Tenant shall be responsible during the period between the Commencement Date and the Rent Commencement Date only for the utility expense applicable to that phase of the Premises which has been delivered to Tenant, but not for utility expenses associated with the undelivered balance of the Premises (if any).

               (b) Landlord and Tenant acknowledge and agree that the mutual intent of Landlord and Tenant is that Landlord deliver, and Tenant take possession of, the Premises, on a phased basis in accordance with, and subject to the terms and conditions of, the Phasing Plan. Tenant shall be obligated to accept possession of each applicable phase of the Premises upon (i) Landlord’s certification that it has achieved Substantial Completion thereof and (ii) tender of possession of such phase by Landlord to Tenant, provided that (1) Landlord will not be entitled to tender possession of any phase of the Premises (nor may Tenant take possession of any phase of the Premises except for purposes of Early Access, if applicable, or Early Work pursuant to Exhibit C) prior to the date indicated for delivery of such phase under the Phasing Plan, (2) Landlord shall be obligated to provide Tenant with written notice of its intent to tender possession of each applicable phase of the Premises not less than five (5) calendar days prior to the date of such tender of possession (such notice, a “5-Day Notice”), so that the parties can schedule a walk-through of such phase on or before the date of tender of possession thereof (and Landlord and Tenant each agree to make themselves available for the walk-through on such fifth (5th) day after the 5-Day Notice), and (3) in no event will any phase of delivery of possession of the Premises involve less than full floors of the Premises, in each instance under the preceding clauses (1) - (3) unless otherwise approved by Tenant, which approval may be withheld in Tenant’s sole and absolute discretion. Subject to Tenant’s right to dispute and/or require arbitration of Landlord’s certification that it has achieved Substantial Completion of a phase of the Premises, as more fully set forth in Section 1.3(c), below, “tender of possession” by Landlord to Tenant shall be deemed to have occurred on the later to occur of (A) the fifth (5th) day after the 5-Day Notice, or (B) the first (1st) business day after Landlord’s delivery of a written certificate to Tenant (or to Tenant’s Representative, as defined in Exhibit C) certifying that it has achieved Substantial Completion of such applicable phase of the Premises (a “Certification of Substantial Completion), provided Landlord delivers keys or electronic key cards enabling Tenant to enter such phase of the Premises, and has provided free access to such phase of the Premises, by such 5th day or following business day, as the case may be.

               (c) In the event Tenant, in good faith, disputes that Landlord’s Certification of Substantial Completion for any phase of the Premises is accurate, Tenant shall, within five (5) business days after receipt of Landlord’s Certification of Substantial Completion for such phase, provide a written notice to Landlord specifying in reasonable detail the basis for such dispute (a “SC Dispute Notice”). Tenant’s SC Dispute Notice shall be limited to identifying those incomplete items or deviations from the Construction Documents or this Lease which Tenant believes in good faith causes such phase of the Premises not to be Substantially Complete. If Landlord is in agreement with Tenant’s SC Dispute Notice, Landlord shall, within two (2) business days after its receipt of Tenant’s SC Dispute Notice, so notify Tenant in writing. If Landlord is not in agreement with Tenant’s SC Dispute Notice, Landlord shall, within two (2) business days after its receipt of Tenant’s SC Dispute Notice, so notify Tenant, which notice will identify all items identified within Tenant’s SC Dispute Notice with which Landlord agrees, and all items identified within Tenant’s SC Dispute Notice with which Landlord, in good faith, disagrees, and the basis for such disagreement. If Landlord agrees that Tenant’s SC Dispute Notice is accurate, then Landlord shall promptly satisfy all items identified therein, and the Certification of Substantial Completion shall, in such event, be deemed effective no earlier than the first (1st) business day following the date upon which Landlord completes its remedy of all applicable items identified in Tenant’s SC Dispute Notice and provides Tenant with a revised Certification of Substantial Completion for such phase (which revised certification shall itself be subject to dispute resolution in accordance with this subsection). If Landlord, in good faith, agrees with only a portion of Tenant’s SC Dispute Notice, or disagrees entirely therewith, then the parties shall meet promptly thereafter to attempt to resolve, in good faith, all matters in dispute (and Landlord agrees that it will concurrently address all items identified in Tenant’s SC Dispute Notice as to which there is no disagreement, if any). If the parties are unable, despite their good faith efforts, to resolve their disagreement as to any or all of the items in Tenant’s SC Dispute Notice within a five (5) business day period after the date Landlord’s written response to Tenant’s SC Dispute Notice is received by Tenant, then the parties shall promptly submit the matter in dispute to expedited arbitration pursuant to Section 49 of this Lease. In any such arbitration, the panel of arbitrators shall have the right, inter alia, (A) to determine that the date of Substantial Completion of the applicable phase was (i) the date stated in Landlord’s Certification of Substantial Completion, (ii) an alternative date advocated by Tenant, (iii) such other date as may be proposed by the parties, or (iv) such other date as the arbitrators may decide that Substantial Completion of such phase actually occurred, (B) to determine that Substantial Completion of the applicable phase has not yet occurred, and/or (C) to enter findings as to which items must be addressed in order for Substantial Completion to occur, if any. Nothing set forth in this subsection shall be construed to restrict Landlord and Tenant from mutually agreeing to resolve any dispute as to the correctness or accuracy of Landlord’s Certification of Substantial Completion on a basis different from that set forth herein. In the event the date of Substantial Completion of a phase of the Premises is found to have been different from that set forth in Landlord’s Certification of Substantial Completion, and Tenant made a payment of Rent to Landlord prior to the date such payment would otherwise have been due because of such inaccurate Certification of Substantial Completion, then Landlord shall credit Tenant (against the next payment of Rent due from Tenant to Landlord) with interest on such prepaid amount, calculated at the Prime Rate, from the date such prepaid amount was actually paid by Tenant to the date such amount would have been due and payable had the actual date of Substantial Completion been accurately stated in the Certification of Substantial Completion.

     1.4     Rent Commencement Date. The “Rent Commencement Date” shall be determined on a phased basis, in accordance with the provisions of this Section 1.4 and Exhibit C. For each phase of the Premises, and subject to the effect upon the Rent Commencement Date of the applicable provisions of Exhibit C, the Rent Commencement Date shall be the earlier of (i) the date upon which Tenant commences the beneficial use and occupancy of such phase (or any portion thereof) for purposes of conducting normal business operations, or (ii) three (3) business days after the date upon which Landlord’s Work for such phase is “Substantially Completed” (as such term is defined in Section 1.11, below, and, if applicable, as calculated pursuant to the dispute resolution procedure described in Section 1.3, above) and possession thereof has been tendered to Tenant in accordance with Section 1.3, above. Within a reasonable time period (not to exceed thirty (30) days) after the Rent Commencement Date for the last phase of the Premises to be delivered to Tenant hereunder, Landlord and Tenant agree to execute a Commencement Date Agreement and Estoppel Certificate, in the forms attached hereto as Exhibit E and Exhibit G, respectively, to confirm the Rent Commencement Date for each phase of the Premises and Lease Expiration Date. The failure to execute said Commencement Date Agreement and/or Estoppel Certificate shall not affect the Rent Commencement Date nor the Lease Expiration Date for any phase of the Premises as the same may be determined by the terms of this Lease.

     1.5     Rent.

               (a) The term “Rent” shall mean all Base Rent and Additional Rent payable by Tenant hereunder. The base rent payable by Tenant hereunder (“Base Rent”) is set forth in this Section 1.5, below, and shall be payable with regard to each phase of the Premises delivered to Tenant commencing on the Rent Commencement Date for such phase based on the rentable area of each such portion multiplied by the per square foot rental rate set forth below. In addition to the Base Rent, Tenant shall pay as additional rent Tenant’s Share of Operating Costs as described in Section 9, and Tenant’s Share of Real Estate Taxes as described in Section 10, all of which shall be deemed Additional Rent due under this Lease. Base Rent, together with the estimated monthly payments of Operating Costs and Real Estate Taxes described in Section 9.2 and 10.2, respectively, of this Lease, shall be payable monthly, in advance, on the first day of each calendar month of the Term, without prior notice, demand, deduction or offset, except as and solely to the extent specifically provided for herein.

               (b) The monthly payments of Base Rent for each phase of the Premises (which is also referred to herein as “Monthly Base Rent”) for the Initial Term (and, as set forth below, the Renewal Terms, as defined herein) shall be calculated as follows:

Lease Year	Annual Base Rental Rate	Annual Base Rent	Monthly Base Rent

1	TBD*	TBD*	TBD*
2	103% of the amounts stated for Lease Year One
3	103% of the amounts stated for Lease Year Two
4	103% of the amounts stated for Lease Year Three
5	103% of the amounts stated for Lease Year Four
6	103% of the amounts stated for Lease Year Five
7	103% of the amounts stated for Lease Year Six
8	103% of the amounts stated for Lease Year Seven
9	103% of the amounts stated for Lease Year Eight
10	103% of the amounts stated for Lease Year Nine
11	103% of the amounts stated for Lease Year Ten
12	103% of the amounts stated for Lease Year Eleven
13	103% of the amounts stated for Lease Year Twelve
14	103% of the amounts stated for Lease Year Thirteen
15	103% of the amounts stated for Lease Year Fourteen
Post Lease Year 15**	See **
Renewal Term #1***	See Section 50
Renewal Term #2****	See Section 50

•	Annual Base Rent for each phase for the first Lease Year of such Phase shall be determined as an amount equal to eleven percent (11%) of the Total Cost to Complete allocable to such phase, as determined pursuant to the terms of the Work Agreement attached as Exhibit C to this Lease. Monthly Base rent shall equal 1/12 of Annual Base Rent as so calculated

•	Base Rent for the first phase, for the first Lease Year after Lease Year #15 (to the extent applicable because, due to the phased delivery, the Initial Term has not yet expired) shall equal 103% of the Base Rent for the first phase as determined for Lease Year 15, and, to the extent applicable, shall increase annually thereafter at a 3% escalation rate.

***	First Renewal Term, if applicable

****	Second Renewal Term, if applicable

For purposes of any provision of this Lease that may require a calculation or adjustment in the Base Rent payable by Tenant under this Lease, whether due to a change in the Rentable Area of the Premises (for example, due to a partial recapture or other contraction of the Premises, or due to a re-measurement as provided for in Section 1.1, above) or otherwise, the parties acknowledge and agree (i) that all Base Rent hereunder is intended to escalate at a compounded annual rate of three percent (3%), and (ii) that the parties shall utilize a natural three percent (3%) annual escalation in making such calculation or recalculation of Base Rent payable hereunder. The parties expressly acknowledge (1) that the Base Rent payable for each phase may be calculated at different rates (depending upon the Total Cost to Complete applicable to each such phase), (2) that Base Rent for each phase may escalate at different times, depending on the Rent Commencement Date for each phase, and (3) that phased delivery may cause the Initial Term for the first phase to exceed 180 months.

     1.6 Additional Rent. Any sum owed or reimbursable by Tenant to Landlord under this Lease (excluding Monthly Base Rent, and including Tenant’s Share of Real Estate Taxes and Tenant’s Share of Operating Costs,) shall be considered “Additional Rent” hereunder. Estimated payments of Tenant’s Share of Operating Costs, as described in Section 9 of this Lease, and of Tenant’s Share of Real Estate Taxes, as described in Section 10 of this Lease, shall be payable monthly, in advance, on the first day of each calendar month of the Term, together with Tenant’s payment of Monthly Base Rent, without demand, set-off or deduction, except as and solely to the extent specifically provided for herein. All other items of Additional Rent shall be payable as and when provided for herein, but without set-off or deduction, except as and solely to the extent specifically provided for herein.

     1.7 Notice and Payment Addresses. Any notices under this Lease shall be governed by the terms of Section 30, below. The notice addresses of the parties are as follows:

If to Landlord:Annapolis Partners LLC
c/o Tod E. Hirt, Manager 1705 Rollins Avenue Alexandria, VA 22307 Facsimile: (703) 768-7750

And to:	Mark S. Tenenbaum
Tenenbaum & Saas, P.C. 4330 East West Highway, Suite 1150 Bethesda, Maryland 20814 Facsimile: (301) 961-5305

If to Tenant:	TeleCommunication Systems, Inc. 275 West Street
Annapolis, MD 21401
Attn: General Counsel
Facsimile: (410) 280-1048
(Prior to the Commencement Date for the First Phase Only)

If to Tenant:	At the Premises Facsimile: (410) 280-1048 (After the Commencement Date for the First Phase)

Either party may, by written notice to the other complying with Section 30, hereof, designate a new address to which all notices hereunder shall be directed.

     1.8 Rent Payment Address. Tenant shall send payments of Base Rent and Additional Rent hereunder to Landlord at the following address, or to such other address of which Landlord may advise Tenant in writing pursuant to Section 30:

Annapolis Partners LLC
c/o Tod E. Hirt, Manager
1705 Rollins Avenue
Alexandria, VA 22307

Landlord agrees that, within thirty (30) days after Tenant’s written request, Tenant may commence payment of Base Rent and Additional Rent by electronic wire transfer of immediately available funds of the United States, provided (i) such payments shall be made strictly in accordance with wire transfer instructions provided by Landlord to Tenant, and (ii) Tenant shall, upon Landlord’s request, provide Landlord with wire confirmation information, including any applicable federal reference number for any electronic transfer of funds made pursuant hereto.

     1.9 Lease Year. Each twelve (12) month period within the Lease Term shall be referred to herein as a “Lease Year.” The first Lease Year shall commence on the Rent Commencement Date for the final phase of the Premises delivered to Tenant hereunder and shall terminate on the last day of the twelfth full calendar month after such Rent Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Lease Term shall terminate on the date this Lease expires or is sooner terminated. Monthly Base Rent shall be payable for the period prior to the first Lease Year, as provided under Section 1.5, above.

     1.10 Deed of Lease. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a deed of lease.

     1.11 Additional Defined Terms. As used in this Lease, unless otherwise herein expressly provided, the following terms shall have the following meanings:

     “Abatement Event” shall have the meaning set forth in Section 8.3(b), below.

     “Acceptance of Possession” shall mean Tenant’s acceptance of possession of each phase of the Premises hereunder as evidenced by (A) Tenant’s delivery of a duly executed “Commencement Date Agreement” and “Estoppel Certificate” in the forms attached as Exhibit E and Exhibit G hereto, inter alia, acknowledging such acceptance of possession, and (B) its payment of the first full monthly installment of Rent due under this Lease with respect to such phase; provided this definition shall not be construed to imply an obligation by Tenant to accept possession of any portion of the Premises prior to Substantial Completion thereof.

     “Building Services” shall mean the following services, to be installed by Landlord (if applicable) and to be provided on an ongoing basis substantially in accordance with the specifications set forth in Exhibit F and Exhibit K attached hereto and made a part hereof (to the extent applicable): (i) the number of passenger elevators shown in the Construction Documents, at least one (1) of which is a freight elevator and shall be subject to call at all times, including Non-Business Hours; (ii) electricity to the Property for lighting, for the operation of office machines customary for a user with the electrical load requirements reflected within the Construction Documents, and for heating, ventilation and air-conditioning (“HVAC”) service; (iii) HVAC service at all times during Business Hours, in accordance with the “HVAC Specifications” attached as a part of Exhibit K; (iv) hot and cold running water sufficient for the plumbing fixtures and plumbing requirements established under the Construction Documents, (v) public lavatory facilities and supplies and janitorial and char services, including trash removal and recycling, Monday through Friday, excepting holidays, in accordance with the cleaning specifications attached hereto as Exhibit F; (vi) provision of lighting, and replacement of light bulbs (in fixed lighting fixtures only) and lighting fixtures throughout the Property and the Parking Facilities, in accordance with the Construction Documents; (vii) perimeter security for the Building via a Data Watch or similar key-card system; (viii) telecommunications and data service conduits in accordance with the Construction Documents and suitable for installation by Tenant of Tenant’s telecommunications and data service lines and facilities (provided that the provision of telecommunications and data services shall not constitute a Building Service); (ix) operational fire alarm and life safety systems (which, to the extent applicable, shall include telecommunications systems which are a part of such systems) in accordance with applicable Legal Requirements; and (x) subject to Section 42, access to the Building twenty-four (24) hours a day, three-hundred sixty-five (365) days a year, including Holidays.

     “Building Systems” shall mean and refer to all mechanical, electrical, plumbing, HVAC, sprinkler, life safety, fire safety, and security systems within the Building, but excluding any Specialty Systems and excluding Tenant’s data and telecommunications systems, all of which shall be Tenant’s sole and exclusive responsibility.

     “Business Hours” shall be 7:00 a.m. to 7:00 p.m. Monday through Friday, excluding Holidays, and 9:00 a.m. to 1:00 p.m. on Saturdays, excluding Holidays. Landlord acknowledges that

Tenant shall be permitted under this Lease to conduct business operations from the Premises twenty-four (24) hours per day, seven (7) days per week (sometimes referred to herein as “24/7 usage”), and agrees that the definition of Business Hours is not intended to restrict such 24/7 usage, but rather to establish Landlord’s responsibilities with respect to certain Building Services, and to establish Tenant’s responsibility for certain costs associated with 24/7 usage.

     “Common Areas” shall mean (i) all portions of the Land other than portions upon which the Building is physically located, including all exterior parking areas, drive ways, landscaped areas and the like, as the same may be modified from time to time by Landlord in accordance with the terms of this Lease; and (ii) during any period in which the Building is multi-tenanted, all loading docks, corridors, lobbies, elevator cabs, stairs, telephone closets, electrical closets, janitorial closets, plenums, risers, core area restrooms and other portions of the Building that would customarily be made available in common to tenants of the Building if the Building were a multi-tenanted building, as the same may be modified from time to time by Landlord in accordance with the terms of this Lease (but the foregoing shall not be construed to render any electrical or telecommunications closets, corridors, restrooms or elevator lobbies on any floor leased exclusively to Tenant, to constitute a Common Area). The foregoing notwithstanding, during any period in which Tenant is leasing (A) 100% of the Rentable Area of the Building, all interior areas shall constitute a part of the Premises subject to Tenant’s exclusive use and occupancy (and shall not constitute Common Areas), and Tenant shall also have priority usage of the exterior Common Areas, subject to the terms and conditions of this Lease, and (B) 100% of the Rentable Area of any floor of the Building, all interior areas on such floor shall constitute a part of the Premises subject to Tenant’s exclusive use and occupancy (and shall not constitute Common Areas).

     “Comprehensive Sign Plan” shall mean a comprehensive sign plan for the Project which is to be submitted to the County for approval by Landlord prior to commencement of development of any portion of the Project, which (i) shall not be inconsistent with the signage rights granted by Landlord to Tenant under the Leases, (ii) shall, among other things, seek approval from the County for the installation of all exterior and or monument signs provided for in this Lease, and (iii) shall contain such other provisions regarding signage for the Project as Landlord may determine in its sole discretion, as long as the same are not inconsistent with the signage rights granted pursuant to this Lease. After its approval, references to the Comprehensive Sign Plan herein shall mean and refer to the Comprehensive Sign Plan, as approved.

     “Construction Documents” shall mean, as applicable, the Approved Base Building Plans and Approved TI Plans, as such terms are defined in Exhibit C.

     “County” shall mean Anne Arundel County, Maryland, and any governmental agency or authority thereof, as the context requires.

     “Declaration” shall mean the Declaration of Covenants, Restrictions, Rights, Affirmative Obligations and Conditions for Annapolis Point Corporate Center, to be executed, delivered and recorded among the land records of the County after Landlord’s acquisition of title to the Project in accordance with the terms of the Redevelopment Agreement and the Acquisition Agreement

pursuant to which Landlord acquired the Project, as the same may be amended from time to time in accordance therewith.

     “Default Rate” shall mean an annual interest rate equal to the Prime Rate plus four percent (4%).

     “Emergency” shall mean and refer to any situation or circumstance where there is an immediate or imminent risk of injury or death to persons or material damage to property unless immediate action is taken to address such situation or circumstance, as determined by the party invoking such term in good faith.

     “Environmental Laws” shall mean (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), (ii) the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), (iii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.) and the regulations adopted and promulgated pursuant thereto, (iv) the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), (v) the Clean Air Act (42 U.S.C. Section 7401 et seq.), and the regulations adopted and promulgated pursuant thereto, (vi) Subtitles 1 and 2 of Title 7 of the Environment Article, Maryland Code Annotated (1996), as amended (pertaining generally to Hazardous Materials and Hazardous Substances), (vii) Subtitles 4, 5, 6 and 7 of Title 4 of the Environment Article, Maryland Code Annotated (1996), as amended (pertaining generally to Water Pollution Control, Oil Pollution, and Underground Storage Tanks), (viii) Subtitles 3, 4, and 5 of Title 6 of the Environment Article, Maryland Code Annotated (1996), as amended (pertaining generally to lead-based paint and asbestos), (ix) any other Federal, state or local environmental law, ordinance, rule, regulation and/or other statute or order of a governmental authority relating to pollution or protection of the environment, and (x) any Federal, state or local law, ordinance, rule, regulation and/or other statute or order of a governmental authority relating to the protection, use or development for commercial purposes of any “wetlands”.

     “Environmental Liabilities” shall mean and include any and all reasonable and necessary costs, liabilities, damages and expenses (including reasonable attorneys fees and court costs) incurred, suffered or sustained with respect to the presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any Hazardous Materials Release, including cleanups, remedial and response actions, remedial investigations and feasibility studies, and permits and licenses required by, or required to be undertaken in order to comply with any Environmental Laws, as well as any damages for injury to person, property or natural resources resulting from Hazardous Materials or any Hazardous Materials Release, and claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Premises relating to the foregoing.

     “Essential Services” shall mean (i) the operation of at least one (1) passenger elevator at all times; (ii) electricity to the Property for lighting, for the operation of office machines customary for a user with the electrical load requirements reflected within the Construction Documents, and for heating, ventilation and air-conditioning (“HVAC”) service; (iii) HVAC service during Business

Hours, substantially in accordance with the HVAC Specifications; (iv) hot and cold running water sufficient for the plumbing fixtures and plumbing requirements established under the Construction Documents; (v) operational fire alarm and life safety systems in accordance with applicable Legal Requirements; and (vi) subject to Section 42, access to the Building twenty-four (24) hours a day, three-hundred sixty-five (365) days a year, including Holidays.

     “Hazardous Materials” shall mean (A) asbestos in any form, (B) urea formaldehyde foam insulation, (C) polychlorinated biphenyls, or (D) except as permitted under Section 5.3 of this Lease, below, any flammable explosives, radioactive materials or other substance constituting “hazardous materials” or “hazardous wastes” pursuant to, or which are regulated pursuant to, any Environmental Laws.

     “Hazardous Materials Release” shall mean any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials.

     “Herein”, “hereunder”, “hereinbelow”, “above” and/or “below”, and any terms of like import, shall be interpreted to mean this Lease as a whole, and not merely the Section, paragraph or subparagraph within which such term is set forth.

     “Holidays” shall be: New Year’s Day, Martin Luther King’s Birthday, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving Day, and Christmas Day, as each such Holiday is recognized under applicable Federal law.

     “Including,” “includes” and terms of like import shall be interpreted to mean “including, but not limited to” and/or “includes, without limitation.”

     “Independently Leasable Space” shall mean space (i) consisting of less than an entire floor of a building, (ii) which is configured so as to include a reasonable proportion of windowed offices relative to the rentable area thereof (i.e., a proportion which is substantially comparable to the proportion of windowed space on the floor as a whole), (iii) which has reasonable means of ingress, egress or access to the Common Areas of the Building located on such floor of the Building, including elevators, bathrooms, telephone and electrical closets, access to emergency egress as required by local fire codes, etc., and such other portions of the Building as are necessary for the reasonable use and enjoyment of such space (such as risers and conduit necessary for access to roof equipment and the like), and (iv) which is otherwise reasonably leasable to third parties in a bona fide arm’s length transaction without requirement of a discount below market rental rates at the time.

     “Landlord Affiliate” shall mean any entity controlled by, controlling or under common control with Landlord, and which owns a property which is part of the Project. For purposes of this definition, “control” shall be deemed to mean and refer to any development entity the general partner, manager or party holding operational control of which is Annapolis Partners LLC (as presently constituted) or a successor entity thereto in which Maurice B. Tose¢ (“Tose¢”) and/or Mesirow Stein Real Estate, Inc. or its affiliated entities (collectively “Mesirow”) owns (either individually or collectively) any material interest (and specifically excluding any interest retained for purposes of deferral of tax recapture) or which is formed by (and in which any material ownership interest, other than for purposes of deferral of tax recapture only, is held by) Tose¢ and/or Mesirow.

     “Landlord’s Agents” shall mean Landlord’s agents, employees, contractors and subcontractors and, solely while in the control and presence of Landlord (such as a representative of Landlord’s mortgagee touring the Building with an agent of Landlord), an invitee of Landlord (but expressly excluding Tenant or Tenant’s Agents).

     “Legal Requirements” shall mean all laws, ordinances, codes, regulations and orders of federal, state, county, municipal and local authorities, as applicable, including (i) all applicable building, health, fire and safety codes, (ii) the accessibility requirements of the Americans with Disabilities Act (“ADA”), (iii) all zoning and other land use laws, (iv) all applicable sign ordinances, (v) all covenants, easements, special exceptions, restrictions and other title matters affecting the Project as of the date this Lease is delivered by all parties hereto plus any additional title matters permitted to be entered into pursuant to the terms of Section 57 of this Lease (except as specifically prohibited hereby), and (vii) all Environmental Laws.

     “Material Breach” shall mean and refer to the breach by Tenant of, or Tenant’s failure to comply with, any term, provision or covenant under this Lease which would constitute a Material Default hereunder upon the expiration of applicable cure periods provided for herein, where such cure period has not yet expired, but only during the period after Landlord has provided Tenant with a written notice of such breach or failure (to the extent such written notice is required hereunder) but prior to the date the applicable cure period has expired and prior to completion of a cure of such breach or failure.

     “Material Default” shall mean (i) any Default in the payment of money, including Base Rent, Additional Rent or any other sums payable by Tenant hereunder, irrespective of the amount due and owing, and including (A) a non-monetary Default that has given rise to an obligation on the part of Tenant to pay a sum of money to Landlord (or a party designated by Landlord pursuant hereto) under the terms of this Lease, which sum remains unpaid after the date payment is required hereunder, and (B) failure to pay any damages, costs, expenses or other monetary amounts owed by Tenant to Landlord by operation of any provisions this Lease, and/or (ii) any non-monetary Default arising in relation to a substantial and material obligation of Tenant under this Lease (as opposed to a minor non-compliance with a non-monetary covenant, even where such non-compliance extends past applicable cure periods hereunder). Without limitation, a failure to comply with, or violation of, the following non-monetary covenants shall be deemed to be material, and shall constitute Material Defaults hereunder if the same continue after expiration of the applicable cure period hereunder: (A) any failure of the Tenant to deliver the Security Deposit when provided for herein, or to replace or refresh the Security Deposit in accordance with the provisions of Article 3 of this Lease; (B) any failure of the Tenant to accept delivery of possession of the Premises (or any phase thereof) when Substantial Completion thereof has occurred and tender of possession thereof is made in accordance herewith; (C) any substantial violation of the Permitted Use provisions of this Lease; (D) any assignment or sublease made in violation of the requirements of this Lease; (E) any failure of Tenant to meet any substantial maintenance and/or repair obligation under this Lease; (F) any violation by Tenant of its environmental covenants under this Lease; (G) any failure by Tenant to obtain insurance coverage required by this Lease; (H) any failure by Tenant to deliver an estoppel certificate or SNDA as required by this Lease; (I) any holdover by Tenant in violation of this Lease; (J) any breach of Tenant’s obligation to deliver possession of the Premises to Landlord at the expiration or earlier termination of the Lease Term in the condition required herein; (K) any failure by Tenant to cause a lien upon the Property created due to the acts or omissions of Tenant or Tenant’s Agents to be released and discharged or bonded and/or insured over as permitted under the terms of Section 23 of this Lease; (L) any failure by Tenant to provide indemnification as and to the extent required by this Lease; (M) any failure by Tenant to make insurance proceeds (or self-insurance) required to be made available for reconstruction of the Premises, or any portion thereof, available for such purposes; and (N) any material violation of a Legal Requirement required to be complied with by Tenant under this Lease.

     “Non-Business Hours” shall mean all hours other than Business Hours, as defined herein.

     “Parking Allocation” shall mean 463 parking spaces within the Parking Facilities for the entire Rentable Area of the Premises as of the date of this Lease (which Parking Allocation shall be phased in the same proportion as the phasing of the Premises). The Parking Allocation (i) shall be subject to pro rata reduction in the future in the event the re-measurement of the Premises which occurs by operation of Section 1.1 of this Lease causes a modification to the square footages described in such Leases as of the date hereof, in which event the Parking Allocation hereunder, in the immediate aftermath of such re-measurement, shall equal the result obtained by multiplying 463 by a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the original stipulated Rentable Area of the Building prior to giving effect to such re-measurement, and (ii) shall also be subject to pro rata reduction in the future in the event of any contraction of the Rentable Area of the Premises due to Landlord’s exercise of recapture rights or Tenant’s election to exercise a Renewal Option as to only a portion of the Premises (such reduction to be effectuated by multiplying Tenant’s initial Parking Allocation as modified by the preceding clause (i), by a fraction, the numerator of which is the total Rentable Area of the Premises as contracted, and the denominator of which is the total Rentable Area of the Building). Any parking spaces used by Tenant for purposes of accommodating Tenant’s Generator Use, or other exterior improvements requested by Tenant within the Parking Facilities and agreed to by Landlord pursuant to this Lease, shall be counted against Tenant’s Parking Allocation.

     “Parking Facilities” shall mean the surface parking spaces provided for the benefit of the Building and located within the boundaries of the Land. The Parking Facilities provided shall be sufficient to provide parking necessary to satisfy the Parking Allocation provided for herein.

     “Phasing Plan” shall mean that certain schedule to be developed in accordance with the Work Agreement, pursuant to which portions of the Premises will be delivered to Tenant in phases rather than in a single delivery of the entire Premises. Each portion of the Premises which is delivered to Tenant pursuant to the Phasing Plan is sometimes referred to herein as a “phase”.

     “Prime Rate” shall mean the “prime rate” of interest as published from time to time in the Wall Street Journal (or, if such publication ceases to be published, then the “prime rate” as established from time to time by the then largest national banking association in the United States of America).

     “Redevelopment Agreement” shall mean that certain Redevelopment Agreement, between Landlord and the County, to be executed, delivered and recorded among the land records of the County as a requirement of Landlord’s acquisition of title to the Project, which runs with the land of the Project and shall be binding upon all owners and tenants of the Project (including Tenant). Tenant acknowledges having received an electronic copy of the Redevelopment Agreement prior to the date of execution of this Lease.

     “Renewal Parameters” shall mean all appropriate factors for determining fair market economics of a renewal transaction for similar class office space in buildings of similar class and age in the Applicable Submarket (as defined in Section 51) during the six (6) month period after Tenant exercises its renewal option, such appropriate factors to include the quality, location and visibility of the Building and the desirability of the Annapolis Point Corporate Center project, the value of any non-standard signage rights (if applicable), the size and type of space being renewed, the tenant’s creditworthiness, any concessions being granted (including rental abatements, moving allowances, refurbishment allowances, tenant improvement allowances, and the like) or costs being saved, downtime for vacancy, leasing commissions (or the lack thereof), the method of calculating Additional Rent (i.e., operating costs and tax pass-throughs), base rental escalations, other pass-throughs, costs associated with relocation (or the lack thereof), fees then being charged (or not) in the Applicable Submarket for parking, other special rights included within the Lease, the costs associated with multi-tenanting any full floors of the space being partially renewed by Tenant, the criteria concerning a security deposit required to be considered under Section 51.6 of this Lease (if any), and any other criteria or factor that would fairly be taken into consideration in determining the economics of a market lease transaction in the Applicable Submarket. The inclusion of specific identified factors within this definition of “Renewal Parameters” shall not be construed to limit or restrict either Landlord or Tenant from asserting at the time of any application of this definition that other or different factors not specifically identified herein should also be appropriately considered.

     “SEC” shall mean the United States Securities and Exchange Commission, or any successor governmental agency thereto.

     “SNDA” shall mean a subordination, non-disturbance and attornment agreement from any mortgagee or deed of trust beneficiary under a mortgage or deed of trust affecting the Building and/or Land (a “Mortgage”), or from the ground lessor of any ground lease affecting the Building and/or Land (a “Ground Lease”) in a form to be negotiated between (and reasonably satisfactory to) Landlord, Tenant and the applicable mortgagee, deed of trust beneficiary or ground lessor, which is executed by Landlord, Tenant and either (i) the mortgagee or deed of trust beneficiary, which subordinates this Lease to such Mortgage, or (ii) the ground lessor, which subjects this Lease to such Ground Lease. All SNDA shall include substantially the following provisions: (a) that, as long as

Tenant is not in Default (or Material Default, as the case may be) hereunder, the mortgagee, any successful foreclosure bidder’s assignee or designee, and other third party purchaser entity or any holder of the reversionary interest under a Ground Lease succeeding to Landlord’s interest (collectively, “Senior Lienors”) shall not: (i) disturb Tenant’s rights, privileges, interests and unexercised options under this Lease or any instrument executed pursuant hereto, nor name Tenant as a party defendant in any foreclosure or any action or proceeding instituted under or in connection with the Mortgage or Ground Lease unless such joinder is necessary to foreclose the Mortgage or terminate the Ground Lease, and then only for such purpose and not for the purpose of terminating this Lease; (ii) terminate this Lease if there is a foreclosure, deed-in-lieu, or other proceedings involving Landlord’s interest in the Building; and/or (iii) require any Lease modification in connection therewith; (b) that notwithstanding anything contained herein to be contrary, Senior Lienor shall have absolutely no obligation to perform any of Landlord’s construction covenants under the Lease, provided that unless Senior Lienor agrees within a reasonable time (not to exceed sixty (60) days after a Construction Default occurs under Exhibit C) that Senior Lienor will, upon conclusion of a foreclosure of the Property (which, if it so elects, Senior Lienor agrees to commence promptly and pursue diligently to completion, but without assurance that Senior Lienor will be the successful bidder at such foreclosure) either (A) continue to fund (either to Senior Lienor’s own construction management consultant, or to Tenant) the initial construction of the Base Building Improvements and Tenant Improvements upon a default by Landlord of such construction obligations and (if Senior Lienor agrees to fund the performance of such work by Tenant) Tenant’s exercise of its right to perform such obligations in accordance with the applicable terms, covenants and conditions of Exhibit C (in both cases conditioned upon Tenant expressly reaffirming this Lease and waiving all rights to seek any termination of this Lease or other damages against Senior Lienor in relation to Landlord’s construction default, and also (1) if Tenant is performing such work, Tenant satisfying all customary covenants thereafter arising associated with performing such construction on Landlord’s behalf as set forth in the Construction Loan Agreement as originally executed with Senior Lienor, (2) if Tenant is performing such work, Tenant making proper requisition for such funds in accordance with customary draw provisions substantially comparable to those provided for under the Construction Loan Agreement for Landlord’s draw requests, including provision of all required submissions, inspection reports, lien waivers and the like, and (3) in either case, Tenant committing contractually to make available all additional funds necessary to fund the total cost to complete the improvements required by this Lease (with a right of set-off for any funds beyond those otherwise required to be paid by Tenant under the terms of this Lease, such as Excess TI Costs) or (B) recognize Tenant’s right of self-help and set-off with regard to Tenant’s performance of Landlord’s construction obligations under Exhibit C of this Lease, for the full amount Tenant is entitled to recover in connection with such exercise (and provided Tenant exercised its right to perform Landlord’s obligations in accordance with the terms, covenants and conditions set forth in Exhibit C), then Tenant shall have the right to terminate this Lease and pursue any and all legal and equitable remedies it may have against Landlord and any third parties other than Senior Lienor; (c) Tenant shall be required to attorn to such Senior Lienor as long as such Senior Lienor recognizes Tenant and assumes (either expressly or by operation of law) the obligations of “Landlord” under this Lease for the period after the date title to the Property is transferred to such Senior Lienor by Landlord (the “Foreclosure Date”); (d) no Senior Lienor of Landlord shall be: (i) liable for any act or omission of any prior landlord, except for acts, omissions or defaults of a continuing nature requiring cure under the Lease, which continue after the Foreclosure Date, and which are not thereafter cured by Senior Lienor after notice and an opportunity to cure as provided herein; (ii) subject to any offsets or defenses which Tenant may have had against any prior Landlord, except (A) the foregoing shall not operate to cut off defenses or offsets Tenant may have in relation to any breach, act or omission of the Landlord which continues after the Foreclosure Date (but such defenses and/or offsets shall apply only to the extent such breach, act or omission continues after such Senior Lienor assumes title to the Project); provided that such Senior Lienor shall not be relieved of the obligation to comply with all of the Landlord’s obligations under the Lease accruing from and after the Foreclosure Date, irrespective of whether the original non-compliance with any such obligation arose prior to and is continuing as of the Foreclosure Date, or arose on or after the Foreclosure Date (provided however that if such obligation arose prior to the Foreclosure Date, such Senior Lienor shall not be deemed in default until after the provision of any notice of default required by this Lease to such Senior Lienor, and its failure to cure same within the cure period provided for herein), and (B) as set forth in clause (b), above; (iii) bound by any payment of Rent by Tenant for a period greater than one (1) month made without Senior Lienor’s prior written consent (unless actually received by such Senior Lienor, or available to such Senior Lienor pursuant to an escrow account or similar arrangement); (iv) bound by any amendment or modification of the Lease made after the Mortgage or Ground Lease was recorded without Senior Lienor’s prior written consent, if and to the extent required by the Senior Lienor’s loan documents; or (v) personally liable for any default under the Lease or any covenant or obligation on its part to be performed thereunder as “Landlord”, it being acknowledged that Tenant’s sole remedy in the event of such default shall be to proceed against Senior Lienor’s interest in the Property substantially as such limitation is described in Section 34.1 of this Lease; and (e) Tenant shall have no right to terminate this Lease except as expressly set forth herein, and, in the event Tenant elects to terminate this Lease pursuant to an express right of termination provided for herein, no Senior Lienor shall have any obligation or liability in connection therewith, or in connection with the circumstances giving rise to such right of termination. In addition, Tenant shall not be required to name Landlord or Senior Lienor as Tenant’s attorney-in-fact for any reason, nor pay any attorneys fees or servicing charges or expenses related to the SNDA or any estoppel certificate. Landlord and Tenant agree that, notwithstanding any of the foregoing provisions to the contrary, Exhibit H constitutes a commercially reasonable form of SNDA that is acceptable to each of them and that may be used and/or delivered in connection with any future Mortgage or Ground Lease.

     “Specialty Systems” shall mean any specialty systems installed for the benefit of Tenant within the Project (whether by Tenant or by Landlord for Tenant as part of the Tenant Improvements) such as, but not limited to, (i) supplemental HVAC units or systems including those utilized to provide heating and/or cooling to Tenant’s data center (if any), computer rooms, or other specialty areas involving special heating or cooling requirements such as 24 hours per day, 7 days per week, operations, (ii) special fire protection systems including pre-action systems, non-water fire-suppression systems, (iii) generators and generator fuel tanks, (iv) UPS (i.e., uninterrupted power supply) systems, (v) roof equipment, and (vi) other similar specialty equipment serving only Tenant, Tenant’s sublessees and Tenant’s Agents and involving special maintenance and/or operational requirements.

     “Substantial Completion” shall mean, with respect to each applicable phase of the Premises, that (1) Landlord’s TI Work (as defined in Exhibit C) for such phase has been completed in accordance with the Construction Documents (as defined in Exhibit C), other than (A) special, non-standard items requested by Tenant that require an unacceptably long lead time for procurement and/or installation, provided the same were appropriately identified pursuant to the process described in Section IV.B.2 of Exhibit C, and (B) Punch List Items (as defined in Exhibit C); (2) all exterior/site improvements, including but not limited to the Parking Facilities and exterior utilities, required for the reasonable use and occupancy of such phase have been substantially completed and are operational (subject to Punch List Items), other than those items (including final landscaping installations) which are reasonably deferred due to seasonal considerations or which are long-lead items the delayed installation of which will not unreasonably and adversely affect the ability of Tenant to make beneficial use of such improvements or the Premises (or the applicable portion thereof); (3) all Base Building Improvements, Building Systems and Landlord-installed equipment required for the reasonable use of such phase of the Premises (including at least two of the elevators, the electrical and plumbing systems, including telephone trunk lines to the Building, mechanical rooms, electrical closets, and janitor closets for the applicable phase of the Premises, the Building lobby, the elevator lobbies for the applicable phase, all public restrooms which are part of such phase, and all other common and public areas of floors to be occupied in such phase by Tenant) are substantially completed in accordance with the Construction Documents (except for Punch List Items and long lead items therein, as aforesaid), and (if applicable) have been tested, are operating and have been, to the extent governmental approval is required for the operation thereof, approved for operation by all applicable governmental authorities; (4) the applicable phase of the Premises is free from debris and in move-in condition (except to the extent of any Tenant Work being conducted by Tenant or Tenant’s Agents therein); (5) the permanent roof system for such phase shall have been installed and sealed, and all windows in the applicable phase of the Premises shall have been installed and sealed; (6) Landlord has obtained all governmental inspection and other approvals in connection with such construction (including without limitation a certificate of use and occupancy, or its equivalent, permitting Tenant to move into and lawfully occupy such phase of the Premises, but excluding those approvals, if any, which can only be obtained after Tenant’s move-in and installation of movable furniture and equipment, or completion of Tenant Work, if any) provided (i) Tenant acknowledges that a certificate of use and occupancy, or its equivalent, for the Premises (or any applicable phase thereof) may be subject to a post move-in inspection after Tenant has completed all Tenant Work and/or Tenant’s installation of its trade fixtures, furniture and equipment in which a certificate of use and occupancy, or its equivalent, is subject to revocation if Tenant has failed to properly install its trade fixtures, furniture and equipment, and (ii) Tenant will be responsible for any failure by Landlord to obtain a non-residential use permit to the extent the same is deferred or denied (or revoked after a post move-in inspection) because of any incomplete Tenant Work, because Tenant’s installation of its trade fixtures, furniture and equipment was performed in violation of any applicable Legal Requirements, or because of any Tenant Delay, and in such event, the non-issuance of such certificate of use and occupancy, or its equivalent, shall not affect the status of the Premises (or any applicable phase thereof) as “Substantially Completed”. Tenant agrees that the issuance of a certificate of use and occupancy, or its equivalent, shall create a rebuttable presumption that Substantial Completion of such phase has been achieved.

     “Tenant’s Agents” shall mean Tenant’s agents, employees, contractors, subcontractors, sublessees, licensees and, solely while on the roof of the Building, within the Premises or within the Parking Facilities, invitees and business visitors (but expressly excluding Landlord and Landlord’s Agents).

     1.12 Certain Rights Exclusive When Tenant Leases 100% of Rentable Area. Landlord and Tenant acknowledge and agree that during any period in which Tenant is leasing 100% of the Rentable Area of the Building, (i) those provisions of this Lease which grant rights to Tenant with respect to the Building (and the use of the interior and exterior Common Areas) on a non-exclusive basis will be construed to grant such rights on an exclusive basis (subject to Landlord’s rights of entry and use as set forth herein and limited hereby), and (ii) those provisions of this Lease which grant rights to Tenant with respect to the Building (and the use of the interior and exterior Common Areas of the office portion of the Building) on a non-exclusive basis will be construed to grant such rights on an exclusive basis (subject to Landlord’s rights of entry and use as set forth herein and limited hereby).

2. PAYMENT OF RENT & ADDITIONAL RENT.

     Tenant shall pay Rent due under this Lease in lawful money of the United States without demand, deduction or offset, except as expressly provided for herein. Rent shall be paid at the address noted in Section 1.8. Monthly Base Rent and Additional Rent under this Lease for any partial month at the beginning or end of the Lease Term shall be prorated based on the number of days in such month to account for such partial month. Except as otherwise provided in this Lease (for example, with respect to estimated payments of Tenant’s Share of Operating Costs and of Tenant’s Share of Real Estate Taxes), all payments of Additional Rent shall be paid no later than thirty (30) days after the date Landlord notifies Tenant in writing of the amount thereof. Except as expressly provided in this Lease, in the event of any dispute concerning the computation of the amount of any Additional Rent due, Tenant shall pay the amount specified by Landlord pending the resolution of the dispute, and such payment shall be without prejudice to Tenant’s right to continue to challenge the disputed computation.

3. SECURITY DEPOSIT.

     3.1 Security Deposit.

               (a) Upon the earlier to occur of (i) the date Landlord and Tenant reach agreement on Construction Documents for the first phase of the Premises, or (ii) the date Landlord closes on its construction loan for the Building, Tenant shall deliver to Landlord a security deposit (the “Security Deposit”) in a total amount equal to the Base Rent and estimated Additional Rent which would be payable by Tenant for such phase during the first full Lease Year applicable thereto, calculated on the basis of the Construction Budget and initial Operating Expense and Real Estate Tax budget for each such phase (and subject to upward or downward adjustment once the actual amount of Base Rent and estimated Additional Rent payable for such phase during the first Lease Year applicable thereto has been finally determined). As more fully set forth below, such Security Deposit (when delivered) is intended to secure each and every obligation of Tenant under this Lease. The Security Deposit shall be delivered in the form of an irrevocable and unconditional letter of credit which shall be in strict compliance with the requirements and provisions of this Section 3.1.

               (b) The Security Deposit shall constitute security for the payment of Rent and for the performance of any and all other covenants, agreements and obligations of Tenant under this Lease. In the event of any Default under this Lease, Landlord may (without any waiver of such Default being deemed to have occurred unless such Default has been fully cured to Landlord’s satisfaction and Tenant has restored the Security Deposit to the full amount then required hereunder as and when provided for below) draw upon such letter of credit (with multiple draws being permitted) and apply the proceeds thereof to the payment of any sum due from Tenant to Landlord that is then due and payable under this Lease, or any other sum which Landlord is entitled to recover from Tenant on account of such Default in accordance with this Lease, or to satisfy in part or in whole any damages recoverable by Landlord from Tenant on account of such Default by Tenant, or as may otherwise then be recoverable by Landlord under Section 24 of this Lease. In the event of such application, Tenant shall promptly deposit with Landlord (in the form of an additional letter of credit for such amount) the amount necessary to restore the Security Deposit to the full amount then required to be maintained as a Security Deposit under this Article III. Any failure by Tenant to restore any portion of the Security Deposit which is applied by Landlord within thirty (30) days after Landlord’s notification to Tenant that it has applied all or a portion of the Security Deposit pursuant to this Section 3.1 shall constitute an independent Default (and Material Default) under this Lease without requirement of any further notice or right to cure. The parties expressly acknowledge and agree that the Security Deposit is not an advance payment of Rent, nor a measure of Landlord’s damages in the event of any Default by Tenant. If no Material Default then exists under this Lease, but not otherwise, the Security Deposit then being held by Landlord shall be returned to Tenant within sixty (60) days after the expiration or sooner termination of this Lease. Such sixty (60) day period shall be extended if Tenant is in Material Breach of this Lease as of the Lease Expiration Date (or the date of termination, if sooner) and such Material Breach has not been cured as of the end of such sixty (60) day period. In the event of a sale or transfer of Landlord’s estate or interest in the Building, then, subject to Section 3.3, below, Landlord shall transfer the Security Deposit to the purchaser or transferee, and Landlord shall be considered released by Tenant from all liability for the return of the Security Deposit upon the effective date of such transfer, provided the purchaser or transferee assumes in writing for the benefit, inter alia, of Tenant, Landlord’s obligations with respect to the Security Deposit from and after the date of such transfer.

               (c) Each letter of credit to be delivered by Tenant to Landlord under Section 3.1(a) and/or (b), above (each, a “Letter of Credit”), shall (i) be in form and substance consistent with the terms of this Section 3.1 and otherwise satisfactory to Landlord in its reasonable discretion; (ii) be in the amounts required pursuant to Section 3.1(a) and/or (b), above, subject to reduction pursuant to Section 3.2, below, (iii) permit multiple draws; (iv) be issued by a commercial bank reasonably acceptable to Landlord; (v) be made payable to Landlord; (vi) subject to Section 3.3, below, be expressly transferable and assignable to the owner from time to time of the Building, conditioned only upon the execution by Landlord and/or such owner of the issuer’s standard transfer documentation and payment by Landlord of the issuer’s standard transfer fee, which shall be subject to Landlord’s reasonable approval and specified at the time of original issuance of the Letter of Credit; (vii) be payable at sight upon presentment to the issuer of a simple sight draft signed by an authorized representative of Landlord accompanied by a certificate stating that Landlord is permitted to draw upon such Letter of Credit under the express terms of this Lease, and setting forth the amount that Landlord is drawing; (viii) be for a term of not less than one (1) year, and automatically renewable and renewed for successive one (1) year periods through the ninetieth (90th) day after expiration of the Lease Term, unless the issuer notifies Tenant, Landlord and Landlord’s Mortgagee of its intent not to renew such Letter of Credit not less than sixty (60) days prior to the stated expiration thereof; and (ix) shall not prohibit Landlord from pledging or assigning as collateral such Letter of Credit to the first mortgagee of the Property, as more fully set forth in Section 3.3, below (provided that the Letter of Credit shall name only Landlord as the beneficiary thereof).

               (d) Notwithstanding any provision of this Lease to the contrary, upon a failure by Tenant to extend or renew the Letter of Credit as and when specified in Section 3.1(c)(viii), above, which failure is not cured (through provision of a substitute Letter of Credit meeting the requirements of this Section 3.1) within ten (10) business days after issuer has notified Tenant, Landlord and Landlord’s Mortgagee of its non-renewal or non-extension of the Letter of Credit, or to provide a replacement letter of credit meeting the requirements of this Section 3.1 as and when specified in Section 3.1(e), below, or to restore the Security Deposit to the full amount then required to be maintained as a Security Deposit under this Article III after a draw due to Tenant’s Default as and when provided in Section 3.1(b), above, Landlord shall have the right, but not the obligation, immediately to draw upon the Letter of Credit in full and hold the proceeds thereof in accordance with applicable law and/or apply the same in accordance with the applicable provisions of this Lease (and, in exercising such right, Landlord shall be expressly permitted to certify to the issuing bank that Landlord is permitted to draw upon the full amount of each Letter of Credit); provided:

(1)	in the case of Tenant failing to extend or renew the Letter of Credit as contemplated in Section 3.1(c)(viii), above, or to provide a replacement letter of credit meeting the requirements of this Section 3.1 as and when contemplated in Section 3.1(e), below, if Tenant shall tender to Landlord, within thirty (30) days after the Letter of Credit is drawn by Landlord, one or more substitute letter(s) of credit meeting the requirements of this Section 3.1, such that the full amount of the Security Deposit then required to be provided by Tenant under this Lease is then, in fact, posted in the form of a letter of credit as required by this Section 3.1, then (A) Landlord shall return to Tenant any amounts drawn by Landlord which were not actually applied by Landlord on account of a Default by Tenant in accordance with the terms of this Lease as of the date Tenant tenders the substitute Letters of Credit (together with a written statement reconciling any amounts so applied by Landlord against the amounts so drawn by Landlord), and (B) Tenant’s original failure to renew or extend the Letter of Credit, or to provide a substitute Letter of Credit, shall not constitute a Default or Material Default hereunder; and

(2)	in the case of Tenant failing to restore the Security Deposit after the same has been drawn on by Landlord due to Tenant’s Default to the full amount then required to be maintained as a Security Deposit under this Article III (as contemplated in Section 3.1(b), above), if Tenant shall thereafter restore the Security Deposit by tendering to Landlord one or more substitute or supplemental letter(s) of credit meeting the requirements of this Section 3.1, such that the full amount of the Security Deposit then required to be provided by Tenant under this Lease is then, in fact, posted in the form of a letter of credit as required by this Section 3.1, then Landlord shall return to Tenant any amounts drawn by Landlord which were not actually applied by Landlord on account of such Default in accordance with the terms of this Lease as of the date Tenant tenders the substitute Letters of Credit (together with a written statement reconciling any amounts so applied by Landlord against the amounts so drawn by Landlord).

If Tenant shall fail to tender the substitute or supplemental letters of credit within the time frames referenced within Section 3.1(b) (in the case of restoration of the Security Deposit) or in Section 3.1(d)(1) (in the case of replacement of a letter of credit pursuant to Section 3.1(c)(viii) and/or 3.1(e)), the same shall independently constitute both a Default and a Material Default by Tenant under this Lease. In each instance in which Landlord draws upon the Letter of Credit, whether for purposes of applying the proceeds thereof to amounts owed by Tenant on account of a Material Default, or to hold pending Tenant’s provision of a renewal, extension or substitute letter of credit as contemplated under Sections 3.1(c)(viii) or 3.1(e), as the case may be, the proceeds of the Letter of Credit being held by Landlord shall, to the fullest extent permitted by law, be considered proceeds of a letter of credit posted by a third party financial institution on a irrevocable standby basis to secure certain obligations of Tenant under this Lease, and not as assets of the Tenant’s estate being held as security by Landlord; but in all instances, such proceeds shall be applied by Landlord (and appropriately credited to the account of Tenant) subject to and in accordance with the provisions of this Article III.

               (e) Each Letter of Credit delivered by Tenant as a Security Deposit hereunder shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-1 (or equivalent) by Moody’s Investor Service, Inc. (“Moody’s”), or at least A/A-1 (or equivalent) by Standard & Poor’s Corporation (“Standard & Poor’s”) . If the issuer’s credit rating is reduced below P-1 (or equivalent) by Moody’s or below A/A-1 (or equivalent) by Standard & Poor’s, or if the issuer is placed into (or is under imminent threat, as reasonably substantiated by Landlord, of being placed into) receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, without requirement of any written notice, or any grace or cure periods which might otherwise be applicable under Section 24, hereof (provided that, the foregoing notwithstanding, in the case of the issuer’s credit rating being changed to a classification that does not qualify under this Section 3.1(e), Landlord will provide Tenant with prior written notice, and a thirty (30) day opportunity to cure by providing a substitute Letter of Credit meeting the requirements of this Section 3.1 from a different issuer meeting the requisite credit rating criteria, before Landlord is permitted to draw such Letter of

Credit as hereafter provided), Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof in accordance with applicable law and/or apply the same in accordance with the applicable provisions of this Lease (and, in exercising such right, Landlord shall be permitted to certify to the issuing bank that Tenant has committed a Default within the meaning of this Lease and that Landlord is permitted to draw upon the full amount of each Letter of Credit); provided that in such event, (i) Landlord will promptly notify Tenant that it has drawn such Letter of Credit pursuant to this Section 3.1(e), and (ii) the provisions of Section 3.1(d), including Section 3.1(d)(1), above shall apply if Tenant tenders one or more substitute letters of credit satisfying the provisions of this Article III within the time frame set forth in Section 3.1(d)(1) (or fails to do so).

     3.2 Reduction Provisions.

               (a) Subject to Section 3.2(b)(2), below (which limits the catch-up provision otherwise provided for in this Section 3.2(a) under certain circumstances), and provided (i) Tenant is not in Default of this Lease at the time of any reduction provided for by this Section 3.2(a) (and no Material Breach is then outstanding), and (ii) Tenant satisfies all of the financial criteria provided for in Section 3.2(b), below, then on the first day of each Lease Year, commencing with the first day of the 2nd Lease Year, and continuing annually thereafter on the first day of each subsequent Lease Year in which Tenant qualifies for reduction under Section 3.2(b)(1), below (each such anniversary date, a “Reduction Date”), Tenant shall have the right to reduce the Security Deposit under this Section 3.2(a) (such reduction, a “Reduction”) to the amounts set forth in the following schedule (the “Reduction Schedule”):

Reduction Date	Amount

First Day of Lease Year #2	90% of Original Security Deposit
First Day of Lease Year #3	85% of Original Security Deposit
First Day of Lease Year #4	80% of Original Security Deposit
First Day of Lease Year #5	75% of Original Security Deposit
First Day of Lease Year #6	70% of Original Security Deposit
First Day of Lease Year #7	65% of Original Security Deposit
First Day of Lease Year #8	60% of Original Security Deposit
First Day of Lease Year #9	55% of Original Security Deposit
First Day of Lease Year #10	50% of Original Security Deposit
First Day of Lease Year #11	45% of Original Security Deposit
First Day of Lease Year #12	40% of Original Security Deposit
First Day of Lease Year #13	35% of Original Security Deposit
First Day of Lease Year #14	30% of Original Security Deposit
First Day of Lease Year #15	25% of Original Security Deposit

For purposes of the foregoing provision, the term “Original Security Deposit” means the face amount of the Security Deposit initially required to be posted by Tenant hereunder. Provided Tenant qualifies for such Reduction as of any such Reduction Date, such Reduction shall be effectuated by Tenant delivery of (A) a replacement letter of credit for the applicable lesser amount at the time of Tenant’s annual renewal thereof, which replacement letter of credit may (i) include an endorsement that provides that such replacement letter of credit shall be effective only upon Landlord’s return of the letter of credit being replaced or Landlord’s written consent to cancellation of the letter of credit being replaced, or (ii) be delivered pursuant to a escrow arrangement otherwise reasonably approved by Landlord, and (B) a letter prepared by the same certified public accounting firm which prepares Tenant’s financial statements filed with the SEC as of such date, or a comparable “Big 5” certified public accounting firm or regional certified public accounting firm reasonably satisfactory to Landlord, which letter shall (i) be addressed to Landlord and Landlord’s mortgagee, (ii) certify to the addressees that such accounting firm has performed an audit of Tenant’s financial records in accordance with generally accepted accounting principles, consistently applied, and has determined on the basis of such audit that Tenant has satisfied each of the financial criteria set forth in Section 3.2(b), below, with respect to the applicable periods, including in such certification the specific financial information regarding Tenant’s gross revenues, EBIT, current ratio, tangible net worth and cash reserves during the applicable reporting period prior to the Reduction Date which evidences Tenant’s satisfaction of each of the applicable criteria, and (iii) expressly state that the addressees may rely upon such letter in effectuating a Reduction in accordance with Section 3.2 of this Lease.

          (b) (1) In order to qualify for any Reduction of the Security Deposit pursuant to Section 3.2(a), above, Tenant must satisfy each of the following criteria as of the applicable Reduction Date (such criteria, collectively, the “Reduction Metrics”):

               (i) For the four (4) consecutive quarters immediately preceding the Reduction Date, Tenant’s results from operations, exclusive of any extraordinary items such as sales of assets, etc., shall include (A) gross revenues of not less than Seventy-Five Million Dollars ($75,000,000) for such four-quarter period, and (B) operating margin (EBIT), excluding goodwill and amortization, equal to fifteen percent (15%) of gross revenues;

               (ii) For the four (4) consecutive quarters immediately preceding the Reduction Date, Tenant shall have maintained a current ratio of not less than 1.4 (provided that the parties agree that any long-term bonds or other similar long-term, e.g., in excess of one year, investments shall be disregarded for purposes of calculating Tenant’s current ratio);

               (iii) For the four (4) consecutive quarters immediately preceding the Reduction Date, Tenant shall have maintained a tangible net worth (i.e., exclusive of goodwill and other intangible assets) of not less than Ten Million Dollars ($10,000,000); and

               (iv) For the four (4) consecutive quarters immediately preceding the Reduction Date, Tenant shall have had on account cash or cash equivalents in an amount not less than Five Million Dollars ($5,000,000.00).

               (2) If Tenant does not qualify for a Reduction as of any applicable Reduction Date (whether due to the pendency of a Default or Material Breach or because of its failure to satisfy any one or more of the Reduction Metrics as of such Reduction Date, or both), but Tenant subsequently does qualify for such Reduction (whether (A) due to its cure of the applicable Default or Material Breach while still meeting the applicable Reduction Metrics as of such later date, or (B) due to its satisfaction of all of the Reduction Metrics as of such later date), then Tenant shall be permitted to submit for (and shall thereupon be deemed to qualify for) such Reduction after the applicable Reduction Date, provided (a) in those instances where Tenant’s failure to qualify for a Reduction occurred solely because Tenant was in Default or Material Breach as of the applicable Reduction Date, then upon curing such Default or Material Breach, Tenant shall be allowed the benefit of the Reduction it would have otherwise qualified for had it not been in Material Default or Material Breach as of the date it otherwise qualified for such Reduction, and (b) in the case of Tenant’s failure to qualify for a Reduction because Tenant failed to satisfy one or more of the Reduction Metrics as of an applicable Reduction Date, but then qualifies thereafter (whether on applicable Reduction Date, or during the period between applicable Reduction Dates) (a “Requalification”), if such failure to satisfy Reduction Metrics applied to more than one (1) consecutive Lease Year before the date of Tenant’s Requalification, then (i) notwithstanding Section 3.2(a) to the contrary, the amount of the Reduction Tenant will be entitled to receive after the first four consecutive quarterly periods with respect to which Tenant satisfies all of the Reduction Metrics (and therefore requalifies for Reduction) shall equal one half (1/2) of the Reduction it would otherwise then qualify for under the Reduction Schedule (herein referred as a “50% Catch-Up”), and (ii) if clause (b)(i) causes Tenant to derive the benefit of only a 50% Catch-Up as of a Requalification, and over the next four consecutive quarterly periods after Tenant’s initial Requalification, Tenant again satisfies all of the applicable Reduction Metrics, Tenant shall be entitled to the full Reduction contemplated herein as of the end of such second four consecutive quarterly period (i.e., to the amount then applicable under the Reduction Schedule). Except as provided in clause (b)(i) and (b)(2) of the preceding sentence, any Reduction by Tenant shall be determined and calculated by reference to the Reduction Schedule as of the date with respect to which each such submission for a Reduction is made (and each such submission must independently qualify under the applicable criteria for such Reduction, and include all required information and third party certifications as of such later date reflecting that the applicable Reduction Metrics have been satisfied as of such later date). By way of example only, and not of limitation, if Tenant has never previously qualified for a Reduction under Section 3.2(a), but qualifies for a Reduction (by satisfying the Reduction Metrics) effective as of the Reduction Date coinciding with the first day of Lease Year #5, then upon proper submission for such Reduction, the Security Deposit shall be reduced to 87.5% of the original amount (accomplishing a 50% Catch-Up); and if Tenant also satisfies all of the Reduction Metrics for the next four consecutive quarterly periods after such initial Reduction (i.e., as of the Reduction Date coinciding with the first day of Lease Year #6), then upon proper submission for such Reduction, the Security Deposit shall be reduced from to 70% of the original amount, accomplishing a full catch-up of the Reduction (i.e., the remaining 50% plus that year’s Reduction). However, if Tenant fails to satisfy the Reduction Metrics with respect to the next four consecutive quarterly periods after such initial Reduction (i.e., as of the Reduction Date coinciding with the first day of Lease Year #6), then the Security Deposit shall remain at 87.5% of the original amount, and the next Reduction for which Tenant qualifies shall be for a 50% Catch-Up measured from such 87.5% amount to amount calculated on the applicable Reduction Date when Tenant next Requalifies.

               (c) Notwithstanding any portion of Section 3.1, or 3.2(a) or (b) to the contrary, and provided Tenant is not then in Material Default of this Lease (and no Material Breach is then outstanding), should Tenant receive a debt rating of “A” or better from Standard & Poors or an equivalent debt rating from Moody’s, then Tenant’s obligation to provide a Security Deposit hereunder (and under the Two Dulles Station Lease) shall terminate and be of no further force and effect. The foregoing notwithstanding, in no event shall Tenant’s obligation to provide the Security Deposit under this Lease terminate under this Section 3.2(c) prior to Acceptance of Possession. In such event, such termination shall be effectuated by Tenant’s delivery to Landlord of a written notice confirming Tenant’s satisfaction of the applicable criteria and substantiating that the foregoing requirement has been satisfied, and requesting the return of the Letters of Credit then being held by Landlord pursuant to this Article 3. Within ten (10) business days after Landlord’s receipt of such written notice with all required documentation attached, the Security Deposit then being held by Landlord hereunder shall be returned to Tenant for cancellation.

               (d) Notwithstanding any portion of Section 3.1, or 3.2(a) or (b) to the contrary, and provided Tenant is not then in Material Default of this Lease (and no Material Breach has then occurred and is then uncured with respect to which Landlord has, prior to such date, provided Tenant with a written notice of default), should Tenant receive a debt rating of “BBB” or better from Standard & Poors or an equivalent debt rating from Moody’s, then the Security Deposit required hereunder shall be reduced to an amount equal to one-half (-1/2) of the amount otherwise required to be maintained by operation of Sections 3.1 and 3.2, above; and if Tenant shall maintain such “BBB” or better debt rating from Standard & Poors (or equivalent rating from Moody’s) for a period of twenty-four (24) consecutive months after the applicable credit agency has formally issued the requisite rating, then Tenant’s obligation to provide a Security Deposit hereunder shall terminate and be of no further force and effect. The foregoing notwithstanding, in no event shall Tenant’s obligation to provide the Security Deposit under this Lease terminate under this Section 3.2(d) prior to Acceptance of Possession. In each instance in which a reduction or termination of the Security Deposit is provided for under this Section 3.2(d), such reduction or termination shall be effectuated by Tenant’s delivery to Landlord of a written notice confirming Tenant’s satisfaction of the applicable criteria and substantiating that the foregoing requirement (as applicable) has been satisfied. In the case of a reduction of the Security Deposit pursuant to this Section 3.2(d), Tenant shall attach to such written notice replacement Letters of Credit in the appropriate reduced amount (which replacement letter of credit may include an endorsement that provides that such replacement letter of credit shall be effective only upon Landlord’s return of the letter of credit being replaced or Landlord’s written consent to cancellation of the letter of credit being replaced, or may be provided pursuant to an alternative escrow arrangement reasonably approved by Landlord). In the case of a termination of the requirement that Tenant maintain a Security Deposit, such written notice shall include a request that Landlord return the Security Deposit then being held by Landlord pursuant to this Article 3 to Tenant for cancellation. Within ten (10) business days after Landlord’s receipt of such written notice, with all required documentation attached, the Security Deposit then being held by Landlord hereunder shall be returned to Tenant for cancellation.

     3.3  Pledge or Assignment as Collateral. Landlord shall have the right at all times during the Term to pledge or assign the Security Deposit posted hereunder to any first mortgagee in respect of the Property which has delivered an SNDA in accordance herewith as collateral for the first mortgage or first deed of trust secured by the Property in favor of such mortgagee, under such form of pledge agreement, collateral assignment and/or other financing instruments and documentary requirements as Landlord and such mortgagee may execute, and including the delivery of the Letter(s) of Credit posted as Tenant’s Security Deposit hereunder to such mortgagee in order to perfect such mortgagee’s security interest therein, provided that (i) Landlord’s mortgagee shall be obligated to comply with all provisions of this Lease regarding the Security Deposit, including when and under what circumstances the Letter(s) of Credit constituting the Security Deposit may be drawn upon and applied, and any requirements concerning reduction of the Security Deposit pursuant to the terms of this Lease, (ii) Landlord’s mortgagee shall be deemed an authorized representative of Landlord for purposes of executing a sight draft and certification required hereunder in order to draw upon the Letter(s) of Credit when Landlord is entitled to do so hereunder, (iii) in the event of any default under the aforesaid mortgage, Landlord’s mortgagee shall have the right to have the Letter of Credit transferred to such mortgagee upon its presenting to the issuer thereof the issuer’s customary transfer form signed by Landlord (which Tenant agrees may be signed in advance as part of the collateral assignment) and upon such transfer, to be the beneficiary of the Letter of Credit subject to the terms of clause (i), above, (iv) upon any termination of such pledge or assignment as collateral due to repayment of the underlying mortgage loan, such mortgagee shall reassign the Security Deposit back to Landlord (or to or for the benefit of any subsequent mortgagee under a subsequent collateral assignment, as Landlord may direct), (v) upon any termination of such pledge or assignment as collateral due to the foreclosure (or transfer in lieu of foreclosure) in respect of the underlying mortgage loan, such mortgagee shall reassign the Security Deposit to the transferee of the Property in such foreclosure or transfer in lieu thereof, provided the transferee acknowledges in writing for the benefit of Tenant its receipt of such Security Deposit from such mortgagee, (vi) upon any transfer of the mortgagee’s interest in the underlying mortgage loan to a new mortgagee, the original mortgagee shall assign its interest in the Security Deposit pursuant to the pledge agreement or collateral assignment to the transferee of such mortgage loan, and (vii) Tenant agrees to cooperate with any reasonable requirements of Landlord necessary to give effect to this Section 3.3, at no material out-of-pocket expense to Tenant.

4. USES; TENANT COVENANTS.

     4.1  Permitted Uses. The Premises shall be used solely for general office and administration purposes, and such other uses incidental or ancillary to general office and administrative use and consistent with the operation of a first class office facility for a corporate headquarters as may be permitted by applicable law (which Landlord agrees may include telecommunications functions, call center functions, data center functions and food service functions, provided (i) such functions do not constitute the primary use of the Premises, and (ii) the Premises shall not be used as a restaurant for the general public), provided (A) the Premises (or any portion thereof) shall not be used for any retail, industrial or manufacturing use except as specifically permitted by this Section 4.1, and (B) the Premises (or any portion thereof) shall not be used for clinical medical uses (i.e., doctor’s offices, HMO clinical offices or similar offices in which clinical medical services are performed). The foregoing notwithstanding, and provided that the same are operated in accordance with all applicable legal requirements, Tenant shall be permitted to operate the following uses from the Premises for the benefit of Tenant’s Agents, incidental to the above-described office uses: an exercise facility, a childcare facility, a conference and/or training facility and a cafeteria or food service operation.

     4.2  Other General Use Covenants. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance. Tenant, at its expense, shall comply with all laws relating to its use and occupancy of the Premises and shall observe the Rules and Regulations attached hereto as Exhibit D. Except as hereafter provided, no activity shall be done in or about the Premises that is unlawful, or which will increase the rate of insurance on the Buildings beyond that normally applicable to a typical commercial office building in the Annapolis submarket, provided that unless Tenant knowingly violates this Section, such violation shall not constitute a Default of this Lease as long as Tenant promptly ceases the applicable unlawful activity and pays all fines and/or penalties associated therewith, or, as applicable, pays 100% of the increased insurance premiums associated with such activity. In the event of a breach of the covenant set forth in the immediately preceding sentence regarding insurance rates, if the Building is at the time of such violation multi-tenanted, Tenant shall cease the activity giving rise to such increase and, to the extent any increased insurance premiums were in fact paid by Landlord as a result of such activity, Tenant shall pay to Landlord any and all such increases in insurance premiums resulting from such breach, provided that so long as Tenant continues to pay such increases in premiums, and provided that the activity giving rise to such increased premiums is an activity permitted under Section 4.1, above, the continuation of such activity by Tenant shall not be prohibited or constitute a breach of this Lease. In a multi-tenanted situation, Landlord (i) shall have the burden of demonstrating that Tenant’s acts or particular use of the Premises was the cause of the increase in premiums in order to invoke those provisions of this Section 4.2 which impose the obligation to pay the increased insurance premiums upon Tenant, and (ii) agrees that general office use will not result in an increase in insurance premiums. Landlord agrees that general office use would not constitute a per se violation of any applicable Legal Requirements nor cause any increase in insurance premiums for the Building, and that the specific ancillary uses described in the last sentence of Section 4.1, above, are not per se unlawful. Landlord makes no representation or agreement regarding any additional insurance requirements or premiums that would be associated with the operation of the ancillary uses described in the last sentence of Section 4.1.

5.  ENVIRONMENTAL PROVISIONS; RECYCLING.

     5.1  General.

     5.1.1      Tenant agrees to comply (and to cause Tenant’s Agents to comply) with any and all applicable Environmental Laws (as defined below) in connection with Tenant’s use and occupancy of the Premises, and any other fact or circumstance relating to Tenant’s use, occupancy or activities in, on or about the Premises or Property. Tenant shall provide all information within Tenant’s possession, custody or control reasonably requested by Landlord and/or governmental authorities in connection with Environmental Laws or Hazardous Materials (defined below) relating to the matters contemplated in the preceding sentence.

               5.1.2  Landlord agrees to comply (and to cause Landlord’s Agents to comply) with any and all applicable Environmental Laws (as defined below) in connection with Landlord’s operations relating to the Property, and any other fact or circumstance relating to Landlord’s activities in, on or about the Premises or Property. Landlord shall provide all information within Landlord’s possession, custody or control reasonably requested by Tenant and/or governmental authorities in connection with Environmental Laws or Hazardous Materials (defined below) relating to the matters contemplated in the preceding sentence.

     5.2      Tenant’s Warranties and Covenants

     During the Term and any Renewal Term (as herein defined) of the Lease, Tenant warrants, represents and covenants to and with Landlord as follows:

               5.2.1  Except as expressly permitted hereby, Tenant will not (nor will Tenant permit or suffer any of Tenant’s Agents to) introduce, or permit or suffer the introduction, within the Premises or the Project of any Hazardous Materials.

               5.2.2  Except as expressly permitted hereby, the Premises will never be used by Tenant or any of Tenant’s Agents for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials, or to refine, produce, store, handle, transfer, process or transport Hazardous Materials.

               5.2.3  Tenant (A) shall comply with the Environmental Laws and all other applicable laws, rules and regulations or orders pertaining to health, the environment or Hazardous Materials, in so far as such laws pertain to Tenant’s use and occupancy of the Premises or the need for such compliance arises due to the acts or omissions of Tenant or Tenant’s Agents, (B) shall not, except as otherwise specifically permitted in this Lease, store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal by Tenant’s Agents of) any Hazardous Materials on or from the Premises, provided the foregoing shall not be construed to make Tenant liable or responsible for any storage, utilization, generation, transportation, treatment or disposal of Hazardous Materials which occurred prior to the Commencement Date of this Lease, or which was caused by Landlord or Landlord’s Agents, except to the extent the same was the result of the affirmative acts or omissions of Tenant or Tenant’s Agents, (C) shall cause Tenant’s Agents to comply with the representations, warranties and covenants herein contained and be responsible for any non-compliance by any such party(ies), (D) agrees that no portion of the Premises will be used by Tenant or any of Tenant’s Agents as a landfill or a dump, and (E) will not install any underground tanks of any type.

               5.2.4  In the event of any storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials in or on the Premises subsequent to the Commencement Date, or in the event of any Hazardous Materials Release in or on the Premises subsequent to the Commencement Date, but in either case solely to the extent caused by the actions or negligence of Tenant or Tenant’s Agents, or otherwise Tenant’s responsibility under the terms of this Lease (either of the foregoing may hereinafter be referred to as a matter for which Tenant is “Responsible”), Tenant shall, at and in accordance with the direction of any federal, state, or local authority or other governmental authority and under the supervision and reasonable direction of Landlord, promptly remediate any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply with or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Tenant. When used in this Lease, the term “remediation” shall include the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials, on, from or affecting the Premises, as determined by such governmental authority or, if the requirements of such governmental authority do not provide for remediation to an extent consistent with commercially reasonable standards applicable to mortgage financed commercial real estate projects, then as determined by Landlord in the exercise of Landlord’s commercially reasonable judgment. If, under such circumstances, Tenant shall fail to proceed with such remediation or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable regulation or order, the same shall constitute a Default under this Lease without requirements of further notice or opportunity to cure, and Landlord may, but shall not be obligated to, take such action as may be reasonably necessary under the circumstance to conduct such remediation in accordance with the aforesaid standards and the cost thereof shall be borne by Tenant and thereupon become due and payable as Additional Rent hereunder; provided, however, that Tenant shall not be in “Default” under this Lease due to Tenant’s failure or inability to correct such problem within a time certain as long as Tenant is using all diligent efforts to correct the problem in accordance with applicable Legal Requirements. Notwithstanding the immediately preceding sentence, Landlord shall be entitled to take such independent action and to recover from Tenant the reasonable and actual costs associated therewith if Landlord determines, upon the advice of its counsel or environmental consultants, that Tenant’s failure to take independent action immediately to remediate an environmental problem for which Tenant is otherwise Responsible under this Section 5 gives rise to a substantial risk of imminent governmental enforcement action against Landlord, or governmental or third party civil liability to Landlord, or irreparable damage to the Property, and Tenant fails to take and diligently pursue to a prompt conclusion such corrective action within twenty-four (24) hours after Landlord notifies Tenant thereof. Tenant shall give to Landlord and its authorized agents and employees access to the Premises for such purposes and hereby specifically grants to Landlord a license to remove the Hazardous Materials and otherwise comply with such applicable laws, rules, regulations or orders under such circumstances.

               5.2.5 Notwithstanding this Section 5.2  or any other provision of this Lease to the contrary, Tenant shall not be required to conduct any remediation or take any other action to comply with the requirements of governmental authorities with regard to compliance with the requirements of any Environmental Laws during the pendency of any good faith administrative or judicial review or appeal of such requirements, as long as (i) to the extent an administrative or judicial stay of the requirement of such remediation is required in order to suspend Landlord’s obligation to remediate, Tenant obtains an administrative or judicial stay of the requirement of such remediation or other action as part of such review or appeal and remains at all time in compliance with all terms and conditions applicable to such stay, (ii) the failure to conduct such remediation or take such other action will not expose Landlord or Landlord’s Agents to any civil or criminal liability, (iii) Landlord determines, in its good faith judgment, that deferral of such remediation or other action will not result in any substantial risk of injury or death to persons, or increase the risk of damage to contamination of the Property or any adjacent properties, nor otherwise diminish the value of the Property in any material respect, and (iv) the actions being taken by Tenant, and the other facts and circumstances giving rise to the claimed need for remediation, do not constitute or give rise to any default under the terms of any mortgage applicable to the Property.

     5.3  Landlord’s Representations and Covenants

     During the Term and any Renewal Term (as hereafter defined) of the Lease, Landlord warrants, represents and covenants to and with Tenant as follows:

               5.3.1  Landlord represents, warrants and covenants that, to the best of its knowledge as of the date of execution and delivery of this Lease, based on the environmental reports and other documents listed in Exhibit J (collectively, the “Environmental Reports”), and except as disclosed in said Environmental Reports, the Land is free of Hazardous Materials in concentrations that would violate Environmental Laws, and is otherwise not in violation of any Environmental Law. Tenant acknowledges (i) that the Project was, prior to Landlord’s acquisition, a naval research center and training facility which included a tank farm and other uses which involved the use or storage of Hazardous Materials, and (ii) that it has had an opportunity to review the Environmental Reports and other materials supplied to Landlord by the United States government (“U.S. Government”) and the County in connection with the conveyance of the Property from the U.S. Government to the County, and thereafter from the County to Landlord.

               5.3.2  Landlord (A) shall comply with the Environmental Laws and all other applicable laws, rules and regulations or orders pertaining to health, the environment or Hazardous Materials, in so far as such laws pertain to the ownership and operation of the Project and is not a matter for which Tenant is Responsible hereunder, or the need for such compliance arises due to the acts or omissions of Landlord and Landlord’s Agents, (B) shall not, except as specifically permitted hereby, store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Premises, provided the foregoing shall not be construed to make Landlord liable or responsible for any storage, utilization, generation, transportation, treatment or disposal of Hazardous Materials which was caused by Tenant or Tenant’s Agents, except to the extent the same was the result of the affirmative acts or omissions of Landlord or Landlord’s Agents, (C) shall cause Landlord’s Agents to comply with the representations, warranties and covenants herein contained and be responsible for any non-compliance by any such party(ies), (D) agrees that no portion of the Premises will be used by Landlord or Landlord’s Agents as a landfill or a dump, and (E) will not install any underground tanks of any type.

               5.3.3  If any Hazardous Materials Release occurs or is discovered for which

Landlord is Responsible, and for which Tenant is not Responsible, Landlord shall, at and in accordance with the direction of any federal, state, or local authority or other governmental authority, promptly remediate and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Landlord and not at any expense to Tenant (and not as an Operating Cost). Landlord’s agreement to pay such expense shall in no event be construed as a waiver by Landlord of any claim Landlord may have against any third party who or which bears legal responsibility for such remediation and/or compliance. If Landlord shall fail to promptly and diligently proceed with such remediation or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable regulation or order, the same shall constitute a default by Landlord under this Lease, Tenant may avail itself of the rights and remedies set forth elsewhere herein, provided, however that Tenant shall have no such right and no default by Landlord shall be deemed to exist provided that Landlord is using all diligent efforts to pursue such remediation or compliance. Notwithstanding the immediately preceding sentence, Tenant shall be entitled to take such independent action and to recover from Landlord the reasonable and actual costs associated therewith if Tenant determines, upon the advice of its counsel or environmental consultants, that Landlord’s failure to take independent action immediately to remediate an environmental problem for which Landlord is otherwise Responsible under this Section 5 gives rise to a substantial risk of imminent governmental enforcement action against Tenant, or governmental or third party civil or criminal liability to Tenant, or irreparable damage to the Tenant’s property, and Landlord fails to take and diligently pursue to a prompt conclusion such corrective action within twenty-four (24) hours after Tenant notifies Landlord thereof.

     5.4  Indemnities and Additional Covenants.

               5.4.1  Each of Tenant and Landlord hereby indemnifies and holds the other and their respective shareholders, subsidiaries, affiliates, officers, directors, partners, employees harmless from, against, for and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements of attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to a violation of any of the indemnifying party’s representations, warranties and covenants under this Section, including any Environmental Liabilities arising therefrom. The foregoing notwithstanding, (i) the foregoing indemnifications shall not encompass consequential damages, damages related to loss of business, rent loss, business interruption or any diminution of the market value of the Project or the property of either party which may arise on account of the presence of any Hazardous Materials on or about the Project, and (ii) each party’s indemnities relating to Environmental Liabilities arising out of the “presence” of Hazardous Materials at the Project shall only apply to the extent such party is Responsible for such presence within the meaning of this Section, and shall serve to protect and indemnify solely against third party liability. Neither party shall be entitled to settle a claim as to which it is indemnifying the other party hereunder unless (i) the other party consents to such settlement after written notice of the terms thereof, which consent shall not be unreasonably withheld, conditioned, or delayed (and which consent shall be deemed given if a proposed settlement is not disapproved or otherwise responded to within ten (10) days after the date the party whose consent is required is notified of the proposed settlement in writing), or (ii) the settlement (A) constitutes a complete release of all present and future claims that might arise out of the matter indemnified against, (B) includes a written agreement of all governmental authorities having jurisdiction over such matter that such matter has been fully and finally resolved to the satisfaction of such governmental authority and that no future claims or governmental actions or proceedings arising out of such matter will be asserted by such authority, (C) such settlement involves no admission of liability or responsibility by the party indemnified against, (D) such settlement is made at the sole expense of the party giving such indemnity, and (E) to the extent the settlement involves definition of the scope of remediation required to be conducted by Tenant, such scope shall not materially affect Landlord’s ability to finance the Property on a commercially reasonable basis. The foregoing indemnification and the responsibilities of Tenant and Landlord under this Section shall survive the termination or expiration of this Lease.

               5.4.2  Each party hereto shall promptly notify the other in writing of the occurrence of any Hazardous Materials Release or any pending or threatened regulatory actions, or any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from the Premises, to the extent known to such party, and such party shall promptly furnish the other party with copies of any correspondence or legal pleadings or documents in connection therewith. Each party shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Premises following consultation with the other party.

               5.4.3  Tenant agrees that Landlord shall have the right (but not the obligation) to conduct, or to have conducted by its agents or contractors, such periodic environmental inspections of the Project as Landlord shall reasonably deem necessary or advisable from time to time. Landlord shall provide Tenant with no less than five (5) business days prior notice of any such inspection within the interior of the Premises, except in case of an Emergency, in which case only such notice as may be practicable under the circumstance shall be required, and, except in case of Emergency, such inspections shall be conducted in the presence of a representative of Tenant so long as Tenant makes a representative available for such purpose at the time scheduled by Landlord. The cost of any such inspection shall be borne by Tenant in the event such inspection determines that Tenant has breached the covenants set forth in Section 5.2.3 above.

               5.5  Permitted Materials. Notwithstanding anything in this Lease to the contrary, Tenant and Tenant’s Agents shall be permitted to store reasonable amounts of Hazardous Materials that are typically used in an ordinary general office use environment such as ordinary cleaners, printer and duplication supplies and similar materials (the “Permitted Materials”) provided such Permitted Materials are properly used, stored, handled and disposed of in a manner and location meeting all applicable Environmental Laws. Any such use, storage and disposal shall be subject to all of the terms of this Section (except for the terms prohibiting same), and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency with respect to the Permitted Materials. If Landlord in its reasonable opinion determines that said Permitted Materials are being improperly stored, used, handled or disposed of in violation of Environmental Laws, or in such a manner that materially increases the risk of a violation of Environmental Laws, then the provisions of Section 5.2, above, shall apply with respect thereto as if the same were no longer deemed Permitted Materials.

     5.6  Recycling Regulations. As a part of the services provided by Landlord hereunder Landlord shall provide receptacles and containers as reasonably necessary for Tenant to comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called “regulations”) of any governmental body having jurisdiction over the Premises or the Building regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called “waste products”) and Landlord shall cooperate generally with Tenant in such efforts including but not limited to Tenant’s separation of such waste products into receptacles provided by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by such regulations. Landlord shall provide Tenant with waste dumpsters and recycling bins in locations on the Land to be designated as part of the initial design of the Building and Property so as to enable Tenant to comply with the foregoing. All costs associated with the provision of any items by Landlord under this Section 5.4 shall constitute an Operating Cost hereunder.

6.  LATE CHARGES; INTEREST.

     6.1  Tenant hereby acknowledges that late payment to Landlord of Base Rent and/or Additional Rent will cause Landlord to incur administrative costs, loss of investment income and risk of mortgage default not contemplated by this Lease, the exact amount and/or cost of which will be extremely difficult to ascertain.

     6.2  If any Base Rent or Additional Rent due from Tenant is not received by Landlord or Landlord’s designated agent within five (5) days after the date due, then, unless Landlord agrees to waive such charge in its sole and absolute discretion, Tenant shall pay to Landlord a late charge equal to three percent (3%) of such unpaid amount. The foregoing notwithstanding, no late payment charge shall be due and payable on the first occasion in any Lease Year in which Tenant fails to make any Rent payments within the above-referenced time frame provided Tenant cures the applicable non-payment prior to expiration of the five (5) business day cure period referenced in Section 24.1. The parties hereby agree that such late charge represents a fair and reasonable estimate of the administrative cost that Landlord will incur by reason of Tenant’s late payment. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s Default with respect to such overdue amount or otherwise estop Landlord from exercising any of the other rights and remedies granted hereunder, to the extent set forth in this Lease.

     6.3  In addition to the administrative late charge provided for under Section 6.2, above, if any Base Rent or Additional Rent or any other sum due hereunder from Tenant to Landlord is not paid as and when due under this Lease, and such amount remains unpaid five (5) days after notice that such payment was not received on the due date, then, unless Landlord agrees to waive such interest in its sole and absolute discretion, the unpaid amount shall bear interest from the date originally due until the date paid at an annual rate of interest equal to the Default Rate; provided that if such unpaid amount is one as to which the administrative late charge described in Section 6.2, above, was assessed, the interest payable with respect thereto under this Section 6.3 shall not begin to accrue until thirty (30) days after the original due date therefor.

7.  REPAIRS AND MAINTENANCE.

     7.1  Landlord’s Obligations. Landlord shall maintain, repair, replace and keep in good operating condition comparable to similar first class office properties in the Applicable Submarket, the Common Areas (including, without limitation, the lobbies, elevators, stairs, parking areas, grounds, landscaping, loading areas and corridors), the roofs, foundations, load-bearing elements, conduits and structural walls and other structural elements of the Building, the underground utility and sewer pipes of the Buildings (except to the extent required to be maintained or repaired by a governmental or quasi-governmental authority, in which case such authority shall have sole responsibility for such maintenance and/or repair provided Landlord is diligent in causing such governmental or quasi-governmental authority to perform its maintenance and/or repair responsibilities), all Building Systems (including base building restrooms but excluding any Specialty Systems and excluding Tenant’s data and telecommunications systems, all of which shall be Tenant’s sole responsibility), and all other portions of the Land, Building and Premises which are not Tenant’s responsibility under Section 7.3, below, the cost of which shall be included within Operating Costs except to the extent set forth in Section 9.6 hereof. The foregoing notwithstanding, to the extent the need for any such repairs or replacements arises as the result of the negligence or willful misconduct of Tenant or Tenant’s Agents, and the same is not covered under the policies of casualty insurance which are required to be carried by the parties pursuant to this Lease (in which case the proceeds of such insurance will be utilized to satisfy the cost thereof), the entire cost of such repairs or replacements shall be reimbursable by Tenant to Landlord as Additional Rent under this Lease, and such reimbursement shall be due not later than thirty (30) days after Landlord’s written demand therefor. Notwithstanding the foregoing, any defects in construction of the Building or Premises discovered by Tenant or Landlord within the applicable warranty period (which in the case of latent defects, shall be limited to one year after the applicable date Substantial Completion of the item in question is achieved unless a manufacturer’s or contractor’s warranty for such items has a greater length than one year) shall be timely repaired at no expense to Tenant.

     7.2.  Repair Standards. All repairs, replacements and maintenance required of Landlord pursuant to this Section or elsewhere in this Lease shall be performed in accordance with standards applicable to similar first class office buildings in the Annapolis, Maryland area, and performed in a timely and diligent fashion (which, in an Emergency, may be immediate depending upon the circumstances). Landlord agrees to diligently attend to any routine repairs or maintenance needs brought to its attention by Tenant as soon as reasonably practicable (but in no event shall Landlord commence such repairs or maintenance later than five (5) business days thereafter, or thereafter cease to pursue the completion of such repair with all due diligence) and in a manner calculated to minimize to the extent possible disruption of Tenant’s business activities. Tenant shall have the right to object to and cancel the making of any repairs which it reasonably believes are unnecessary or excessive in connection with the annual budget determination procedures set forth in Section 9.4 below; provided, however that such objection shall not prohibit or limit Landlord’s making of any repairs which are necessary or appropriate to the life safety of any occupants of the Project or to comply with any Legal Requirements, or which are otherwise necessary or appropriate to properly maintain the Building and Project in a condition comparable to similar first-class office buildings in the Applicable Submarket, as determined by Landlord in good faith. Any dispute regarding the scope of Landlord’s and Tenant’s responsibilities under this Article 7 shall be subject to arbitration pursuant to Section 49 of this Lease.

     7.3  Tenant’s Obligations. Subject to Landlord’s obligations as set forth in this Lease (including Landlord’s responsibility for the acts and omissions of Landlord and Landlord’s Agents, if any), including Landlord’s warranty obligations with respect to the Base Building Improvements and Tenant Improvements set forth in Exhibit C and its obligation to correct Punch List Items, Tenant shall be exclusively responsible (i) for all repairs, maintenance and replacements to the interior non-structural portions of the Premises, and (ii) for all repairs, maintenance and replacements to the Specialty Systems and to Tenant’s data and telecommunications systems. Tenant shall promptly report in writing to Landlord any defective condition in the Premises actually known to Tenant which Landlord is required to repair under this Lease, and failure to so report such defects shall excuse any delay by Landlord in commencing and completing such repair to the extent the same would otherwise be Landlord’s responsibility under this Lease, provided that once Landlord is notified of the need for such repair, Landlord’s repair obligation under Section 7.1, above, shall be fully effective as to such item.

8.  UTILITIES AND SERVICES.

     8.1  Services.

               8.1.1  For so long as Tenant is the sole tenant of the Building, all utilities serving the Premises shall be separately metered.

               8.1.2  Landlord shall furnish the Premises (and, to the extent applicable to areas outside of the Premises, Landlord shall cause the Common Areas and Parking Facilities to be furnished) with the Building Services. Landlord acknowledges that Tenant must maintain reasonable control over the cost and quality of all property management and services to the Building, and, therefore, Tenant shall have the rights to confer with Landlord regarding the scope of Building Services as and to the extent described in Section 8.4, below, to participate actively in the formation and approval of annual budgets for the Building in accordance with Section 9.4 of this Lease; and to require replacement of the property manager of the Building in accordance with Section 8.6 of this Lease.

               8.1.3  Landlord and Tenant agree that the Building shall be operated in a manner consistent with other similar first class office buildings in the Annapolis, Maryland submarket.

     8.2  Additional Services. If Tenant requires Building Services other than during Business Hours, Landlord shall provide such additional Building Service(s) after reasonable request therefor from Tenant, which in the case of after-hours HVAC service shall be effected by use of an automatic dial-in feature which is part of such HVAC system, during Business Hours, but which cannot be guarantied (due to the temporary unavailability of engineering personnel to input the data required into the computers which control the HVAC system) unless requested at least six (6) hours prior to the time when such after-hours HVAC service is required, and Tenant shall reimburse Landlord for such additional Building Service(s), as Additional Rent, at the actual direct cost of such additional Building Service(s) to Landlord. To the extent such additional Building Services are in the nature of HVAC services from the Building’s HVAC system after Business Hours, Tenant shall pay one hundred percent (100%) of the actual cost of utilities for providing such service plus Landlord’s reasonable estimate of the accelerated depreciation (i.e., diminution of the useful life) of such Building HVAC system, as a result of any excessive use. Tenant agrees that the foregoing provisions shall not apply to any supplemental HVAC systems which are Specialty Systems operated by Tenant, the repair, maintenance and operational cost of which shall be Tenant’s sole responsibility under Section 7.3, above.

     8.3  Additional Provisions.

               (a) Except as specifically and expressly set forth below, in no event shall Landlord be liable to Tenant for (a) any damage to the Premises, or (b) any loss, damage or injury to any property therein or thereon, or (c) any claims for the interruption of or loss to Tenant’s business, for any property damages or for any consequential damages resulting from property damage, or for any other property or business loss, occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes or other similar cause in, above, upon or about the Premises or the Buildings, unless such loss, damage or injury is the result of the negligence or willful misconduct of Landlord, its agents, employees and contractors, and is not covered by the extended coverage fire and casualty insurance required to be carried (or self-insured) by Tenant hereunder provided Landlord shall in no event be liable to Tenant under this Section (or any other provision of this Lease) for claims of business loss, business interruption or other consequential damages. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Buildings, Landlord and Tenant shall comply with such requirements, without any abatement or reduction of the Rent, additional rent or other sums payable by Tenant hereunder except to the extent specifically provided for under Section 8.3(b), below.

               (b) Notwithstanding any provision of Section 8.3(a), above, to the contrary, in the event of an “Abatement Event” as such term is hereafter defined, Tenant shall be entitled to abate its Base Rent and Additional Rent obligations hereunder as to the Premises or portion thereof which is not usable substantially as intended (and is in fact not used substantially as intended) by Tenant (subject to the limitation applicable to the Abatement Event described in clause (iii), below), until such time as the applicable Abatement Event ceases. The term “Abatement Event” shall mean and refer solely to any one or more of the following:

(i) if (A) an Essential Service to the Premises is interrupted as a result of the negligence or willful misconduct of Landlord, or its agents, employees or contractors (and not as a result of any cause beyond Landlord’s reasonable control, such as a general electrical outage or blackout, except such as are covered under the terms of Landlord’s rent loss insurance), and (B) such interruption continues for a period exceeding three (3) consecutive business days after Tenant first notifies Landlord of the nature and scope of such interruption (and its effect on Tenant’s business operations) in writing, and (C) as a result thereof Tenant is unable to and does not in fact conduct business from the Premises or any material portion thereof; or

(ii) if (A) Landlord fails to commence and diligently pursue the performance of an obligation of Landlord under this Lease with regard to the repair of a Building System necessary for the provision of Essential Services within two (2) business days after the date Landlord is first notified (or has actual knowledge of) the need for such performance, and (B) as a result of the failure to commence or, thereafter, to diligently perform such obligation, Tenant is deprived of the use of all or any material portion of the Premises for a period in excess of three (3) business days, and in fact ceases the use of such portion during the continuation of such failure to commence and diligently pursue such repair; or

(iii) if Landlord, in the exercise of a right of entry into the Premises provided for in this Lease, shall through negligence or willful misconduct (A) cause interference with Tenant’s use and enjoyment of all or any material portion of the Premises for substantially the purpose such material portion is intended to be used, and (B) such interruption continues for a period exceeding three (3) consecutive business days after such interference begins, and (C) as a result thereof, Tenant is unable to and does not in fact conduct business from the Premises or such material portion thereof during the continuation of such interference.

For purposes of clauses (i) - (iii), above, a “material” portion of the Premises shall be deemed to mean any portion of the Premises constituting 35% or more of a full floor of the Premises, or, in the case of spaces smaller than 35% or more of a full floor of the Premises whose use involves a specific specialized function, such smaller space, but only where the particular specialized function cannot reasonably be performed elsewhere in the Premises because of the nature of the function and the interference therewith occasioned by such Abatement Event (or due to an excessive cost to relocate such function). In addition, for all purposes of this Section 8.3, Tenant shall be deemed to have been deprived of the use of a portion of the Premises only if Tenant is, in fact, substantially impaired in its ability to conduct the uses and functions normally intended to be conducted within such portion of the Premises as a result of the cause giving rise to the Abatement Event, and restoration of the use of such portion of the Premises “substantially as intended” shall be deemed to have occurred when Tenant ceases to be substantially impaired in its ability to conduct the uses and functions normally intended to be conducted within such portion of the Premises by the cause giving rise to the Abatement Event.

               (c) In the case of clause (i), above, an Abatement Event shall be deemed to commence when the referenced three (3) consecutive business day period described above has expired, the applicable interruption of Essential Service(s) is still continuing and Tenant is in fact unable to use (and is not using) the affected portion of the Premises and such Abatement Event shall be deemed to have ended when the applicable Essential Service(s) has (have) been restored or Tenant’s use of the affected portion of the Premises shall have recommenced, whichever first occurs. In the case of clause (ii), above, an Abatement Event shall be deemed to commence three (3) business days after the date Tenant first notified Landlord of the need to perform the obligation in question and that such non-performance is affecting Tenant’s ability to use the Premises (or any part thereof) if, but only if: (1) Landlord failed to use diligent efforts to perform the applicable obligation after first receiving Tenant’s written notice of the need for the repair, (2) the obligation was not performed within three (3) business days, and (3) the applicable deprivation of use was continuing with respect to the affected portion of the Premises during the period that the Abatement Event is asserted to be continuing; and such Abatement Event shall be deemed to have ended when the applicable performance has been completed, or Tenant’s use of the affected portion of the Premises substantially as intended shall have recommenced, whichever first occurs. In the case of clause (iii), above, an Abatement Event shall be deemed to commence three (3) business days after the later of (A) the date Landlord’s interference with Tenant’s use and enjoyment during a Landlord entry into the Premises commences or (B) the date Tenant notifies Landlord in writing that such entry is depriving Tenant of the use of a material portion of the Premises, but only if the applicable deprivation of use was continuing with respect to the affected portion of the Premises during the period that the Abatement Event is asserted to be continuing; and such Abatement Event shall be deemed to have ended when the applicable interference has ceased, or Tenant’s use of the affected portion of the Premises substantially as intended shall have recommenced, whichever first occurs. Except as provided in the next sentence, and in subsection 8.3(d), below, the foregoing shall constitute Tenant’s sole and exclusive remedy in the event of an interruption of services to, or other Abatement Event affecting, the Premises. In addition to the foregoing limited right of abatement, if Landlord fails promptly to commence, and to use diligent efforts thereafter, to cure (or to cause the applicable utility provider to cure) any applicable interruption or failure of Essential Services or utilities (even if not caused by Landlord’s negligence or misconduct), then Tenant shall have the right to exercise its right of self-help as more fully set forth in Section 34.4, below (subject to any provisions therein requiring notice and the opportunity to cure), and all reasonable expenses incurred by Tenant in the exercise of such right shall be recoverable by Tenant from Landlord as and to the extent provided for in Section 34.4.

               (d) Notwithstanding any provision of this Section 8.3 to the contrary, in no event will Tenant be entitled to claim the existence of an Abatement Event in relation to any circumstances where the interruption, disruption or unusability of the Premises was caused in whole or in part by the negligence, misconduct or other fault of Tenant or Tenant’s Agents; provided that if the interruption, disruption or unusability of the Premises was caused partly by the negligence, misconduct or other fault of Tenant or Tenant’s Agents, and partly due to other causes, the rent abatement provided for herein will be equitably adjusted. Any dispute regarding such equitable adjustment, or regarding who is at fault for an Abatement Event, shall be subject to arbitration under Section 49.

     8.4  Modifications to the Scope of Building Services.

               8.4.1  Landlord agrees, on an ongoing basis throughout the term of this Lease, to consult with Tenant, and to afford Tenant the opportunity to provide meaningful input, regarding the scope of services and amenities supplied to the Building, Property and, to the extent possible, the Project, including providing Tenant, as appropriate, with status reports regarding such services and amenities, and considering in good faith, and accommodating where reasonably possible, Tenant’s reasonable suggestions. Section 54 of this Lease governs Tenant’s rights under this Lease with respect to the Declaration.

               8.4.2  Subject to the limitations set forth below, Tenant shall have the right and option, exercisable upon not less than sixty (60) days’ advance written notice to Landlord at any time during the Term in which Tenant is leasing 100% of the Rentable Area of the Building, to temporarily or permanently increase, reduce, curtail and/or eliminate the scope of the janitorial services, security services, or other Building Services to be provided and/or performed by Landlord for Tenant’s benefit pursuant to this Lease, for such period as Tenant may desire, and with Tenant to pay the additional cost, or receive any economic benefit, that results therefrom (in the form of an increase or reduction in Operating Costs, as the case may be). Any such service which Tenant may elect to reduce, curtail or eliminate during the Term hereof is hereinafter referred to as a “Reduced Service”. Notwithstanding the foregoing or anything to the contrary contained herein, (i) Tenant shall not have the right to require Landlord to temporarily or permanently reduce, curtail or eliminate any services deemed by Landlord in its good faith judgment to be necessary for the proper maintenance and repair of the Premises in a condition comparable to similar first class office properties in the Applicable Submarket, and (ii) if Tenant’s implementation of a Reduced Service causes Landlord to incur a penalty, termination fee or other “breakage” cost with the contracting vendor, which cost has been communicated by Landlord to Tenant at the time of Tenant’s request to implement a Reduced Service (and prior to the actual implementation thereof), such cost will be included within the Operating Costs for the Lease Year in which such costs are incurred.

               8.5  Termination of Service Contractors. Subject to the limitations set forth below, provided Tenant is leasing 100% of the Rentable Area of the Building, in the event Tenant determines that a Building Service is unsatisfactory, Tenant shall have the right and option, exercisable upon not less than forty-five (45) calendar days advance written notice to Landlord, to cause Landlord to terminate the contract of, and replace, such provider of Building Services (other than the property manager, which is governed by Section 8.6 of this Lease); the foregoing notwithstanding, if a service contract with an applicable provider of Building Services, which contract was approved by Tenant, has a fixed term, Tenant must either (i) identify a basis for terminating such service contract for “cause” as part of its notification requesting such termination by Landlord, (ii) agree that such termination will be put into effect as of the end of the fixed term of such service contract, or (iii) pay all liquidated damages or breakage costs associated with terminating such contract prior to the expiration of its fixed term if Tenant requires Landlord to terminate same prior to the expiration of its fixed term without cause. Before any such termination, Tenant shall submit to Landlord a list of desired service providers and, provided such service providers meet the Landlord’s reasonable requirements for quality and such service provider is prepared to perform the services at a cost and within a scope of service acceptable to Landlord in its reasonable discretion, Landlord shall retain one of such service providers to provide the applicable Building Services. Notwithstanding the foregoing, Tenant shall have the right to determine the identity of and the scope of services of the janitorial and security service provider for the Building in its sole discretion and to expand, curtail or eliminate janitorial and security services in accordance with the provisions of (and subject to the limitations set forth in) Section 8.4, above, as long as janitorial services and security services continue to be provided in a manner comparable to similar first-class office properties in the Applicable Submarket.

     8.6  Property Management Company.

               (a) Landlord will, subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed, select an initial property management firm for the Building (a “Manager”) which is a Qualified Manager (as defined below), to be retained by Landlord for an initial term commencing on the date of Substantial Completion and tender of possession of the first phase of the Premises and ending one (1) year after the Rent Commencement Date for the final phase of the Premises (the “PM Term”). The property management agreement pursuant to which Manager is retained (the “Management Agreement”) shall, at a minimum, incorporate the property management specifications attached as (or, if Exhibit I is a form of property management agreement, the property management specifications incorporated within the form agreement attached as) Exhibit I to this Agreement (the “Property Management Specifications”), and shall otherwise be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed. Provided Tenant is leasing 100% of the Rentable Area of the Building, in the event Tenant has notified Landlord in writing, with reasonable specificity, during the PM Term, of the failure of Manager (or any successor property management company) to meet any material requirement set forth within the Management Agreement, which failure has not been remedied by Manager (or such successor property management company) within the applicable cure period provided for in the Management Agreement, Tenant shall have the right, upon not less than thirty (30) day’s prior written notice, to require the Landlord to terminate the Management Agreement for cause and replace Manager (or such successor property management company) with another third party management company mutually and reasonably acceptable to both Landlord and Tenant and which is a Qualified Manager. Landlord shall have the right from time to time, upon thirty (30) days prior notice to Tenant, to change the identity of the property management company for the Project to any property management company which is a Qualified Manager, provided that if Tenant is leasing one hundred percent (100%) of the Building, such replacement shall be permitted solely for cause, and the replacement property manager shall be subject to Tenant’s reasonable consent, but must be a Qualified Manager. The term “Qualified Manager” shall mean any reputable property management firm which is mutually approved by Landlord and Tenant in the exercise of their reasonable discretion (provided that if Landlord and Tenant cannot reach agreement on the identity of any Qualified Manager,

Landlord’s good faith determination shall be determinative.

                      (b)     In the event either party exercises its right to cause a termination of the property management firm which has been retained to provide property management services for the Project (be it Manager or a successor property management firm) and to replace such firm with a Qualified Manager, such Qualified Manager shall be required to perform all property management functions affecting the Property substantially in accordance with the Property Management Specifications (or form agreement) attached as Exhibit I to this Lease, using a property management agreement consistent with the form of agreement attached to (or forming a part of) such Property Management Specifications and which agreement Landlord shall negotiate in good faith with such Qualified Manager.

                      (c)     If Landlord and Tenant are unable to resolve any dispute regarding the interpretation and application of this Section 8.6 within thirty (30) days after the date either party notifies the other of the existence of the matter in dispute, the parties agree to submit the matter in dispute to arbitration in accordance with Section 49 of this Lease.

9.	OPERATING COSTS.

            9.1 Defined. During each Calendar Year or portion thereof during the Term, Tenant shall pay as Additional Rent to Landlord, without diminution, set-off or deduction, except as and solely to the extent provided for herein, Tenant’s Share of “Operating Costs” (as defined in Section 9.5, below) for such Calendar Year.

            9.2 Estimated Payments. Tenant shall make monthly installment payments toward Tenant’s Share of Operating Costs on an estimated basis, based on the estimated budget arrived at pursuant to the provisions of Section 9.4, below. Tenant shall pay Landlord, as Additional Rent, commencing on the first day of the month immediately following the Rent Commencement Date for each phase of the Premises, and on the first day of each month thereafter during the Term, one-twelfth (1/12th) of Landlord’s estimate of Tenant’s Share of Operating Costs for the then-current Calendar Year, as determined pursuant to the budgeting process described in Section 9.4, below. If at any time or times during such Calendar Year, either Landlord or Tenant reasonably demonstrates to the other that Tenant’s Share of Operating Costs for such Calendar Year will vary from (either greater than or less than) the estimate upon which Tenant’s estimated payments for such year were being made by more than five percent (5%) on an annualized basis, either party shall have the right to cause the estimate for such Calendar Year to be revised, subject to the other party’s reasonable consent, and Tenant’s estimated payments hereunder for such Calendar Year shall thereupon be based on such revised estimate. The intent of this provision is to ensure that Tenant’s estimated monthly payments closely approximate the actual Operating Costs for which Tenant is responsible for such year under this Article 9.

            9.3 Annual Reconciliation. Approximately one hundred twenty (120) days after the end of each Calendar Year (including the first Calendar Year or partial Calendar Year), Landlord shall provide to Tenant a detailed, itemized statement (the “Expense Statement”), calculated in accordance with this Article 9, setting forth the total Operating Costs for such Calendar Year and Tenant’s Share thereof, and shall accompany such statement with copies of reasonable back-up information to verify the costs reflected thereupon and with a brief explanation of any variances from the Annual Budget covering such period. Within thirty (30) days after the delivery of such Expense Statement, (i) if the Expense Statement reflects that Tenant’s Share of Operating Costs for such Calendar Year exceeded the amount of estimated payments theretofore paid by Tenant for such Calendar Year in accordance with Section 9.2, above, Tenant shall pay the difference to Landlord (but such payment shall not prejudice Tenant’s right of review pursuant to the provisions of Section 9.7, below), and (ii) if the Expense Statement reflects that the amount of estimated payments theretofore paid by Tenant for such Calendar Year in accordance with Section 9.2, above exceeded Tenant’s Share of Operating Costs for such Calendar Year, Landlord shall pay the difference to Tenant. In addition to the aforesaid annual Expense Statement, and in order to assist Tenant in making accurate forecasts of amounts that are likely to be due in any year-end Operating Expense reconciliation, Landlord agrees to provide Tenant with an unaudited, preliminary calculation of actual Operating Expenses (and Tenant’s Share thereof) for each calendar quarter, within thirty (30) days after the end of each such quarterly period, which quarterly statement will reflect Landlord’s good faith calculation of the actual Operating Expenses for such quarterly period, but which shall not be binding on the parties.

          9.4 Annual Budget. Not less than sixty (60) days prior to each full Calendar Year during the Term (excluding, however, the partial year in which the delivery of possession of the Premises occurs), Landlord, Tenant and the Building’s property manager shall in good faith agree upon a pro-forma budget setting forth any anticipated repair or maintenance requirements, the cost and scope of services, and other Operating Costs, anticipated to be incurred during the coming Calendar Year. Upon approval of the same by Landlord and Tenant, such budget shall constitute the “Approved Budget” for the following Calendar Year for all purposes hereof. Until an Approved Budget for such Calendar Year has been agreed upon (a) the actual Operating Costs incurred by Landlord for the previous Calendar Year shall be used as the basis for calculating the amount of Tenant’s estimated payments of Tenant’s Share of Operating Costs for the then current Calendar Year pursuant to Section 9.2, above, and (b) Landlord shall continue to provide services and other items within the definition of Operating Costs utilizing the same scope of services as was utilized in the previous Calendar Year, subject (i) to variations in the frequency with which services to be provided are in fact provided, for example (and not by way of limitation) additional services or costs which may result from adverse weather conditions (e.g., increased snow removal) or increased repair needs due to aging equipment, wear and tear, uninsured damage, equipment malfunction or failure, and the like, (ii) to increases or decreases in market rate unit prices applicable to the services or items required to be provided by Landlord under this Lease, despite Landlord’s commercially reasonable efforts to negotiate favorable unit pricing for such services or items; and nothing in this Section 9.4 shall be construed to require Landlord, pending the agreement of the parties on an Approved Budget in any Calendar Year, to reduce, curtail or eliminate any services deemed by Landlord in its good faith judgment to be necessary for the proper maintenance and repair of the Premises in a condition comparable to similar first class office properties in the Applicable Submarket, or to constitute a waiver of or bar to Landlord’s right to recover Tenant’s Share of Operating Costs with respect thereto. However, pending agreement on the Approved Budget for any Calendar Year, Landlord will not expand the general scope of services provided pursuant to this Lease as reflected in such budget unless requested by Tenant or as necessary to address an Emergency. Landlord and Tenant acknowledge that the purpose of the Approved Budget is to establish the basis for Tenant’s estimated monthly payments of Operating Costs, and to provide a mechanism for jointly reviewing Operating Costs on an annual basis (and on an interim basis, as provided in the last sentence of this Section) and making adjustments to the scope of services provided with respect to the management and operation of the Building in order to minimize Operating Costs consistent with the operation of similar first class office properties in the Applicable Submarket area or to enhance the services required by Tenant. Accordingly, although Landlord will endeavor to keep Operating Costs within the scope of the Approved Budget (subject in all instances to costs which are not controllable by Landlord), in the absence of deliberate and willful misconduct, Landlord shall not be responsible for incurring Operating Costs in any year which are in excess of those set forth in the Approved Budget.

             9.5 Operating Costs. The term “Operating Costs” shall mean all actual and reasonable, arms-length or arms-length equivalent third-party expenses incurred by Landlord in connection with the operation, management, maintenance and repair of the Building, Common Areas and the Land in accordance with the standards applicable to this Lease, and to comparable first-class office properties in the Applicable Submarket, subject to the qualifications and limitations set forth below. In determining whether an “Operating Cost” is “reasonable”, Landlord and Tenant agree that, although cost is a factor, cost alone shall not be the sole determinative factor, and such factors as the quality of service provided, the level of service required to be provided pursuant to the provisions of this Lease, the availability of such services on a competitive basis in the marketplace, and all other factors which bear upon the reasonableness of costs under the specific circumstances presented, shall be considered. In addition, in no event may Tenant assert that the fees charged for services by any service provider Tenant has required or requested Landlord to retain pursuant to Article 8 are unreasonable. All Operating Costs shall, to the extent applicable, be determined according to reasonable standards applicable to first-class commercial office properties in the Applicable Submarket (“Local Standards”). Operating Costs include, but are not limited to, the following items:

(a)	the cost of the building supplies and materials used in conjunction with the operation of the Building, including janitorial supplies, light bulbs, non-capital items used in providing services, etc.;

(b)	costs to repair and maintain the Building and the Common Areas, but excluding (i) capital repairs and replacements, except to the extent included under Section 9.5(l), below, and (ii) any repairs or replacements which are within the scope of any construction or equipment warranty provided for under the provisions of Exhibit C of this Lease;

(c)	all expenses paid or incurred by Landlord for electricity, water, gas, sewer, oil and other utility services for the Building and exterior Common Areas, whether from public or private utility providers, but specifically excluding any such utilities which are separately metered and paid for directly by Tenant;

(d)	the costs and expenses incurred in connection with the provision of the services set forth in Section 8, above;

(e)	building supplies and materials used in connection with repairs to, and maintenance of the Project;

(f)	cleaning and janitorial services in or about the Premises, the Buildings (including without limitation Common Areas) and the Land, as set forth in Article 8, provided that interior janitorial service will be excluded from Operating Costs to the extent provided directly by Tenant (at Tenant’s direct expense) under Article 8 of this Lease;

(g)	window glass replacement, repair and cleaning (except that window replacement for substantially the entire Building shall be governed by Section 9.5(l), below, to the extent the same constitutes a capital replacement under Local Standards);

(h)	repair and maintenance of the grounds, including costs of landscaping, gardening and planting, and exterior security services;

(i)	operational costs to achieve compliance with any Legal Requirements, excluding (i) capital expenses associated therewith except to the extent permitted to be recovered under Section 9.5(l), below, (ii) expenses of compliance with violation notices issued due to any violation of any such legal requirements by Landlord, its agents, employees and contractors, except to the extent Landlord demonstrates that such expenses of compliance would nevertheless have been incurred by Landlord in order to meet its general legal compliance obligation even in the absence of such violation, and do not exceed the amount which otherwise would have been incurred to meet such general compliance obligation, and (iii) the cost of bringing the Project into initial compliance with Legal Requirements as of the Commencement Date of this Lease;

(j)	utility taxes, other than those attributable to services and utilities which are billed directly to, and paid for directly by, Tenant;

(k)	compensation (including employment taxes, fringe benefits, salaries, wages, medical, dental, and general welfare benefits (including health, accident and group life insurance), pension payments, payroll taxes for all personnel who perform duties in connection with the operation, management, maintenance and repair of the Building (allocated among all properties served by such employees on a reasonable basis, if such employees are utilized by more than one property) including, if charged under the property management agreement for the Property and subject to any modification in the scope of service pursuant to Section 8.6, the compensation of the property manager assigned to the Property, and irrespective of whether such employees are employed by Landlord or by the management company performing property management services for the Project as long as such compensation is accounted for only once in calculating Operating Costs;

(l)	any (i) capital expenditures which are intended in good faith to reduce Operating Costs, (ii) expenditures for capital replacements made in lieu of needed repairs, and (iii) capital expenditures incurred to comply with Legal Requirements enacted after the Commencement Date, but excluding such expenses to the extent compliance is necessary as a result of the fault of Landlord or Landlord’s Agents, provided that in each of the foregoing instances, such expenditure shall be recoverable over the useful life of the item in question by amortizing such expenditure over such useful life at an annual interest rate equal to the Prime Rate at the time of such expenditure, in which case the sum of all principal and interest payments payable during the year in question under such amortization shall be includable in Operating Costs in each year during such recovery period (with no recovery permitted with respect to any period falling outside of the initial Term or, if applicable, any renewal Term of this Lease, and with any amount remaining unrecovered by virtue of limiting the recovery of such capital expenditure as aforesaid to carry forward to subsequent Lease Years, subject to such limitation on recovery in each such subsequent Lease Year);

(m)	cost of premiums for casualty and liability insurance policies maintained by Landlord under the provisions set forth in Section 13.1, hereof;

(n)	license, permit and inspection fees, except to the extent such inspections or permits are necessary due solely to the negligence or willful misconduct of Landlord or Landlord’s Agents;

(o)	market-rate management fees, based on a market rate percentage of the sum of gross rental receipts (i.e., Base Rent and Additional Rent), which shall be the same management fee to be paid to Manager or a successor Qualified Manager pursuant to Section 8.6, above;

(p)	third party consulting fees incurred at arm’s length in connection with the provision of common area maintenance services;

(q)	personal property taxes;

(r)	trash removal, including all costs incurred in connection with waste product recycling pursuant to Section 5.5 (except to the extent any such costs are charged directly to and paid directly by Tenant);

(s)	snow removal, ice removal and ice prevention;

(t)	maintenance, repair and periodic resealing and restriping of all exterior parking areas serving the Property, and any other cost or assessment payable in connection with the maintaining of such exterior parking areas;

(u)	uniforms and laundry charges related thereto;

(v)	telephone, telegraph, postage, stationery, supplies and other materials and expenses required for the routine operation of the Building;

(w)	association assessments for maintaining, repairing, insuring, and paying taxes with respect to, any stormwater management systems, private roads and easements, and other offsite improvements serving or benefitting the Building, but excluding the initial costs of developing such systems, roads and improvements;

(x)	other association assessments for common area services provided to owners of properties within the Project, to the extent either provided at market rates in direct substitution for services otherwise included within Operating Costs herein, or otherwise approved by Tenant;

(y)	to the extent Tenant exercises its self-help rights pursuant to any section of this Lease, including Sections 13.3 or 34.4, any amount reimbursed by Landlord to Tenant, or offset by Tenant, pursuant to this Lease in respect thereof shall be included in Operating Costs for the year in which such item was performed by Tenant, but solely to the extent the item for which Tenant is seeking reimbursement from Landlord (or as to which Tenant has exercised such right of offset) would otherwise have been included in Operating Costs had such item been performed by Landlord and paid for by Landlord.

            9.6 Exclusions. Notwithstanding the foregoing, Operating Costs shall not include any of the following: (1) capital expenditures, except those specifically set forth in Section 9.5(l), above, if any; (2) costs of any special cleaning or other services not offered to all tenants of the Building; (3) painting, redecorating or other work which Landlord performs for specific tenants, the expenses of which are paid by such tenants; (4) Real Estate Taxes (as defined in Section 10); (5) depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices, except those specifically set forth in Section 9.5(l), above, if any; (6) interest and amortization of funds borrowed by Landlord; (7) leasing commissions, and advertising, legal, space planning and construction expenses incurred in procuring tenants for the Building; (8) salaries, wages, or other compensation paid to officers or executives of Landlord or its property management company (i.e., employees of Landlord or its property management firm’s executives above the level of property manager); (9) any other expenses for which Landlord actually receives direct reimbursement from insurance, condemnation awards, warranties, other tenants or any other source but excluding general payments of Operating Costs pursuant to this Section 9 by Tenant and other tenants of the Building; (10) rents under ground leases; (11) all costs incurred in the initial construction of the Project; (12) costs directly resulting from the negligence or willful misconduct of Landlord or Landlord’s Agents; (13) legal fees and other expenses incurred by Landlord (except that, if legal fees and expenses are incurred by Landlord in administering and disputing Operating Costs, any amount recovered from a service provider shall be credited against Operating Costs solely to the extent such recovery is net of the total legal expense associated with such recovery); (14) costs or fees relating to the defense of Landlord’s title or interest in the Land; (15) costs incurred due to any violation by Landlord of the terms and conditions of this (or any other) Lease or other agreement to which Landlord is a party; (16) renovation of the Project or repairs or other work needed because of fire, windstorm or other casualty or the exercise of eminent domain; (17) costs arising from the remediation of Hazardous Materials in, about or below the Project; (18) costs incurred for any items to the extent of Landlord’s net recovery for such items under a manufacturer’s, materialmen’s, vendor’s or contractor’s warranty; (19) income, profits, franchise, inheritance, estate, revenue or other such taxes imposed with respect to the income of Landlord from the operation of the Building; (20) reserves for repairs, maintenance and replacements; (21) Landlord’s general overhead expenses; (22) costs incurred to achieve compliance with any Legal Requirements except to the extent recoverable under Section 9.5(i) and 9.5(l), above; (23) any penalties or interest expenses incurred because of Landlord’s failure timely to pay any Operating Costs or Real Estate Taxes, or amounts due under the Declaration and/or Reciprocal Easement Agreement, except to the extent due to Tenant’s failure to pay amounts due under this Lease in respect of such items on a timely basis; (24) accounting fees other than those attributable to reviewing and preparing operating statements for the Building; (25) rental or similar payments made in connection with the leasing of any equipment deemed to be capital in nature except to the extent the acquisition of such item would have been recoverable under Section 9.5(l), above; (26) costs incurred to the extent due to violations by Landlord; (27) items and services for which Tenant (or others) reimburse Landlord (whether or not Landlord actually receives such reimbursement) or pay third parties directly or that Landlord provides selectively to one or more tenants in the Building other than Tenant without reimbursement therefor (but excluding “reimbursement” provided for under leases with such other tenants under pass-through provisions substantially comparable to this Article 9); (28) advertising and promotional expenditures; (29) any fines or penalties incurred by Landlord other than as a result of the negligence or willful misconduct of Tenant or Tenant’s Agents; (30) other expenses which under generally accepted accounting principles, applied, would not be considered normal maintenance, repair, management or operating expenses (except as otherwise specifically permitted by Section 9.5, above); (31) costs of electrical energy or other utilities furnished and metered directly to (and paid for directly by) tenants of the Building; (32) cost of tenant installations and decorating expenses incurred in connection with preparing space for a tenant; (33) costs incurred by the Landlord, including legal and other professional fees, as a result of a breach by any tenant or the Landlord of its lease obligations; (34) increased insurance premiums caused by acts of other tenants, if any; (35) costs and expenses attributable to initial construction (including correcting initial construction defects), development, or leasing expenses; (36) financing and debt service fees; (37) any item of cost which Tenant is required to pay separately pursuant to any other provision of the Lease; (38) costs of purchasing or leasing sculpture, paintings or other art objects, except as specifically approved by Tenant; (39) collection costs and bad debt losses or reserves; (40) costs of defending any lawsuits with any Mortgagees or Ground Lessors; (41) costs related to administering the organizational affairs of Landlord including costs of maintaining Landlord’s existence as a limited liability company or other entity) and general entity administrative expenses (including accounting and legal matters, but excluding expenses directly associated with the management and operation of the Property, which shall constitute Operating Costs); (42) any amounts payable by Landlord to another Tenant or Landlord’s lender by way of indemnity or damages (except direct reimbursement of amounts incurred for costs which would be includable in Operating Costs); and (43) any otherwise permissible fees or costs paid to Landlord or Landlord’s affiliates to the extent materially in excess of the arms-length, third party, competitive market rates for similar Class buildings similar to the Building in the Applicable Submarket. Operating Costs shall be reduced by reimbursements, credits, discounts, reductions or other allowances received from other tenants by Landlord for items of cost included in Operating Costs (but contributions made by other tenants of the Building under corresponding provisions of such other tenants’ leases which provide for the reimbursement of such tenants’ proportionate share of Operating Costs or increases therein shall be deemed not to be “reimbursements” within the meaning of this sentence). Operating Costs shall be also reduced by the amount of any discounts or rebates received by Landlord in respect of any constituent components thereof. In no event may Landlord receive payment more than once for a single item included within Operating Costs, nor may Landlord receive reimbursement of an amount in excess of 100% of the Operating Costs for any applicable period (accounting appropriately, however, for any carryover of prior years’ amortization of capital expenses pursuant to the provisions of Section 9.5(l), above).

            9.7 Tenant’s Right of Review of Operating Costs.

                      9.7.1 Landlord’s books and records with respect to Operating Costs and Real Estate Taxes shall be kept on a cash basis and in accordance with Local Standards (subject to the proration provisions set forth in Section 11.1, below). Tenant shall have the right, during business hours and upon reasonable prior notice, to inspect Landlord’s books and records relating to the Operating Costs and Real Estate Taxes, and/or to have such books and records audited at Tenant’s expense, at a location determined by Landlord within the Washington, D.C./Baltimore/Annapolis metropolitan area (it being acknowledged that Manager may maintain such records, in the ordinary course, at Manager’s accounting department pending any such review or audit, and that Landlord will make such records available to Tenant within the Washington, D.C./Baltimore/Annapolis metropolitan area at the time of any inspection of such records by Tenant pursuant to this Section 9.7). Each Expense Statement and Tax Statement which Landlord provides to Tenant pursuant to this Lease shall be conclusive and binding upon Tenant unless, within one hundred eighty (180) days after Tenant’s receipt thereof (time being of the essence), Tenant provides Landlord with written notice (the “Audit Notice”) stating that Tenant elects to audit same. If Tenant fails to provide the Audit Notice as required, or fails to promptly commence such audit within ninety (90) days after Landlord receives the Audit Notice, then unless Landlord agrees otherwise in writing, Tenant shall be deemed to have waived its audit right for such calendar year.

                      9.7.2 Tenant shall notify Landlord of the results of Tenant’s audit within thirty (30) days after completion thereof.

                      9.7.3 If the aggregate (i.e. total) amount of Tenant’s Share of Operating Costs and Real Estate Taxes reflected in the Expense Statement and Tax Statement exceeds the aggregate amount of Tenant’s Share of Operating Costs and Real Estate Taxes for any Calendar Year as determined by Tenant’s audit (subject to Section 9.7.6 below) by less than two percent (2%), then Landlord shall credit such amount, together with interest thereon at the Prime Rate from the time of the annual reconciliation until the date repaid, against Tenant’s next due payment of Base Rent and Additional Rent, and Tenant shall bear the full cost of Tenant’s audit.

                      9.7.4 If the aggregate amount of Tenant’s Share of Operating Costs and Real Estate Taxes reflected in the Expense Statement and Tax Statement exceeds the aggregate amount of Tenant’s Share of Operating Costs and Real Estate Taxes for any Calendar Year as determined by Tenant’s audit (subject to Section 9.7.6 below) by two percent (2%) or more, then Landlord shall credit such amount, together with interest thereon at the Prime Rate from the time of the annual reconciliation until the date repaid, against Tenant’s next due payment of Base Rent and Additional Rent, and Landlord shall reimburse Tenant the reasonable and actual out-of-pocket costs of Tenant’s audit. The foregoing notwithstanding, if the amount to be credited exceeds one (1) months Rent, or if such adjustment occurs after the last Lease Year, in lieu of such credit Landlord shall refund such difference to Tenant within thirty (30) days after such determination is made.

                      9.7.5 If the aggregate amount of Tenant’s Share of Operating Costs and Real Estate Taxes reflected in the Expense Statement and Tax Statement is less than or equal to the aggregate amount of Tenant’s Share of Operating Costs and Real Estate Taxes as determined by Tenant’s audit (subject to Section 9.7.6 below), then (i) Tenant shall bear the full cost of Tenant’s audit, (ii) Tenant shall promptly reimburse Landlord for the deficiency as so determined, and (iii) Tenant shall promptly reimburse Landlord for the reasonable and actual out-of-pocket costs which Landlord incurred in connection with such audit.

                      9.7.6 If, following receipt of a copy of Tenant’s audit, Landlord, in good faith, believes Tenant’s audit to be in error, Landlord shall so notify Tenant within thirty (30) days after receipt thereof, upon which Landlord and Tenant shall attempt to agree upon the correct amount of Tenant’s Share of Operating Costs and Real Estate Taxes considering both the Expense Statement, Tax Statement and Tenant’s audit. In the event Landlord and Tenant are unable to agree within thirty (30) days after Landlord’s notice disputing the findings of Tenant’s audit on the correct amount of Tenant’s Share of Operating Costs and Real Estate Taxes, the matter shall be submitted to arbitration in accordance to the terms of Section 49 hereof, and no interest shall accrue during the duration of such arbitration. In the absence of manifest error, the numerical computations reflected within any audit conducted by Tenant shall be determinative, but Landlord shall not be restricted from disputing any non-numerical conclusions made by Tenant’s auditor (such as, but not limited to, with respect to the classification of an item as being included or excluded from Operating Costs and Real Estate Taxes, or the actual useful life utilized to amortize an otherwise recoverable capital expense).

                      9.7.7 In no event will any audit to be conducted by Tenant under this Section 9.7 be performed by a person, firm or other entity which is compensated on a contingency fee basis (that is, on the basis of a percentage of amounts recovered pursuant to such audit).

            9.8     Further Adjustments; Multi-Building Project.

                      9.8.1 If in any Calendar Year the Building is multi-tenanted, and Landlord shall furnish, in such Calendar Year, any utilities or services which are included in the definition of Operating Costs and provided by Landlord under this Lease and the cost of which varies based upon the level of occupancy of the Building or participation by tenants and occupants in the utility or service in question (collectively “Occupancy Sensitive Services”), to less than one hundred percent (100%) of the Rentable Area of the Building because (i) the average occupancy level of the Building for such Calendar Year was not one hundred percent (100%) of full occupancy, or (ii) any such utility or service is not provided to one or more of the tenants or occupants of the Building, for example, because such tenant or occupant is itself obtaining or providing any such utility or services directly, then the Operating Costs for such Calendar Year shall be adjusted to include all additional costs, expenses and disbursements that Landlord reasonably determines would have been incurred had the Building been one hundred percent (100%) occupied during the year in question and Occupancy Sensitive Services had been provided to all tenants. The intent of this Section 9.8 is to ensure that the reimbursement of all Operating Costs associated with Occupancy Sensitive Services is fairly and equitably allocated among the tenants receiving such Occupancy Sensitive Services. For illustrative purposes only, and without limitation, Landlord and Tenant agree that interior janitorial service is an Occupancy Sensitive Service, and the snow removal is not an Occupancy Sensitive Service.

                       9.8.2 The parties acknowledge that the Building constitutes a portion of the Project, which consists (or will, upon completion of its redevelopment, consist) of multiple buildings, and that certain services and other items within the scope of Operating Expenses (such as snow removal, common area liability insurance, etc.) are likely to be provided under a single contract for the benefit of multiple buildings in the Project. To the extent any services or other expense items which are included within the definition of Operating Expenses are in fact provided for the benefit of multiple buildings in the Project in such a manner (i.e., pursuant to a single contract under which services or cost items are provided in a consolidated fashion to multiple buildings), Landlord shall allocate to the Building for each calendar year or portion thereof during the Term only the Building’s equitable portion of such Operating Expenses. In addition, to the extent Real Estate Taxes are not separately assessed by the taxing authority against the Building and Land, but rather are assessed against the entirety of the Project (or portions of the Project that involve more than the Building and Land alone), Landlord shall allocate to the Building for each calendar year or portion thereof during the Term only the Building’s equitable portion of such Real Estate Taxes.

10.	REAL ESTATE TAXES

            10.1 Defined. During each Calendar Year or portion thereof during the Term, Tenant shall pay as Additional Rent to Landlord, without diminution, set-off or deduction, except as and solely to the extent provided for herein, Tenant’s share of “Real Estate Taxes” (as defined in Section 10.4, below) paid in such Calendar Year.

            10.2 Estimated Payments. Tenant shall make monthly installment payments toward Tenant’s Share of Real Estate Taxes on an estimated basis, based on a reasonable estimate of Real Estate Taxes for such Calendar Year (which shall be based on the prior year’s tax bill, any phase-in information, and any subsequent re-assessment information). Tenant shall pay Landlord, as Additional Rent, commencing on the first day of the month immediately following the Commencement Date, and on the first day of each month thereafter during the Term, one-twelfth (1/12th) of the aforesaid estimate of Tenant’s Share of Real Estate Taxes for the then-current Calendar Year. If at any time or times during such Calendar Year, either Landlord or Tenant reasonably demonstrates to the other that Tenant’s Share of Real Estate Taxes for such Calendar Year will vary from (either greater than or less than) the estimate upon which Tenant’s estimated payments for such year were being made by more than five percent (5%) on an annualized basis, either party may, by written notice to the other party, cause the estimate for such Calendar Year to be revised and Tenant’s estimated payments hereunder for such Calendar Year shall thereupon be based on such revised estimate.

            10.3 Annual Reconciliation. Approximately one hundred twenty (120) days after the end of each Calendar Year (including the first Calendar Year or partial Calendar Year), Landlord shall provide to Tenant a detailed, itemized statement (the “Tax Statement”), calculated in accordance with this Article 9, setting forth the total Real Estate Taxes for such Calendar Year and Tenant’s Share thereof, and shall accompany such statement with copies of reasonable back-up information to verify the costs reflected thereupon (including tax bills and supplemental information). The Tax Statement shall be certified by Landlord as being true and correct in all material respects. Within thirty (30) days after the delivery of such Tax Statement, (i) if the Tax Statement reflects that Tenant’s Share of Real Estate Taxes for such Calendar Year exceeded the amount of estimated payments theretofore paid by Tenant for such Calendar Year in accordance with Section 10.2, above, Tenant shall pay the difference to Landlord (but such payment shall not prejudice Tenant’s right of review pursuant to the provisions of Section 9.7, above), and (ii) if the Tax Statement reflects that the amount of estimated payments theretofore paid by Tenant for such Calendar Year in accordance with Section 10.2, above exceeded Tenant’s Share of Operating Costs for such Calendar Year, Landlord shall pay the difference to Tenant.

            10.4 Real Estate Taxes. For purposes of this Lease, “Real Estate Taxes” shall mean (i) all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed upon the Building or the Land, or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Building or the Land under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system, including special district taxes such as transportation district taxes and similar special district taxes which may now or hereafter be imposed upon the Property, and (ii) all so-called business fees and taxes, gross receipts taxes, sales taxes on rent, or similar taxes levied or imposed by any federal, state or local government in connection with the operation of a commercial real estate project, except to the extent the statutory provisions enacting such levies and/or taxes expressly prohibit passing through the cost thereof to tenants under leases with respect to which such taxes are imposed. Real Estate Taxes shall include all reasonable expenses (including, but not limited to, reasonable attorneys’ fees, disbursements and actual costs) paid by Landlord in good faith pursuant to the provisions of Section 11.4 of this Lease in obtaining or attempting to obtain a reduction of such taxes, rates or assessments, including any legal fees and costs incurred in connection with contesting or appealing the amounts or the imposition of any Real

Estate Taxes (except to the extent previously reimbursed under Section 11.4 out of any tax refund received by Landlord). In the event Real Estate Taxes (including special assessments) may be paid in installments, they shall be paid in such manner (and in such event Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment). The foregoing notwithstanding, Real Estate Taxes shall not include: (i) any franchise, corporation, income, receipts, inheritance, estate, revenue or net profits tax which may be assessed against Landlord or the Project or both, (ii) transfer taxes assessed against Landlord or the Project or both, (iii) penalties or interest on any late payments of Landlord except to the extent caused by Tenant’s non-payment, or (iv) personal property taxes of Tenant.

11.	ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES.

            11.1 Partial Year; End of Term. To the extent that a more accurate method of allocating same cannot be implemented, Tenant’s Share of Operating Costs and Real Estate Taxes for any partial Calendar Year shall be determined by multiplying the amount of Tenant’s Share thereof for the full Calendar Year by a fraction, the numerator of which is the number of days during such partial Calendar Year falling within the Term and the denominator of which is 365. If a more equitable method of allocation is available, such method of allocation shall be utilized to appropriately allocate Tenant’s Share of Operating Costs and Real Estate Taxes for any partial Calendar Year (and in connection therewith, Landlord agrees that the application of accrual principles may, in certain circumstances, constitute the most equitable method of allocation). Any amount payable by Landlord to Tenant or by Tenant to Landlord with respect to the adjustments provided for in this subsection shall be payable within thirty (30) days after delivery by Landlord to Tenant of the applicable Expense Statement or Tax Statement with respect to such Calendar Year.

            11.2 Other Taxes. In addition to Tenant’s Share of both Operating Costs and Real Estate Taxes, Tenant shall pay, prior to delinquency, all personal property taxes payable with respect to all property of Tenant located in the Premises or the Buildings and shall provide promptly, upon request of Landlord, written proof of such payment.

            11.3 Covenant Regarding Timely Payment of Operating Costs and Real Estate Taxes. Landlord covenants to pay all Operating Costs and Real Estate Taxes before the same become delinquent, but Landlord shall not be in default of the obligation to pay Real Estate Taxes to the extent such payment is not made due to Tenant’s failure to comply with its obligation to make the payments contemplated by Article 10, above, in a timely fashion.

            11.4 Contesting Real Estate Taxes.

                      11.4.1 Except as hereafter provided, and unless Landlord has previously initiated such a contest pursuant to Section 11.4.2, below, if in any year in which Tenant is either the sole tenant of the Building, or is leasing more than fifty percent (50%) of the Rentable Area thereof, Tenant wishes to contest any tax assessment, valuation or levy against the Project, Tenant will have, at its expense (including any reasonable out-of-pocket third party costs incurred by Landlord in connection with such action), the right by written notice to Landlord to cause Landlord to commence and diligently and vigorously pursue such contest, and to retain legal counsel and expert witnesses to assist therein. In the event such contest results in a refund of Real Estate Taxes in any year, Tenant shall be entitled to receive Tenant’s Share of such refund, pro-rated for the period with respect to which Tenant paid its share of Real Estate Taxes for such year, after deducting from the refund all reasonable fees, expenses and costs incurred by Landlord and/or Tenant in such contest (which shall be paid to Landlord or Tenant, as the case may be, in order to reimburse the applicable party for the cost incurred by such party in such contest); and in the event such contest results in an increase or surcharge in Real Estate Taxes in any year, Tenant shall be responsible therefor. The foregoing notwithstanding, Tenant shall not be permitted to require Landlord to contest such Real Estate Taxes if such contest will result in any civil or criminal fines, penalties or liability against Landlord.

                      11.4.2 During the Term, Landlord will have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Property, provided Landlord will use reasonable efforts to minimize the cost of such service. It is generally agreed that Landlord will engage annually in a good faith review of Real Estate Taxes and any reassessments of the Project for purposes of determining whether to contest or appeal any such assessment or impositions. The reasonable cost of such service shall constitute a component of Real Estate Taxes within the meaning of Section 10, above. Additionally, during any such period, Landlord shall have the right, in its reasonable judgment, to contest any tax assessment, valuation or levy against the Project, and to retain legal counsel and expert witnesses to assist in such contest and otherwise to incur reasonable expenses in such contest, and the reasonable fees, expenses and costs of any such contest shall constitute a component of Real Estate Taxes within the meaning of Section 10, above, whether or not such contest is successful (so long as such contest is conducted in good faith). In the event any such contest results in a refund of Real Estate Taxes in any year, Tenant shall be entitled to receive Tenant’s Share of such refund, pro-rated for the period with respect to which Tenant paid its share of Real Estate Taxes for such year, after deducting from the refund all fees, expenses and costs incurred by Landlord in such contest (which will be paid to Landlord to reimburse Landlord for the cost of such contest).

                      11.4.3 Notwithstanding Section 11.4.1 to the contrary, Tenant shall not have the right to contest or to require Landlord to contest any tax assessment, valuation or levy against the Project without Landlord’s prior written consent with respect to any Calendar Year which is a part of a tax cycle in which the duration of such tax cycle exceeds the remaining Term of this Lease (i.e., where the consequences of such contest may affect periods after the expiration of the Term), and in such event, the provisions of Section 11.4.2, above, shall apply.

            11.5 Arbitration. Disputes regarding Operating Costs, Real Estate Taxes, any audit thereof, whether it is reasonable for either Landlord or Tenant to contest Real Estate Taxes, or whether the fees and expenses incurred in such contest were reasonable, shall be subject to arbitration in accordance with the provisions of Section 49 hereof.

12.	TENANT’S INSURANCE.

            12.1 Coverage Requirements. Tenant shall during the Term of this Lease, procure at its expense and keep in force the following insurance:

12.1.1 Commercial general liability insurance naming the Landlord and Landlord’s managing agent as additional insureds against any and all claims for bodily injury and property damage occurring in or about the Premises. Such insurance shall have coverage limits of not less than Three Million Dollars ($3,000,000) per occurrence with a Ten Million Dollar ($10,000,000) aggregate limit, and may include a combination of base policy and excess umbrella liability insurance as long as the other requirements of this Section are met. If Tenant has other locations that it owns or leases which are insured under the same insurance policy, such policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease;

12.1.2 Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located within the Premises. Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing; and

12.1.3 Workers’ compensation insurance and employer’s liability insurance in accordance with statutory laws;

The foregoing notwithstanding, provided Tenant has a minimum net worth (i.e., tangible assets in excess of liabilities) of Two Hundred Fifty Million Dollars ($250,000,000.00) or more, and for so long as such minimum net worth continues to be maintained by Tenant, Tenant shall have the right to self-insure its coverages under Section 12.1.1 and 12.1.2, above, provided (i) such self-insurance shall be deemed to be the functional equivalent of third party insurance, including without limitation, for purposes of Sections 14 and 19 hereof, and (ii) Tenant shall provide to Landlord with reasonable evidence, at a minimum consistent with the evidence of Tenant’s net worth provided as of the inception date of this Lease, of its satisfaction of the foregoing minimum net worth requirement as a precondition to such self-insurance. In any event, the minimum limits of liability required under the insurance policies set forth in this Lease shall not be deemed or construed to limit the liability of any party to this Lease in connection with any matter insured thereunder.

            12.2 Rating; Certificates; Cancellation. The policies required to be maintained by Tenant shall be with companies rated A- or better in the most current issue of Best’s Insurance Reports. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any fire and casualty insurance policies required of either Landlord or Tenant hereunder shall be deemed to have been self-insured by such party to the extent such deductible exceeds $10,000 (and, if in excess of $50,000, any such deductible Tenant shall be subject to the minimum net worth requirements applicable to self-insurance as set forth in Section 12.1, above). Certificates of insurance adequately evidencing Tenant’s satisfaction of the minimum insurance coverage(s) required of Tenant under this Lease shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease. Each policy of insurance shall provide notification to Landlord and any mortgagee(s) of Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

            12.3 Other. In the event Tenant does not procure the insurance required to be procured by Tenant under this Lease, or keep the same in full force and effect, and the same is not corrected within two (2) business days following actual receipt of written notice thereof from Landlord to Tenant, then Landlord may, but shall not be obligated to, purchase the necessary insurance and pay the premium. Tenant shall repay to Landlord, as Additional Rent, any and all reasonable expenses (including reasonable attorneys’ fees) and actual damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance.

13.	LANDLORD’S INSURANCE.

            13.1 Coverage. At all times during the Lease Term, Landlord will procure and maintain, as an Operating Cost hereunder, (a) fire and extended coverage insurance covering the Property, including all of Landlord’s Work, in an amount equal to one hundred percent (100%) of the replacement value thereof, (b) public liability and property damage insurance of the types and amounts specified in Section 12.1 above, and (c) rent loss and/or loss of income insurance (including dependent property coverage in respect of the Parking Facilities) in an amount not less than eighteen (18) months rent for the Building. Landlord shall also have the right to obtain such other types and amounts of insurance coverage (or additional policy limits to those described in Section 12.1, above) on the Building and Landlord’s liability in connection with the Building as are required under any Mortgage customary or as are advisable for comparable office projects of similar class in the Applicable Submarket, as determined by Landlord in Landlord’s good faith judgment based on then current insurance industry products and practices (provided that, unless required under a Mortgage, Landlord shall not modify the scope of insurance coverages more than once every three (3) years nor during the first three (3) Lease Years, and in any event will be required to obtain Tenant’s consent thereto, which shall not be unreasonably withheld). Any dispute regarding the appropriateness of such additional insurance coverage shall be subject to arbitration pursuant to Section 49 of this Lease.

            13.2 Rating; Certificates; Cancellation. The policies required to be maintained by Landlord shall be with companies rated A- or better in the most current issue of Best’s Insurance Reports. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Certificates of insurance shall be delivered to Tenant prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Landlord shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Project and to Tenant as required by this Lease. Each policy of insurance shall provide notification to Tenant at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

            13.3 Other. In the event Landlord does not procure the insurance required to be procured by Landlord under by this Lease, or keep the same in full force and effect, and the same is not corrected within two (2) business days following actual receipt of written notice thereof from Tenant to Landlord, then Tenant may, but shall not be obligated to, purchase the necessary insurance and pay the premium. Landlord shall repay to Tenant any and all reasonable expenses (including attorneys’ fees) and damages which Tenant may sustain by reason of the failure of Landlord to obtain and maintain such insurance.

14.	DAMAGE OR DESTRUCTION.

            14.1 Damage Repair.

                      14.1.1     If the Premises, Building or Parking Facilities shall be destroyed or rendered untenantable (or, in the case of the Parking Facilities, unusable), either wholly or in part, or if all means of access to the Premises, Building and/or Parking Facilities, shall be destroyed by fire or other casualty, then Landlord shall, within thirty (30) days after the date of such casualty, provide Tenant with Landlord’s good faith written estimate, derived from the review of the damage by an architect and/or contractor reasonably acceptable to both Landlord and Tenant (the “Estimate”) of how long it will take to repair or restore the damaged portions of the Premises, Building and/or Parking Facilities (as the case may be). In the case of casualty damage to the Parking Facilities, the provisions of Section 14.6, below, shall apply.

                      14.1.2 If neither party elects to terminate this Lease in accordance with the terms hereof following any casualty, then Landlord shall commence promptly and diligently to prosecute to completion the restoration of the Premises to their previous condition, subject to Force Majeure as defined herein and delays caused by Tenant; and pending substantial completion of such restoration, the Rent shall be abated (effective as of the date of the casualty) in the same proportion as the unusable portion of the Premises bears to the whole thereof, and this Lease shall continue in full force and effect.

                      14.1.3 If the portion of the Premises which is rendered unusable by such casualty exceeds fifty percent (50%) of the total Rentable Area, and the Estimate provides that it will require in excess of three hundred sixty five (365) days (exclusive of any delay due to Force Majeure) after the date Tenant’s right of termination hereunder expires to fully repair or restore the Premises in accordance herewith, then, within forty-five (45) days after Landlord delivers Tenant the Estimate, Tenant and Landlord shall each have the right to terminate this Lease by written notice to the other, which termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing shall terminate and be of no legal force and effect except as otherwise specifically set forth herein. Notwithstanding the foregoing, neither party shall have the right to terminate this Lease if (i) the portion of the Premises which is rendered unusable by such casualty is fifty percent (50%) or less of the total Rentable Area, or (ii) the fire or other casualty was the result of the negligence or willful misconduct of such party, or such party’s “Agents” within the meaning of this Lease.

                      14.1.4 If neither party elects (or has the right) to terminate the Lease pursuant to this Section 14, Landlord will use all reasonable and diligent efforts to commence and complete its restoration of the Premises promptly, and in the event Landlord does not complete such restoration within three hundred sixty five (365) days after the date Tenant’s right of termination hereunder expires (or such longer period as was referenced in the Estimate, if applicable), as such period may be extended due to Force Majeure (not to exceed 60 days in the aggregate) or due to any Tenant Delays (as such term is defined in Exhibit C hereof, and not limited as to the number of days) then within thirty (30) days after the expiration of such period (but in all events prior to the date Landlord completes its restoration of the Premises), Tenant shall again have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided, however, that if Landlord substantially completes such restoration prior to the end of the thirty (30) day notice period, Tenant’s notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of casualty damage.

                      14.1.5 If at any time in the course of its restoration of the Premises, Landlord believes in good faith that its original Estimate is no longer accurate for reasons other than Force Majeure (not to exceed 120 days) or Tenant Delay (in which event the provisions of Section 14.1.4 shall control), Landlord shall have the right to deliver a revised Estimate based on Landlord’s reasonable judgment to Tenant of the additional time period which Landlord believes will be required to fully repair or restore the Premises in accordance herewith. If the revised Estimate provided by Landlord discloses that the restoration will take more than three hundred sixty five (365) days after the date Tenant’s right of termination hereunder expired to be completed (plus any days of delay due to Force Majeure, not to exceed 60 days in the aggregate, or Tenant Delay that have theretofore elapsed), and the portion of the Premises which was rendered unusable by such casualty exceeded thirty percent (30%) of the total Rentable Area, then Tenant shall once again have the right to terminate this Lease by written notice to Landlord delivered within fifteen (15) business days after its receipt of such revised Estimate from Landlord. If, under such circumstances, Tenant does not exercise such right of termination, Tenant shall be deemed to have agreed that, for all purposes of this Section 14.1, the three hundred sixty five (365) day time limit otherwise imposed upon completion of Landlord’s restoration of the damaged portions of the Premises shall be extended by the number of additional days needed to complete such restoration as reasonably estimated by Landlord within such revised Estimate (plus any tolling of such period due to the time taken by Tenant in its decision whether or not to exercise its right of termination under this subsection). If Tenant elects to terminate this Lease as to the damaged Building(s) after receiving such a revised Estimate from Landlord, as aforesaid, such termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing hereunder with respect to such Building(s) shall terminate and be of no legal force and effect except as otherwise specifically set forth herein.

                      14.1.6 If more than fifty percent (50%) of the Premises is destroyed or rendered untenantable by fire or other casualty and Landlord restores the Premises pursuant to this Section 14, the Lease Term shall be tolled for the period commencing on the date of such fire or casualty and ending on the date upon which such restoration is completed.

            14.2 Reconstruction. If all or any portion of the Premises is damaged by fire or other casualty and this Lease is not terminated in accordance with the provisions hereof, then all insurance proceeds under the policy referred to in Section 13.1 hereof that are recovered by Landlord on account of any such damage by fire or casualty shall be made available for the payment of the cost of repair, replacing and rebuilding, subject to customary requirements of Landlord’s mortgagee regarding delivering waivers of all rights of termination of this Lease, the placement of such insurance proceeds into a trust account, the submission of requisitions for disbursement of proceeds, and the satisfaction of various requirements associated with the performance of such reconstruction.

            14.3 Business Interruption. Other than rental abatement as and to the extent provided in Section 14.1, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from interruption of business, repair or restoration of the Buildings or Premises in connection with any fire or other casualty.

            14.4 Repairs. Landlord’s repair obligations, should restoration of the Building and/or Premises proceed in accordance with this Article 14, shall be limited to the Base Building Improvements, common areas and all interior improvements to and property within the Premises which are covered or required to be covered hereunder by Landlord’s insurance or which were installed or paid for by Landlord (i.e., all interior leasehold improvements other than Specialty Systems, systems furniture, and other furniture, fixtures and equipment of Tenant). Landlord shall use reasonable and diligent efforts to commence such repairs and restorations promptly after all rights to terminate this Lease (if any) are waived or expire, and to complete such repairs within the time frames referenced in Section 14.1, above. Tenant acknowledges that any such repairs or restorations shall be subject to applicable laws and governmental requirements, any disbursement requirements imposed by Landlord’s mortgagee (if any), and to delay in the process of adjusting any insurance claim associated therewith; and delays resulting from any of the foregoing shall constitute a “Force Majeure” hereunder, shall not in any event constitute a breach of this Lease by Landlord, and shall extend the time for completing such restoration as long as Landlord uses reasonable efforts to commence and complete such repairs and restorations in a timely fashion.

            14.5 End of Term Casualty. Anything herein to the contrary notwithstanding, if more than forty percent (40%) of the Premises is destroyed or damaged during the last eighteen (18) months of the Lease Term, then either Landlord or Tenant shall have the right to terminate this Lease (in whole if the damage extends to all or substantially all of the Building or otherwise as to the affected portion of the Premises within the Building) upon thirty (30) days prior written notice to the other, which termination shall be effective on the thirtieth (30th) day after the other party’s receipt of such notice. Such notice must be delivered within thirty (30) days after the date of such casualty, or shall be deemed waived; provided, however, that Tenant may revoke such termination notice, and require Landlord to restore the Premises (subject to the provisions of Section 14.1, above), by exercising any renewal option provided herein, if any, within ten (10) days after the receipt of a notice of termination from Landlord under this Section 14.5.

            14.6 Damage to Parking Facilities. If neither party elects to terminate this Lease in accordance with the terms hereof following any fire or other casualty which causes damage to the

Parking Facilities, then Landlord (i) shall commence promptly and diligently prosecute to completion the restoration of the Parking Facilities to its previous condition, subject to Force Majeure as defined herein and delays caused by Tenant; and (ii) shall, pending substantial completion of such restoration, locate and provide to Tenant (for the benefit of Tenant and Tenant’s Agents), at Landlord’s expense, reasonable substitute parking for Tenant and Tenant’s Agents during the reconstruction period (solely with respect to those parking spaces within Tenant’s total Parking Allocation that are rendered unusable by such fire or other casualty) at alternative parking facilities within Annapolis within reasonable proximity to the Building under the circumstances, including instituting a temporary shuttle service to and from a remote commuter parking area if necessary because substitute parking is located farther than a reasonable walking distance from the Building; and if Landlord fails to provide reasonable substitute parking to Tenant as aforesaid, Tenant may avail itself of its rights under Section 34 of this Lease in respect thereof.

15.     MACHINERY AND EQUIPMENT; ALTERATIONS AND ADDITIONS; REMOVAL OF FIXTURES.

            15.1 Tenant shall not place a load upon the floor of the Premises which exceeds the maximum live load per square foot which are set forth in the Outline Specifications (as defined in Exhibit C to the Lease) except (i) as provided for in the Construction Documents, or (ii) as approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant will not install or operate in the Premises any electrical or other equipment requiring any changes, replacements or additions to any base building system, except (i) as provided for in the Construction Documents, or (ii) as approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed as long as such changes, replacements or additions are generally compatible with other systems in the Building and do not materially diminish the value or utility of the current base building systems taking into consideration their age and state of repair (and, if such approval is granted, Tenant shall be responsible for the costs of such changes, replacements or additions).

            15.2 Subsequent to construction of the initial improvements reflected in the Construction Documents, Tenant shall not make or allow to be made any alterations, additions or improvements to or on the Premises which materially affect any structural components or Building Systems within the Building or Premises or which, under applicable codes, rules and/or regulations require any building, electrical, plumbing or other permit, or which would change the exterior appearance of the Buildings, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (provided that, in the case of alterations affecting the exterior appearance of the Building or involving a structural modification to the Building, Landlord’s consent may be withheld in its sole and absolute discretion). Tenant shall have the right to make any other alterations, repairs, additions or improvements in or to the Premises without Landlord’s prior written consent, provided (i) the same do not materially diminish the value of the Premises, (ii) Tenant provides Landlord with prior written notice thereof, including any plans actually prepared for such improvements (or a reasonable description of the alteration Tenant proposes to perform) and (iii) such alterations do not require the issuance of a building permit to be performed. Any alterations, additions or improvements, including, but not limited to, wall covering, paneling and built-in cabinet work, but excepting movable furniture and trade fixtures, shall be made (A) at Tenant’s sole expense, (B) with respect to alterations affecting structural components, Building Systems, exterior elements or which require the issuance of a permit to be performed, according to plans and specifications approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (and which plans may be submitted in the same form as that required for permitting purposes), provided that, as above, in the case of alterations affecting the exterior appearance of the Building, or involving a structural modification to the Building, Landlord’s consent may be withheld in its sole and absolute discretion, (C) in compliance with all applicable laws, (D) by a contractor that is duly licensed, financially sound and of good reputation, bonded or bondable, and otherwise reasonably approved by Landlord, and (E) in a good and workmanlike manner and consistent with the standard leasehold improvements typical for comparable office buildings of similar class in the Applicable Submarket, and (E) shall be surrendered with the Premises (except as provided in Section 15.3, below). Tenant shall have the right to use its own vendors to perform alterations to the Premises. Landlord shall not charge any fee for oversight of any Tenant alterations unless Landlord and Tenant enter into a contractual arrangement at the time pursuant to which Landlord agrees to manage any such alterations by Tenant for a construction management fee.

            15.3 Upon the expiration or sooner termination of the Lease Term, Tenant shall, at Tenant’s sole expense, and with due diligence (i) remove any alterations, additions, or improvements made by Tenant which are designated by Landlord to be removed at the time its consent to the installation thereof is granted, and repair any damage to the Premises caused by such removal (but excluding any such alterations in the nature of normal office improvements, such as the installation of temporary or permanent partitioning walls, cosmetic alterations, and the like), and (ii) shall remove all Specialty Systems unless Landlord elects at the time of surrender of possession that such Specialty Systems are not required to be removed (in which event such Specialty Systems will be surrendered with the Premises, in their then existing condition). Tenant shall remove any of its movable property, trade fixtures and roof devices. Upon removal of Tenant’s property, alterations or Specialty Systems (if any), Tenant shall repair any damage to affected portions of the Premises and surrender same in good condition (unless, as a condition to Landlord’s approval of an alteration or installation, a higher level of restoration was reasonably required as a condition of such approval). All items of Tenant’s personal property that are not removed from the Premises or the Building by Tenant at the termination of this Lease shall be deemed abandoned and become the exclusive property of Landlord, unless the same are removed within five (5) business days after a written notice from Landlord to Tenant notifying Tenant that it has failed to remove such items of personal property from the Premises and that the same will be deemed abandoned if not removed within five (5) business days thereafter (provided acceptance by Landlord of any such abandonment shall not be construed to relieve Tenant of its underlying removal obligation, if applicable, nor deemed or construed to waive any claim by Landlord for damages arising from Tenant’s breach thereof, including recovery of removal or storage expenses). The parties’ obligations under these Sections 15.2 and 15.3 shall survive the expiration or termination of this Lease.

16.	ACCEPTANCE OF PREMISES.

            Landlord shall tender, and Tenant shall accept possession of, the Premises (and each applicable phase thereof) in accordance with the terms of Section 1.3 and Exhibit C hereto. All provisions regarding delivery of possession of the Premises, construction of leasehold improvements to the Premises and any adjustments which may be made with respect to the Rent Commencement Date (as defined in Section 1.4) are set forth in Section 1.4 and Exhibit C, and elsewhere in this Lease.

17.	TENANT IMPROVEMENTS.

            The provisions governing the initial improvements to be performed by Landlord and Tenant to the Premises are set forth in Exhibit C hereto.

18.	ACCESS.

            18.1     Subject to the restrictions set forth below, Tenant shall permit Landlord and Landlord’s Agents to enter the Premises at all reasonable times for any reasonable business purpose, including to inspect the same if Landlord has a good faith belief that Tenant is violating a provision of this Lease or that such inspection is required to fulfill an obligation of Landlord under this Lease; to show the Premises to prospective tenants (but only during the last eighteen (18) months of the Lease Term), or to interested parties such as prospective lenders and purchasers; to clean, repair, alter, improve, maintain, operate or provide Building Services to the Premises or the Building (as permitted by or required by this Lease); to discharge Tenant’s obligations when Tenant has failed to do so within a reasonable time after written notice from Landlord as permitted by this Lease; and at any time and for any reason if an Event of Default is then continuing under this Lease Tenant shall permit Landlord and Landlord’s Agents to enter the Premises at any time in the event of an Emergency, but only to the extent reasonably necessary to address such Emergency. When reasonably necessary, Landlord may (to the minimum extent reasonably necessary) temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure, as long as all diligent efforts are used to provide adequate alternative access to the Building. In exercising the foregoing rights, (i) Landlord shall use all reasonable and diligent efforts to minimize any disruption to Tenant’s business, and (ii) Landlord shall coordinate any entry into the Premises with Tenant’s facilities supervisor at least 24 hours in advance (except in cases of Emergency or as necessary to respond to an Abatement Event), and shall be accompanied by a representative of Tenant for security purposes upon Landlord’s entry to the Premises (other than in cases of Emergency) unless Tenant fails or declines to make available a representative for such purposes. Tenant shall supply Landlord with telephone numbers for Tenant’s facilities supervisor so that Landlord will be able to comply with established security procedures to the extent feasible under the circumstances in the event Landlord requires immediate access to the Premises to cure any emergency situation or to address any Abatement Event.

            18.2 Tenant shall have the right under this Lease to install security systems within the Premises, and to have locked rooms and secured areas, provided Landlord shall be excused from such of its obligations under this Lease as are directly and materially impacted by the inability of Landlord to access the Premises or any applicable part thereof due to Tenant’s security restrictions, if and to the extent the performance of such obligations was in fact prevented or rendered impossible or impracticable due to the effect of such restrictions on access, provided that, except in cases of

Emergency, Landlord shall provide written or verbal notice to Tenant of the need to gain access to a specified secured portion of the Premises, and must be denied permission to access or enter such area, before Landlord shall be entitled to invoke the exculpation provided for under this Section 18.2.

19.	MUTUAL WAIVER OF SUBROGATION.

            19.1 Tenant. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Landlord or Landlord’s Agents, or any other cause, Tenant hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Tenant located in the Project (excluding any personal property required to be insured by Landlord pursuant to the provisions hereof), arising out of any of the perils which are covered by Tenant’s property insurance policy, with extended coverage endorsements which Tenant is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, or (ii) loss resulting from business interruption at the Premises, arising out of any of the perils which may be covered by business interruption insurance, whether or not carried by Tenant under this Lease.

            19.2 Landlord. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Tenant or Tenant’s Agents, or any other cause, Landlord hereby releases Tenant and Tenant’s Agents from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the Building or any personal property of Landlord located about the Project and the Building generally and all property attached thereto (excluding any such property required to be insured by Tenant hereunder), arising out of any of the perils which are covered by Landlord’s property insurance policy which Landlord is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, or (ii) loss resulting from loss of rental income at the Building, arising out of any of the perils which may be covered by rental interruption insurance, whether or not carried by Landlord under this Lease.

            19.3 Carriers. Landlord and Tenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of property, casualty and rent loss/loss of income/business interruption insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies. If either party fails to obtain insurance which appropriately consents to these releases, then in addition to any other applicable rights and/or remedies the other party may have, the breaching party shall be estopped from invoking the other party’s release under Section 19.1 or 19.2, above, as applicable.

20.	INDEMNIFICATION.

            20.1 Subject to the provisions of Section 19 hereof, Tenant shall indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders from and against any and all third party claims, liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, arising out of such third party claims, to the extent arising out of (i) the use and occupancy of the Premises by Tenant or Tenant’s Agents; (ii) the negligence or willful misconduct of Tenant or Tenant’s Agents in or about the Project; and/or (iii) any Default, breach, or violation by Tenant of, or any failure by Tenant to comply with or perform its obligations under, any and every provision of this Lease; provided (i) that this indemnity shall not apply to any loss, damage, liability or expense resulting from injuries or death to third parties to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Agents, and (ii) this indemnity shall not be construed to indemnify Landlord against consequential damages of any kind.

            20.2 Subject to the provisions of Section 19 hereof, Landlord shall indemnify and hold harmless Tenant and its assignees and subtenants and its and their agents, employees, officers, directors, partners and shareholders from and against any and all third party claims, liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, arising out of such third party claims, to the extent arising out of (i) the operation and management of the Project by Landlord or Landlord’s Agents; (ii) the negligence or willful misconduct of Landlord or Landlord’s Agents in or about the Project; (iii) any Default, breach, or violation by Landlord of, or any failure by Landlord to comply with or perform its obligations under, any and every provision of this Lease; provided (i) that this indemnity shall not apply to any loss, damage, liability or expense resulting from injuries or death to third parties to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s Agents, and (ii) this indemnity shall not be construed to indemnify Tenant against consequential damages of any kind.

            20.3 The indemnifications set forth in this Section 20 shall survive termination of this Lease.

21.	ASSIGNMENT AND SUBLETTING.

            21.1 Generally. Tenant shall have the right to assign this Lease and to sublease the Premises (or any portion thereof) as and to the extent set forth in this Article 21. The foregoing notwithstanding, except as set forth in Section 21.4, below, Tenant shall not assign, encumber, mortgage, pledge, license, hypothecate or otherwise transfer the Premises or this Lease, or sublease all or any part of the Premises, or permit the use or occupancy of the Premises by any party other than Tenant, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, as determined in accordance (and subject to) with the terms and provisions of this Section 21.

            21.2 Procedure. Except for an assignment or sublease permitted as a matter of right under Section 21.4 of this Lease, and subject to Section 21.5, below (regarding a different procedure concerning Landlord’s right of recapture under certain circumstances), Tenant must request Landlord’s consent to each and every proposed assignment or sublease in writing at least twenty-one (21) days prior to the commencement date of the proposed sublease or assignment, which written request (a “Proposal Notice”) must include (a) the name and address of the proposed assignee or subtenant, (b) the nature and character of the business of the proposed assignee or subtenant,(c) a description of the material business terms of the proposed sublease or assignment (including a copy of the written proposal or term sheet, if any), and (d) complete financial information regarding the proposed assignee or subtenant, including financial statements for the three (3) prior fiscal years and the most recent fiscal quarter, of such proposed assignee or subtenant. Tenant shall also provide any additional information which may be reasonably available to Tenant that Landlord reasonably requests regarding such proposed assignment or subletting within the twenty-one (21) day period following Tenant’s delivery of a Proposal Notice to Landlord. Within twenty-one (21) days after Landlord receives Tenant’s Proposal Notice (with all information required by clauses (a) - (c), above, included), Landlord shall notify Tenant in writing whether Landlord approves or disapproves the sublease or assignment described in Tenant’s Proposal Notice (subject to Landlord’s review and approval of the sublease or assignment instrument in accordance with the provisions set forth below in this Section 21.1); and if disapproved, Landlord shall also state in its response the basis for such disapproval in reasonable detail. If Landlord does not respond to a Proposal Notice within twenty-one (21) days after Landlord receives same, then Landlord shall be deemed to have approved the proposed assignment or sublease, and Tenant may assign or sublease the Premises upon the terms stated in such Proposal Notice; provided (i) Tenant will provide Landlord with a copy of the sublease or assignment instrument actually utilized for the transaction in order that Landlord (A) may verify its conformity to the Proposal Notice, and (B) review and approve the form of assignment or sublease instrument (which shall remain subject to Landlord’s reasonable consent unless it was included with the Proposal Notice) and determine whether there is any net profit in which Landlord is entitled to share pursuant to Subsection 21.3.1, below, and (ii) the other terms and conditions set forth in Section 21.3 below shall apply, without modification, to such transaction irrespective of whether Landlord’s consent is obtained or deemed obtained. Any approval (or deemed approval) of the sublease or assignment described in Tenant’s Proposal Notice shall be without prejudice to Landlord’s right to disapprove the proposed sublease or assignment, if, after receiving a copy of the signed sublease or assignment instrument, either (1) the items described in clauses (a) - (c), above, with respect to the applicable Proposal Notice have changed in any material respect, and such material change would justify Landlord’s denial of approval under the standards of review set forth herein had such material changes been included in the Proposal Notice upon which Landlord’s initial approval was based, or (2) Landlord has a reasonable objection to any legal terms affecting Landlord’s rights with respect to such transaction within the form of assignment or sublease instrument that Tenant is unwilling or unable to modify. If Landlord does not disapprove the assignment or sublease instrument by written notice to Tenant given within ten (10) business days after Landlord receives a copy of the sublease or assignment instrument actually utilized for the transaction (on the limited basis set forth in the preceding sentence), and, if disapproved, specifying the basis for such disapproval, Landlord shall be deemed to have approved such assignment or sublease instrument (but not to any deviation from Section 21.3 not expressly approved by Landlord).

            21.3  Conditions. All subleases and/or assignments hereunder are also subject to all of the following terms and conditions:

                      21.3.1  In the case of any assignment or sublease which is subject to Landlord’s approval hereunder, Tenant shall pay to Landlord, as Additional Rent due under this Lease, (i) in the case of an assignment, fifty percent (50%) of all Net Profit associated with such assignment, (ii) in the case of any sublease other than a Short Term sublease, fifty percent (50%) of the Net Profit derived from such sublease, and (iii) in the case of a short term sublease, Tenant shall be entitled to retain the Net Profit, if any, derived from such sublease. For purposes hereof, the term “Net Profit” shall (i) in the case of an assignment, equal the total sum received by Tenant in consideration of such assignment less the amount of “Transaction Expenses” (as hereafter defined) associated therewith, and (ii) in the case of a sublease, equal the amount, if any, by which the rent, any additional rent and any other sums payable by the subtenant to Tenant under such sublease (subject, however, to the penultimate sentence of this Section 21.3.1), exceeds that portion of the Base Rent plus Additional Rent payable by Tenant hereunder with respect to the portion of the Premises which is the subject of such sublease, calculated after Tenant has recovered in full its Transaction Expenses from such net amount. The term “Transaction Expenses” shall mean all reasonable and actual expenses incurred by Tenant in procuring such assignment or sublease, including broker fees and legal fees (if any) paid by Tenant, any improvements which Tenant makes to the applicable portion of the Premises at Tenant’s expense in connection with such assignment or sublease, any leasing concessions paid by Tenant as part of such transaction, any buy-out of the assignee’s or sublessee’s existing lease paid for by Tenant as a part of such transaction and the cost of any downtime reasonably allocable to the portion of the Premises being subleased. In calculating Net Profit in an assignment or sublease transaction where a portion of the consideration being paid to Tenant is being paid other than in respect of the leasehold interest being conveyed as part of such assignment or sublease (for example, being paid for furniture or equipment being obtained as part of such transaction, or for services being provided by Tenant on an ongoing basis to a subtenant, such as telephone services, photocopying services, secretarial services and the like), the parties shall disregard such other consideration to the extent such other consideration bears a reasonable relationship to the cost incurred by Tenant to provide such other items and is not intended to be disguised subrents or assignment fees. The foregoing payments shall be made within ten (10) business days after Tenant receives the applicable consideration from the assignee or subtenant.

                      21.3.2  No consent to any assignment or sublease shall constitute a further waiver of the provisions of this Section 21, and all subsequent assignments or subleases may be made only in accordance herewith, including any provisions of this Section 21 which subject such subsequent assignments or subleases to the prior written consent of Landlord, under the standards set forth herein. In no event shall any consent by Landlord be construed to permit reassignment or resubletting by a permitted assignee or sublessee without compliance with all of the terms and conditions set forth in this Section 21.

                      21.3.3  Notwithstanding any assignment or sublease consented to by Landlord or permitted without Landlord’s consent under Section 21.4, below, Tenant shall remain liable for all Lease obligations, all of which shall be unaffected by any such sublease or assignment, and which Lease obligations shall remain in full force and effect for all purposes. An assignee of Tenant shall be directly liable to Landlord for all obligations of Tenant hereunder, but no sublease or assignment by Tenant, despite any such direct liability, shall relieve Tenant of any liability hereunder.

                      21.3.4  Any assignment or sublease which is consummated without complying with the provisions of this Section 21 shall constitute a Default (and a Material Default) under this Lease, and, if such assignment or sublease is one as to which Landlord would have had a right of recapture, or would have had a right to disapprove on a reasonable basis, but for Tenant’s non-compliance with this Section 21.3.4, shall be voidable by Landlord for a period of thirty (30) days after Landlord has actual knowledge of such assignment or sublease.

                      21.3.5  The term of any such assignment or sublease shall not extend beyond the Lease Term.

                      21.3.6  Every assignee and sublessee of Tenant shall be bound by and subject to each and every term, covenant and condition of this Lease (provided that sublessees shall not be bound by the covenants requiring payment of Rent, which shall remain the direct and primary obligation of Tenant), and no assignment or sublease shall be construed to modify in any way the terms of this Lease unless such modification is expressly agreed to by Landlord in a written instrument signed by Landlord which clearly and conspicuously evidences Landlord’s agreement to such modification.

            21.4  Permissive Assignments and Subleases.

                      21.4.1  Provided (i) Tenant is not then in Material Default under this Lease, (ii) such transfer is not effectuated as part of a transaction or series of transfers orchestrated with the intent to effect a transfer of this Lease (or Tenant’s interest herein) in isolation to Tenant’s other leasehold interests and assets (in order to avoid Landlord’s rights of consent, recapture and/or to share in Net Profits under this Article 21), and (iii) Tenant and such assignee both continue to be liable for all obligations of “Tenant” under this Lease after the effective date of such sublease or assignment as provided in Section 21.3.3, above, Tenant shall have the right, without Landlord’s prior written consent and without invoking Landlord’s right to recapture or Net Profits, to assign this Lease or sublet the Premises, in whole or in part, to (i) any wholly owned subsidiary or to any parent corporation of Tenant, or (ii) any affiliate or entity under common control with Tenant or any affiliate or entity under common control with a parent or subsidiary of Tenant, or (iii) any entity of which Tenant, a Tenant affiliate, Tenant partner, Tenant subsidiary, Tenant parent, or entity under common control with Tenant owns a controlling interest, or (iv) any entity which acquires all or substantially all of the assets or stock of Tenant, by merger, consolidation, acquisition or other business reorganization. An “Affiliate” shall mean any corporations or other business entities which control, are controlled by, or are under common control with the entity in question. Tenant shall give Landlord written notice of any such sublease or assignment at the time the same is effectuated.

                      21.4.2  Provided (i) Tenant is not then in Material Default under this Lease, and (ii) Tenant continues to be liable for all obligations of Tenant under this Lease after the effective date of any such sublease as provided in Section 21.3.3, above, Tenant shall have the right, subject to Landlord’s reasonable consent, but without invoking Landlord’s right of recapture or to Net Profits, to sublease (in the aggregate for the Premises) up to twenty percent (20%) of the Rentable Area and having a fixed term of not more than two (2) years, and a total term of not more than four (4) years with options (any such lease, a “Short Term Sublease”).

            21.5  Termination or Partial Termination.

                      21.5.1  Notwithstanding any other provision of this Section 21 to the contrary, in each instance where Tenant intends in a bona fide, good faith manner (i) to pursue an assignment of this Lease which is not permitted as a matter of right under Section 21.4, above, or (ii) to pursue a sublease which is not a Short Term Sublease, and which sublease encompasses (without aggregation with any prior subleases) more than twenty (20%) of the Rentable Area of the Premises for substantially the remainder of the Term of this Lease (which the parties stipulate shall mean sixty percent (60%) more of the balance of the Term of this Lease excluding unexercised renewal options), Tenant shall notify Landlord of such intent in writing (such notice, an “Intent Notice”), which Intent Notice shall include (A) a specific reference that such Intent Notice is being sent pursuant to this Section 21.5, and (B) if such Intent Notice relates to a sublease of the Premises, a reasonably specific description of the portion of the Premises proposed to be subleased by Tenant pursuant thereto, which shall be Independently Leasable Space under this Lease. If such Intent Notice does not also constitute a Proposal Notice (i.e., does not include all information required for a Proposal Notice), then for a period of thirty (30) days after receipt of such Intent Notice, Landlord shall have the right, in the case of a proposed assignment, to terminate this Lease in its entirety, or, in the case of a proposed sublease, to terminate this Lease in part (as to all, but not less than all, of the portion of the Premises which Tenant identified for proposed sublease in the Intent Notice), provided that, if prior to the expiration of such thirty (30) day period, Tenant provides Landlord with a Proposal Notice, then the time period within which Landlord must exercise its recapture right shall be reduced to the lesser of (i) the remaining period of such original thirty (30) day period at the time such Proposal Notice is delivered to Landlord, or (ii) ten (10) business days. Such right shall be exercised by Landlord’s delivery of a written notice of termination or partial termination (as applicable) to Tenant prior to the expiration of such thirty (30) day (or lesser, if applicable) period. If Landlord fails to respond to such Intent Notice prior to the expiration of such thirty (30) day (or lesser, if applicable) period, Landlord shall be deemed to have elected not to terminate the Lease, either in whole or in part, as the case may be, and Tenant shall thereupon be permitted to pursue such assignment or the sublease described in the Intent Notice, free from any right of termination or recapture on Landlord’s part with respect to the transactions described in the Intent Notice, but otherwise subject to the terms and provisions of Sections 21.2 - 21.4, above, including the requirement of obtaining Landlord’s approval if and to the extent described in such terms and provisions. If Tenant does not consummate an assignment or sublease transaction otherwise described within an Intent Notice within one (1) year after providing Landlord with such Intent Notice, Tenant shall be required to provide a new Intent Notice to Landlord, and afford Landlord an additional opportunity to exercise such right of termination or partial termination, as if the original Intent Notice had never been issued or responded to previously; provided that if Tenant has executed a letter of intent or term sheet providing for an assignment or sublease within the scope of an Intent Notice that has not been consummated as of the end of such one (1) year period, but Tenant is diligently working with the sublessee or assignee to consummate same, then the one (1) year period shall be extended until the transaction is either completed in the exercise of diligent efforts, or negotiations therefor have terminated. If Landlord elects to exercise its right of recapture under this Section 21.5.1 as to a proposed assignment or sublease within the scope hereof, Tenant shall have the right, for period of five (5) business days thereafter, to retract its Intent Notice by written notice of such retraction delivered to Landlord within such five (5) business day period (provided that, in such event, Tenant will be required to provide a new Intent Notice if it thereafter elects to proceed with an assignment or sublease within the scope of this Section 21.5).

                      21.5.2     In the event of a termination or partial termination of this Lease by Landlord as described in Section 21.5.1, above, as the case may be: (a) this Lease and the term hereof shall terminate (either as to the Premises as a whole, or only as to the portion thereof which Tenant is proposing to sublease, as the case may be) as of the thirtieth (30th) day after Landlord’s notice of termination to Tenant; (b) Tenant shall be released from all liability under the Lease (as to the terminated portion of the Premises only, in the case of a partial termination, or as to the Premises as a whole, in the case of an assignment) with respect to the period after the date of termination (other than the obligations and indemnities of Tenant which accrued with respect to the applicable portion of the Premises prior to the effective date of such termination, which obligations and indemnities shall expressly survive such termination or partial termination of this Lease); (c) all Base Rent, Additional Rent and other charges shall be prorated to the date of such termination, and appropriately adjusted if there is only a partial termination; (d) upon such termination date, Tenant shall surrender the Premises (or the applicable portion thereof) to Landlord in accordance with Section 26 of this Lease; and (e) in the case of a partial termination of this Lease, (i) Landlord shall have the obligation, at Landlord’s expense, to separate the portion of the Premises being terminated from the balance of the Premises, including the erection of a demising wall, the creation of a floor lobby area or other access to the Building core areas consistent with a multi-tenanted building, and, to the extent necessary under the circumstances, the separation of any applicable Building Systems (and upon the completion of such separation, the Premises and Building will be re-measured in accordance with the method of measurement described in Section 1.1, above, to account for the multi-tenanting of such floor), and (ii) Tenant shall be entitled as of the date of such recapture to a pro rata reduction of the Security Deposit posted hereunder based on a fraction of the amount then required to be posted by Tenant, the numerator of which is the Rentable Area of the Premises after such recapture, and the denominator of which is the total Rentable Area of the Building (and in such event, the Reduction Schedule set forth in Section 3.2(b), above, shall be appropriately adjusted, on a pro rata basis, to reflect such pro rata reduction). Such reduction shall be administratively effectuated in substantially the same manner as effectuating other reductions of the Security Deposit permitted from time to time under Section 3.2 of this Lease. Landlord will use all reasonable efforts to minimize any disruption or interference with Tenant’s use of the remaining portions of the Premises during its performance of any such separation.

            21.6     Criteria for Reasonableness. Without limitation, in determining whether it is reasonable or unreasonable for Landlord to deny its consent to any proposed assignment or sublease requiring Landlord’s consent, the parties agree (1) that Landlord shall not be required under any circumstances to accept any non de minimis modification to the terms of this Lease which may be included as part of such proposal, such as provision for a use which is not a permitted use hereunder; and (2) it shall be reasonable for Landlord to consider as factors, with such weight as Landlord deems appropriate, the creditworthiness, operating experience, and prior history of the proposed assignee or subtenant with respect to landlord/tenant or debtor/creditor relationships (such as, but not limited to, any history of defaults, evictions, or other disputes) with Landlord, other landlords or other creditors, as reasonably substantiated by Landlord. In addition, it shall not be unreasonable for Landlord to deny its consent (i) to any proposed assignment of this Lease (but not a sublease of less than all of the Premises) prior to Acceptance of Possession, or (ii) if, at the time Landlord’s consent to any assignment or sublease is solicited, Tenant is in Material Default or Material Breach of this Lease.

22.	SIGNS.

            22.1  During the Term of this Lease, for so long as Tenant continues to lease at least fifty percent (50%) or more of the office portion of the Building, Tenant shall have the exclusive right to erect such exterior signs on the Building as it reasonably deems desirable as well as the non-exclusive right to have one or more monument signs within the Project, for itself and its affiliates, subtenants and assignees, provided that (i) Tenant notifies Landlord in advance of erecting such signs, provides signage plans therefore, and obtains the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) all lobby, monument and/or exterior signage (and any changes thereto, shall be subject to the applicable provisions of the Declaration, including any design review and approval required thereunder, and (iii) Tenant’s rights shall in all events be subject to all rules, regulations, sign ordinances and requirements of governmental authorities having jurisdiction thereover. Any signage permitted hereunder shall be installed at Tenant’s sole cost and expense (but may be paid for out of the TI Allowance under Exhibit C). Tenant shall be responsible to maintain any permitted signs and remove the same at Lease termination (and to repair, at its expense, any areas of the Building or Premises which are damaged by such removal). If Tenant shall fail to do so within five (5) days after the date of Lease termination, Landlord may do so at Tenant’s cost. Tenant shall be responsible to Landlord for any damage to the Building caused by the installation, use, maintenance and/or removal of any such signs.

            22.2  Notwithstanding Section 22.1 to the contrary: (i) Tenant shall be entitled to exclusive usage of the lobby directory in the Building for so long as it is the sole office tenant of the Building (and if Tenant ceases to be the sole tenant of the Building, space within the lobby directory shall be allocated to Building tenants in proportion to the relative square footage of their premises), and (ii) Tenant may display its name and logo on the lobby of each floor of the Building occupied by Tenant (or a sublessee of Tenant) and at each suite entry, subject to Landlord’s prior written consent, which shall not be unreasonably withheld. All signage installed by Tenant under this subsection shall be at Tenant’s sole expense, with the exception of the basic lobby directory (excluding any special graphics installed by Tenant at Tenant’s expense), which directory shall be provided by Landlord at Landlord’s expense.

            22.3  In connection with the rights granted to Tenant under this Lease, Landlord agrees (i)

that no tenant of the Project shall have any naming rights with respect to the Project, and (ii) that it will cause the Declaration to include a provision which establishes the name of the Project for the properties governed thereby, and provides that no tenant or owner of any building within the Project will have naming rights in connection therewith.

            22.4  Landlord agrees that, to the extent it installs directional signage on any common areas within the Project on any “common areas” within the meaning of the Declaration in the vicinity of a transportation shuttle stop which allows office tenants or occupants to be listed, Tenant shall have the first right to have its identification sign placed thereon, and, if more than one office tenant or occupant is permitted to be listed on such sign, Tenant shall have the first right to have its identification sign placed in the most prominent position (to the extent possible) as any other tenant or occupant of the Project.

23.	LIENS.

            Tenant shall keep the Premises and the Buildings free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord and its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense for such liens. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond reasonably acceptable to Landlord within thirty (30) days after written request by Landlord. If Tenant fails to remove any lien within the prescribed thirty (30) day period, then Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such amount, including reasonable attorneys’ fees and costs, shall be deemed Additional Rent.

24.	DEFAULT.

            24.1  Tenant’s Default. A “Default” under this Lease by Tenant shall exist if any of the following occurs (taking into account the expiration of the notice and cure periods provided for below):

                      24.1.1  If Tenant fails to pay Base Rent, Additional Rent or any other sum required to be paid hereunder within five (5) business days after receipt (or deemed receipt pursuant to Section 30) by Tenant of written notice from Landlord that such payment was due, but was not paid as of the due date; or

                      24.1.2  If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money to Landlord as set forth in Section 24.1.1 above (including Tenant’s obligation to accept delivery of possession of phases of the Premises in accordance with Section 1.3, above), and Tenant fails to cure such breach within fifteen (15) calendar days after receipt (or deemed receipt pursuant to Section 30) by Tenant of written notice from Landlord where such breach could reasonably be cured within such fifteen (15) calendar day period; provided, however, that where such failure could not reasonably be cured within the fifteen (15) calendar day period, Tenant shall not be in Default if it commences such performance promptly after its receipt of Landlord’s written notice and diligently thereafter prosecutes the same to completion; provided that the foregoing cure period shall not be invoked to prevent Landlord from exercising its rights under Section 38 below to perform an obligation which Tenant has failed to perform under this Lease on Tenant’s behalf (and at Tenant’s expense), and with notice to the extent reasonable, in cases of Emergency; or

                      24.1.3 If Tenant shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant and of all or substantially all of Tenant’s property, (iv) file a petition seeking an order for relief under the Bankruptcy Code, as now or hereafter amended or supplemented, or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding within ninety (90) days after such proceeding is initiated.

            24.2 Remedies.

                    (A)     Upon a Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or available in equity or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

                             (i)     Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Base Rent, Additional Rent and other charges when due.

                             (ii)     Landlord may terminate this Lease, or may terminate Tenant’s right to possession of the Premises, at any time by giving written notice to that effect, in which event Landlord covenants to use commercially reasonable efforts to relet the Premises or any part thereof and mitigate its damages, as more fully set forth herein. Upon the giving of a notice of the termination of this Lease, this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, provided that, without limitation, Tenant’s obligation to pay Base Rent, Additional Rent and any other damages otherwise payable under this Section 24, shall survive such termination and shall not be extinguished thereby (but Landlord’s right to recover damages in respect of the same shall be subject to the limitations set forth in this Section 24). Upon the giving of a notice of the termination of Tenant’s right of possession, all of Tenant’s rights in and to possession of the Premises shall terminate but this Lease shall continue subject to the effect of this Section 24. Upon such termination, but only after Landlord obtains an order of a court of competent jurisdiction ordering Tenant’s eviction or surrender to Landlord of the Premises, Tenant shall surrender and vacate the Premises in the condition required by Section 26, and Landlord may re-enter and take possession of the Premises and all the remaining improvements or property and eject Tenant or any of the Tenant’s subtenants, assignees or other person or persons claiming any right under or through Tenant or eject some and not others or eject none, but again only after Landlord obtains a final order of a court of competent jurisdiction ordering Tenant’s eviction or surrender to Landlord of the Premises. This Lease may also be terminated by a judgment specifically providing for termination. Any termination under this Section shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages permitted under this Section, or from the payment of Rent, Additional Rent or other sum previously accrued or thereafter accruing against Tenant, all of which shall expressly survive such termination. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a constructive or other termination of Tenant’s right to possession or of this Lease, either of which may be effected solely by an express written notice from Landlord to Tenant. Upon termination, and provided Tenant has not removed such personal property from the Premises within five (5) days after Landlord has delivered an additional written demand to Tenant to remove its personal property from the Premises immediately by virtue of such termination (stating that the same will be removed, stored and/or discarded by Landlord if not removed by Tenant from the Premises within five (5) days thereafter, all of Tenant’s remaining personal property at the Premises shall thereafter be deemed to have been abandoned by Tenant, and Landlord shall thereupon have the right to remove all such personal property from the Premises and to either store same at Tenant’s cost or otherwise dispose of same at Tenant’s expense. In the event of any termination described in this subsection, Landlord shall have the right to seek to recover from Tenant as damages:

(a) The worth at the time of award of unpaid Base Rent, Additional Rent and other sums due and payable which had accrued at the time of termination (and the “worth at the time of award” of the amounts referred to in this Section 24.2.(A)(ii)(a) shall be computed by allowing interest at the Default Rate through the date of payment); plus

(b) The worth at the time of award of the amount by which the unpaid Base Rent, Additional Rent and other sums due and payable, which would have been payable after termination for the balance of the Lease Term, exceeds the fair rental value of the Premises for the balance of the Term, which Tenant shall have the burden of establishing unless such amount is in fact established on the basis of actual leases entered into by Landlord after Tenant’s Default, as more fully set forth below (and the “worth at the time of award” of the amounts referred to in this Section 24.2.(B)(ii)(b) shall be computed by discounting the same to present value using a discount rate of equal to the average yield to maturity of United States Treasury securities having a maturity most closely approximating the then unexpired Term of this Lease, plus one-hundred (100) basis points (hereinafter referred to as the “Applicable Discount Rate”); plus

(c) Any other amount necessary to compensate Landlord for all of the reasonable out-of-pocket costs incurred on account of Tenant’s failure to perform Tenant’s obligations under this Lease, including, without limitation, any costs or expenses reasonably incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, or cleaning the Premises; (iii) in replacing, altering or rehabilitating the Premises or a portion thereof, for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs reasonably necessary or appropriate to relet the Premises. To the extent any of such costs described in clauses (iii), (iv) and/or (v) are incurred in connection with a lease transaction having a term in excess of the remaining Term hereof, all aggregate amount of such costs shall be amortized on a straight-line basis over the term of such new lease, assuming equal monthly installments of principal and interest, at an interest rate equal to the greater of (i) the Default Rate, or (ii) twelve percent (12%) per annum, and Tenant’s liability shall be limited to the amortized portion of the same (i.e., the monthly payments as so determined) falling within the Term hereof.

In lieu of the amounts recoverable by Landlord pursuant to Section 24.2.(B)(ii)(b), above, but in addition to the amounts specified in Section 24.2(B)(ii)(a) and Section 24.2(B)(ii)(c) (or any other portion of this Section 24), Landlord may, at its sole election, recover “Indemnity Payments,” as defined hereinbelow, from Tenant. For purposes of this Lease “Indemnity Payments” means an amount equal to the Base Rent, Additional Rent and other payments provided for in this Lease which would have become due and owing hereunder from time to time during the unexpired Lease Term after the effective date of the termination, but for such termination, less the Base Rent, Additional Rent and other payments, if any, actually collected by Landlord and allocable to the Premises. If Landlord elects to pursue Indemnity Payments as set forth above, Tenant shall, on demand, make Indemnity Payments monthly, and Landlord may sue for all Indemnity Payments at any time after they accrue, either monthly, or at less frequent intervals. Tenant further agrees that Landlord may bring suit for Indemnity Payments and/or any other damages recoverable herein at or after the end of the Lease Term as originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord’s cause of action to recover the Indemnity Payments shall be deemed to have accrued on the last day of the Lease Term as originally contemplated. In seeking any new tenant for the Premises, Landlord shall be entitled to grant any concessions it deems reasonably necessary, as more fully set forth in Section 24.2(E), below. In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. To the fullest extent permitted by law, Tenant waives redemption or relief from forfeiture under any other present or future law, in the event Tenant is evicted from the Premises.

                      (B)     Landlord may, with or without terminating this Lease, re-enter the Premises pursuant to judicial process (except in the event of an abandonment by Tenant, or a failure of Tenant to take possession, in which event Landlord may re-enter without legal process to the extent allowed by law) and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this subsection shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

                      (C)     Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) to the service of any notice to quit or of Landlord’s intention to re-enter (provided the foregoing shall not be construed to relieve Landlord of the obligation to provide Tenant with any written notice and opportunity to cure otherwise provided for under this Lease), (2) to redeem the Premises, (3) to re-enter or repossess the Premises, (4) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, or (5) to the benefit of any law which exempts property from liability for debt.

                      (D)     Anything contained herein to the contrary notwithstanding, in no event shall Landlord be entitled to take possession of the Premises except pursuant to legal proceedings except in the case of an abandonment by Tenant, or a failure of Tenant to take possession, in which event Landlord may re-enter without legal process.

                      (E)     Notwithstanding anything in this Section 24 to the contrary, in the event of termination of this Lease or repossession of the Premises after a Default, and provided Tenant has cooperated reasonably with Landlord in surrendering possession of the Premises to Landlord after such Default has been sustained by a court of competent jurisdiction (in the case of a bona fide dispute) or where there is no bona fide dispute, after the cure period for such Default expired, Landlord agrees to use commercially reasonable efforts to mitigate its damages and relet the Premises after any termination of this Lease or Tenant’s right to possession of the Premises hereunder, provided that (i) (if applicable) Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in Annapolis Point Corporate Center then owned by Landlord or a Landlord Affiliate; (ii) Landlord shall have the right to divide the Premises, or to consolidate portions of the Premises with other spaces, in order to facilitate such reletting, as Landlord deems appropriate in its sole, but reasonable, discretion, (iii) Landlord shall not have any obligation to use efforts other than commercially reasonable efforts under the circumstances to relet the Premises and/or collect rental after any such reletting, and Landlord shall be deemed to have satisfied its obligation to use commercially reasonable efforts to relet the Premises (or any applicable portion thereof) if Landlord lists the Premises (or the applicable portion thereof) for lease with a commercial real estate broker licensed in Maryland, and gives reasonable consideration to incoming offers to lease space from creditworthy tenants at market terms, and, where it determines in its reasonable judgment to do so, negotiates with such prospective tenants for such lease(s), (iv) Landlord may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose, upon such terms as it deems appropriate in its sole but reasonable discretion, and may grant any rental or other lease concessions as it deems advisable in its sole, but reasonable, discretion, including free rent. In no event shall Tenant be entitled to any excess of any rental obtained under this Section 24.2.6 by reletting over and above the Base Rent and Additional Rent herein reserved. The intent of this Article 24 is to make Landlord whole in the event of a Default by Tenant, and, accordingly, Landlord may not invoke the provisions of this Section 24 in order to receive payment more than once for any damages suffered by Landlord as a result of, or to receive a windfall or extract a penalty from Tenant by virtue of, such Default by Tenant.

                      (F)     In the event Landlord relets all or any portion of the Premises after a Default by Tenant, Landlord shall have the right (but not the obligation) to seek the lump sum amount described in Section 24.2(A)(ii)(b) (herein referred to as “lump sum future rent loss damages”) with respect solely to such relet portion of the Premises, in lieu of Indemnity Payments thereafter accruing with respect to such relet portion of the Premises, in which event: (i) the calculation of the Base Rent, Additional Rent and other payments due for the balance of the Term, and of the “fair rental value of the Premises for the balance of the Term” (for purposes of calculating the lump sum future rent loss damages) shall be construed to refer solely to that portion of the Premises which was relet, and as to which Landlord is exercising its rights under this Section 24.2(F); (ii) such calculation shall be made on the basis of the actual rents received under the replacement lease, the actual downtime experienced in reletting, and all other economic factors which reasonably should be considered in evaluating the amount of future rent loss suffered by Landlord in connection with such reletting transaction as compared to the economic terms of this Lease applicable to such portion of the Premises; and (iii) such lump sum recovery shall not affect Landlord’s right to continue to seek and receive Indemnity Payments for the remaining portions of the Premises (whether the same have or have not been relet) under Section 24.2(B), and to exercise thereafter its right under this Section 24.2(F) to seek lump sum future rent loss damages as to any such portion of the Premises which is subsequently relet, which right shall survive any calculation and payment of lump sum future rent loss damages for any portion of the Premises as to which Landlord exercises its rights under this Section 24.2(F).

                      (G)     To the extent that this Lease might be construed as a contract to make a lease as opposed to the conveyance of a leasehold interest because a Default occurs under this Lease prior to Tenant’s acceptance of possession of the Premises, the parties agree that Landlord’s rights and remedies as set forth in this Lease (including this Section 24 and Section 3) shall apply as contractual rights and remedies of Landlord against Tenant.

                      (H)     Nothing set forth in this Section 24 shall be construed to limit Landlord’s rights in and with respect to the Security Deposit upon the occurrence of a Default by Tenant under this Lease, or under circumstances where Landlord is entitled under the express terms of Section 3 of this Lease to draw upon the Letter of Credit due to Tenant’s failure to provide a renewal, extension or substitute letter of credit when required to do so thereunder, all as more fully established in and limited by the terms of Article 3 of this Lease.

                      (I)     Notwithstanding any provision of this lease to the contrary, neither Landlord or Tenant shall be liable to the other for unforeseeable and/or consequential damages of any kind, provided that specific measures of damages provided for in this Lease (for example, under this Section 24 or under Section 3.5, above) shall be deemed not to constitute unforeseeable or consequential damages.

                      (J)     Notwithstanding the foregoing provisions of this Section 24.2 to the contrary, if and for so long as Tenant is disputing in good faith a claim by Landlord that Tenant is in Non-

Monetary Default (as such term is hereinafter defined), and provided Tenant has notified Landlord of the basis for such dispute in writing and with reasonable particularity within the initial cure period provided for for such claimed Non-Monetary Default under Section 24, Landlord agrees to forbear on the exercise of its right to terminate this Lease or to terminate Tenant’s right of possession unless and until it has been determined by a court or by arbitration (as applicable) that the claimed Non-Monetary Default does exist and the same is not thereafter fully cured by Tenant to Landlord’s satisfaction within ten (10) days after the court’s or arbitrator’s determination. The foregoing shall not restrict Landlord from exercising any other rights or remedies provided for hereunder, including the right to seek damages and/or equitable relief, and the right to perform unperformed obligations of Tenant pursuant to Section 38, in connection with a claimed Non-Monetary Default by Tenant, although Landlord acknowledges that its right to recover from Tenant the costs associated with the exercise or attempted exercise of such other rights and/or remedies may be limited or inapplicable if the dispute in question is ultimately resolved in Tenant’s favor. The term “Non-Monetary Default” shall mean a Default by Tenant of any covenant in this Lease other than a Default in the payment of Base Rent or Additional Rent.

25. SUBORDINATION.

            25.1 Subordination. Subject to the last sentence of this Section 25.1, this Lease is and shall at all times be and remain subject and subordinate to the lien of any Mortgage or Ground Lease now or hereafter in force against the Property, and to all advances made or hereafter to be made upon the security thereof, and Tenant shall execute and return to Landlord any customary and reasonable documentation requested by Landlord in order to confirm the foregoing subordination (and reasonably acceptable to Tenant) within ten (10) business days after Landlord’s written request. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Property, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as the Landlord under this Lease (subject to the terms and requirements of this Lease). Notwithstanding the provisions of this Section 25.1 to the contrary, the subordination of this Lease by Tenant to the lien of any Mortgage or Ground Lease now or hereafter in force against the Property, and to all advances made or hereafter to be made upon the security thereof, shall be expressly subject to Tenant’s receipt of an SNDA from the mortgagee, deed of trust beneficiary, ground lessor or underlying lessor thereunder, which SNDA substantially meets the requirements of this Lease, or is otherwise reasonably accepted by Tenant, all as more fully set forth in Section 25.2, below.

            25.2 Non-Disturbance. Landlord and Tenant agree that the subordination of this Lease to any future Mortgage or Ground Lease shall be subject to the delivery of an SNDA in a form to be negotiated in good faith between Landlord, Tenant and the applicable lienholder or lessor, to which the approval by Tenant and Landlord shall not be unreasonably withheld, conditioned or delayed (and which shall be deemed reasonable if such form substantially meets the definition of SNDA set forth in Section 1.11 of this Lease). Upon obtaining such SNDA from such lienholder or lessor, Landlord and Tenant each agree to promptly execute such SNDA and to deliver same to the applicable parties. Landlord and Tenant further agree that the form of SNDA attached as Exhibit H hereto and made a part hereof is now and shall be a mutually acceptable form of SNDA.

26. SURRENDER OF POSSESSION.

            Upon expiration of the Lease Term as to each applicable phase of the Premises, Tenant shall promptly and peacefully surrender such phase of the Premises to Landlord in as good condition as when received by Tenant from Landlord, reasonable use and wear and tear and damage by insurable fire and casualty, and by condemnation, excepted.

27. NON-WAIVER.

            Waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition(s), or any subsequent breach of the same or any other term, covenant or condition of this Lease.

28. HOLDOVER.

     28.1 Generally. If Tenant shall, without the written consent of Landlord, hold over with respect to any portion of the Premises after the expiration of the Lease, the same shall constitute a Default hereunder and Tenant shall be deemed a tenant at sufferance with respect to the Premises, which tenancy may be terminated as provided by applicable state law. During any holdover tenancy (whether or not consented to by Landlord), unless Landlord has otherwise agreed in writing, Tenant agrees to pay to Landlord an occupancy charge equal to (i) one hundred twenty five percent (125%) of the Rent (including Additional Rent) as was in effect under this Lease for the last month of the Lease Term for the first thirty (30) days of such holdover (determined on a phase-by-phase basis, even if portions of each such phase are surrendered by Tenant), and (ii) for each day of such holdover after the end of the initial 30-day period, the greater of (A) one hundred fifty percent (150%) of the Rent (including Additional Rent) as was in effect under this Lease for the last month of the Lease Term, or (B) one hundred fifty percent (150%) of the fair market rental rate then applicable to comparable spaces in the Applicable Submarket. Landlord and Tenant agree that the fair market rental rate applicable under clause (ii)(B), above shall (1) include both base rental and Additional Rent, and (2) shall be determined under the Renewal Parameters as defined herein, and using either the Three Broker Method substantially as described in Section 51 of this Lease, or by a court of competent jurisdiction, as Landlord may elect in its sole discretion. Such payments shall be made in an amount equal to one (1) full month’s holdover rent at the beginning of each month of such holdover, without being deemed to create a month-to-month tenancy. In the case of a holdover which has been consented to by Landlord, unless otherwise agreed to in writing by Landlord and Tenant, Tenant shall give to Landlord thirty (30) days prior written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days prior written notice to quit the Premises, except in the event of non-payment of Rent or Additional Rent (in advance) or the existence of a Default. Except as provided in the previous sentence, upon expiration of the Lease Term as provided herein, Tenant shall not be entitled to any notice to quit, the usual notice to quit being hereby expressly waived under such circumstances, and Tenant shall surrender the Premises on the last day of the Lease Term as provided in Section 26, above.

     28.2 Short Term Renewal Option.

               28.2.1 In order to accommodate Tenant’s ability to time its surrender of the Premises consistent with its then-existing circumstances (as of the expiration of the Term of this Lease), Landlord agrees that Tenant shall have a one-time right and option (the “Surrender Option”) to extend the Term of this Lease as to all (but not less than all) of the Premises for a fixed term of six (6) months, which additional period (the “Surrender Term”) shall constitute a part of the Term of this Lease. Tenant shall exercise its Surrender Option by written notice to Landlord delivered not more than eighteen (18) months and not less than nine (9) months prior to the expiration of the Term then ending. In the event that Tenant fails or declines to provide the applicable written notice exercising the Surrender Option (subject, however, to Tenant’s right to provide a Renewal Notice pursuant to Section 51, if a Renewal Option is then still available for exercise by Tenant) prior to the expiration of the time period described in the preceding sentence (time being of the essence with respect thereto), then the Surrender Option, and all unexercised Renewal Options, shall, upon the expiration of such time period, become null and void and be of no further force or effect and Tenant and

Landlord shall, at the request of Landlord, execute an instrument in form and substance acceptable to Landlord confirming such facts. If Tenant exercises the Surrender Option, the same shall constitute Tenant’s irrevocable waiver of all unexercised Renewal Options under this Lease, if any.

               28.2.2 The Surrender Term shall be upon the same terms and conditions of this Lease except that: (a) the monthly Base Rent during the Surrender Term shall equal one hundred three percent (103%) of the monthly Base Rent in effect for the last month of Term then ending; (b) Tenant shall have no further option to renew or extend the Lease Term beyond the expiration of the Surrender Term; and (c) the Premises shall be delivered to and retained by Tenant in their then existing, “as is” condition as of the date the Surrender Term commences.

29. CONDEMNATION.

     29.1 Definitions. The terms “eminent domain”, “condemnation”, and “taken”, and the like in this Section 29 include takings for public or quasi-public use, and sales under threat of condemnation and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

     29.2 Taking. If the whole of the Premises is taken, either permanently or temporarily, by eminent domain or condemnation, this Lease shall automatically terminate as of the date title vests in the condemning authority, and Tenant shall pay all Base Rent, Additional Rent, and other payments up to that date. For purposes of this Lease, any temporary taking which exceeds one hundred eighty (180) consecutive days shall be deemed to be a permanent taking. If fifteen percent (15%) or more of the Premises is permanently taken by eminent domain or condemnation, or if all access to the Premises is, by virtue of a taking by eminent domain or condemnation, denied for a period in excess of one hundred eighty (180) consecutive days and substitute access reasonably acceptable to Tenant is not available prior to the end of such period, then Tenant shall have the right (to be exercised by written notice to Landlord within sixty (60) days after receipt of notice of said taking or at any time after the expiration of the 180-day period in which access is denied, as applicable, but in no event after any temporary taking ends) to terminate this Lease from the date when possession was taken thereunder pursuant to such proceeding or purchase. In addition, Tenant shall have the right to terminate this Lease by written notice to Landlord if, as a result of any condemnation or other similar action (i) an amount of the parking spaces in the Parking Facilities are permanently taken, such that the remaining parking available to Tenant and Tenant’s agents therein (including, in the case of a temporary taking only, any parking that may be made available through means of stacking, valet parking and other reasonable substitute parking, which may include off-site parking with a shuttle bus service operated by Landlord for the benefit of Tenant) is less than ninety (90%) of the Parking Allocation granted to Tenant herein, or (ii) access to the Premises from a public right of way to the internal roads of the Project is denied for a period in excess of one hundred eighty (180) consecutive days and substitute access reasonably acceptable to Tenant is not available prior to the end of such period. Tenant agrees that reasonable substitute access will be deemed to exist if a detour involving a different route from any public right of way to the Premises is made available during any period where roadwork of a non-permanent nature is being performed by any applicable governmental or quasi-governmental authority. Landlord and Tenant further agree that the widening or reconfiguration of Kinkaid Road or any other road providing access to the Premises, if any, shall not constitute a taking. If Tenant does not elect to terminate this Lease, as aforesaid, then Landlord shall, within a reasonable time after title vests in the condemning authority, repair and restore, at Landlord’s expense, the portion not taken so as to render same into an architectural whole, and, if any portion of the Premises is taken, thereafter the Rent shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken. If there is a temporary taking involving the Premises or Buildings, if a taking of other portions of the Buildings or Common Areas does not deny Tenant access to the Buildings and Premises, or permanently reduce parking in the amount described above, or if less than fifteen percent (15%) of the Premises is permanently taken by eminent domain or condemnation, then this Lease shall not terminate, and Landlord shall repair and restore, at its own expense, the portion not taken so as to render same into an architectural whole, and, if any portion of the Premises was taken, albeit even temporarily, the Rent shall thereafter be reduced (on a per square foot basis) in proportion to the portion of the Premises taken but solely for the period of the taking if the same is not permanent.

     29.3 Award. Except as set forth below, Landlord reserves all rights to damages to the Premises or arising out of the loss of any leasehold interest in the Premises created hereby, arising in connection with any partial or entire taking by eminent domain or condemnation. Tenant shall make no claim against Landlord or the condemning authority for damages for termination of Tenant’s leasehold interest or for interference with Tenant’s business as a result of such taking. The foregoing notwithstanding, Tenant shall have the right to claim and recover from the condemning authority compensation for any loss which Tenant may incur for Tenant’s moving expenses, business interruption or taking of Tenant’s personal property (but specifically excluding any leasehold interest in the Buildings or Premises) under the then applicable law provided that Tenant shall not make any claim that will detract from or diminish any award for which Landlord may make a claim.

30. NOTICES.

     All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and shall be delivered personally or sent by United States certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable overnight carrier (with confirmation of receipt or refusal of delivery), to the addresses set out in Section 1.7, and to such other person or place as each party may from time to time designate in a notice to the other. Notices may also be given by facsimile transmission (with a confirmed receipt) to the facsimile number indicated in Section 1.7, provided that any notice given by facsimile transmission shall also be delivered using one of the other permitted methods of delivering notices under this Section 30, provided that any notice delivered by facsimile transmission shall be deemed to have been given upon the date of receipt as reflected in the facsimile receipt confirmation. Any notice from Tenant to Landlord asserting a default by Landlord under this Lease must also be provided to Landlord’s mortgagee, at the address provided under Section 1.7 of this Lease, or to such other person or place as such mortgagee may notify Tenant pursuant to the notice provisions of the SNDA or this Section 30. All notice delivered other than by facsimile shall be deemed given upon the earlier to occur of actual receipt or refusal of delivery.

31. MORTGAGEE PROTECTION.

     So long as Tenant receives an applicable SNDA, or is senior to such mortgagee (and receives notice from such mortgagee of the mortgagee’s notice address), Tenant agrees to give any mortgagee(s) and/or trust deed holder(s), by certified mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice, if such notice address is different than that currently stated in Section 1.7 of this Lease, Tenant has been notified in writing (by way of notice of assignment of rents and leases, delivery of an SNDA, or otherwise) of the addresses of such mortgagee(s) and/or trust deed holder(s). Except as may otherwise be provided to the contrary in the SNDA, and without in any way affecting or extending the 60-day irrevocable election period described in clause (b) of the definition of “SNDA” in Section 1.11, above and in the SNDA attached as Exhibit H to this Lease, Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) and/or trust deed holder(s) shall have an additional thirty (30) days within which to cure such default during which time Tenant shall not have the right to pursue any claim against Landlord, such mortgagee and/or such trust deed holder(s), including but not limited to any claim of actual or constructive eviction.

32. COSTS AND ATTORNEYS’ FEES.

     In any litigation between the parties arising out of this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses and court costs including reasonable attorneys’ fees incurred by the prevailing party, in preparation for and (if applicable) at trial, and on appeal.

33. BROKERS.

     33.1 Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Annapolis Partners LLC, acting as a broker under owner exemption pursuant to Maryland brokerage law, in the negotiating or making of this Lease. Annapolis Partners LLC shall be paid a market rate leasing commission in respect of this Lease, which commission shall constitute a part of the Total Cost to Complete, as defined in the Work Agreement. Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys fees and costs, incurred by Landlord in conjunction with any breach of the foregoing representation and warranty by Tenant. Landlord represents and warrants to Tenant that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any brokers in negotiating or making this Lease, and shall indemnify, defend and hold Tenant, and its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys fees and costs, incurred by Tenant in conjunction with any breach of the foregoing representation and warranty by Landlord.

34. LANDLORD’S LIABILITY; LANDLORD’S DEFAULT.

     34.1 No Personal Liability. Anything in this Lease to the contrary notwithstanding, Tenant shall look solely to Landlord’s interest in the Property (including the net proceeds of insurance, condemnation and sale thereof), but not to any other personal assets, or separate business or non-business assets, of Landlord, or any partner, shareholder, member, officer or representative of Landlord, for the satisfaction of any claim brought by Tenant against Landlord; and if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only (i) out of the proceeds of sale received upon levy against the right, title and interest of Landlord in the Property, (ii) out of the net proceeds of insurance or condemnation in respect of the Land and Building, and/or (iii) to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the property of which the Premises are a part. In no event shall Landlord transfer the Property to any person or entity without transferring or assigning this Lease to such person or entity. In addition, to the extent Landlord misappropriates funds paid to Landlord in respect of Real Estate Taxes (i.e., fails to pay Real Estate Taxes despite having received such payments from Tenant), Landlord shall have personal liability to Tenant hereunder to the extent (but solely to the extent) of such misappropriation.

     34.2 Notice and Cure. In no event shall Landlord be in default of this Lease unless Tenant notifies Landlord of the precise nature of the alleged breach by Landlord, and such breach is not cured within fifteen (15) calendar days after the date of Landlord’s receipt of such notice; provided that (i) if the alleged breach is of such a nature that it cannot reasonably be cured within such fifteen (15) calendar day period, then Landlord shall not be in default if a cure of such breach is commenced within such fifteen (15) day period and diligently thereafter prosecuted to completion, and (ii) in the event of an Emergency, such grace or cure period may be shortened as reasonably necessary given the scope and nature of the Emergency, provided that such shortened grace or cure period shall only apply to permit the exercise of Tenant’s self help rights under Section 34.4, below.

     34.3 Rights and Remedies — Generally. In the event of a default by Landlord after expiration of applicable cure periods, Tenant shall be entitled to pursue all rights and remedies available at law or in equity except as limited by this Lease, and in all events excluding consequential damages. In addition, in no event shall Tenant have any right to terminate this Lease by virtue of any uncured default by Landlord, except (i) under circumstances affecting a substantial portion of the Premises which would constitute a constructive eviction under applicable principles of the law of the State of Maryland (and with respect to which Tenant satisfies the requirements for a constructive eviction claim under applicable law), and (ii) where otherwise expressly permitted pursuant to the terms of this Lease, if ever. Tenant shall have the obligation to use commercially reasonable efforts under the circumstances to mitigate its damages in the event of any default by Landlord hereunder.

     34.4 Tenant’s Right to Perform Landlord’s Obligations After a Default by Landlord and to Pre-Judgment Offset.

          34.4.1 Among other remedies permitted to be exercised by Tenant upon a default by Landlord of its obligations hereunder after expiration of applicable cure periods established under Section 34.2, above (including any reduced cure period applicable by virtue of an Emergency or the existence of an Abatement Event), and without waiving or releasing Landlord from any such obligation of Landlord, in the event any such default impairs Tenant’s use, occupancy and/or enjoyment of the Premises, Tenant may, but shall not be obligated to, perform any such obligation of Landlord (including the right to exercise Landlord’s self-help rights under the Reciprocal Easement Agreement, if applicable), and all reasonable sums rightfully paid by Tenant under this Section, and all reasonable penalties, interest and costs incurred in connection therewith, plus an administrative charge equal to ten percent (10%) of the cost of such performance, shall be due and payable by Landlord (together with interest at the Default Rate from the date such amount was paid by Tenant to the date such amount was repaid by Landlord) within thirty (30) days after Tenant’s written demand to Landlord accompanied by reasonable substantiation of the applicable costs (provided, however, that if Tenant is not then current with respect to all monies due Landlord, such sums due from Landlord shall instead be credited against Tenant’s outstanding balance). The foregoing right to perform Landlord’s obligations shall only apply after the requisite notice and opportunity to cure has been afforded to Landlord (taking into account any shortened cure period permitted in cases of Emergency, and in case of an Abatement Event as provided below) as long as Landlord is not diligently engaged in curing such default. In the case of an Abatement Event, Tenant may exercise the self help rights provided under this Section 34.4 to cure the problem giving rise to the Abatement Event if Landlord does not commence to take steps to cure a problem which might give rise to an Abatement Event within one (1) business day after Landlord (and Landlord’s mortgagee) are first notified thereof by Tenant, or at any time thereafter fails to pursue such cure in a diligent fashion. The foregoing cure period applicable to Abatement Events shall not be construed to modify any provision of this Lease provided for a shortened grace or cure period (for purposes of exercising self-help rights) in the event of an Emergency. To the extent permitted by Section 9.5, above, amounts paid by Landlord to Tenant in respect of Tenant’s exercise of self-help rights under this Section 34.4.1 may constitute Operating Costs recoverable by Landlord under (and pursuant to the terms and limitations of) Article 9 of this Lease. Nothing set forth in this Section 34.4.1 shall be construed to limit any rights of self-help provided for under the applicable provisions of Section III(C).1 of Exhibit C of this Lease.

            34.4.2    If Landlord fails to make any payment of Real Estate Taxes required to be made by Landlord under Article 10 of this Lease prior to delinquency (other than as a result of Tenant’s failure to make the reimbursement Tenant is required to make under Article 10) and such failure continues for a period of thirty (30) days after written notice thereof from Tenant to Landlord (and Landlord’s mortgagee), Tenant shall have the right, but not the obligation, to pay such Real Estate Taxes on behalf of Landlord, and to deduct the amount so paid (plus interest from the date paid to the date recovered at the Default Rate) from the next payments of Rent required to be paid by Tenant hereunder, until such amount has been recovered in full.

     34.5    Enforcement of Final Judgment for Amounts Due and Owing. If Landlord, within thirty (30) days after the receipt from Tenant of its written demand therefor, fails to reimburse Tenant for the reasonable costs and expenses of Tenant’s exercise of its self help rights hereunder, or any other sums due and payable from Landlord to Tenant under this Lease, Tenant may seek the entry of a judgment against Landlord for the amount thereof, plus interest at the Default Rate and Tenant’s reasonable costs of collection (including reasonable attorney’s fees). If Tenant thereafter obtains a final, non-appealable judgment against Landlord, and Landlord fails to pay the amount thereof within thirty (30) days after the date of such judgment, Tenant shall have the right, in addition to the execution upon Landlord as and to the extent permitted under Section 34.1, above, to offset the amount of such judgment in full against the next payments of Base Rent and Additional Rent payable by Tenant hereunder. The foregoing notwithstanding, a final arbitration award made pursuant to Section 49 of this Lease, in connection with an arbitration proceeding where both Landlord and Tenant had the opportunity to participate fully, shall be deemed to constitute a final, non-appealable judgment within the meaning of this Section 34.6.

     34.6 No Implied Rights of Offset. Except for the rights of offset specifically and expressly set forth in this Lease, and subject to any limitations on such rights of offset set forth in this Lease, Tenant shall have no right of offset against Rent payable hereunder, whether such rights may exist under statute, common law principles or otherwise.

35. ESTOPPEL CERTIFICATES.

     35.1 Tenant shall, from time to time, within fifteen (15) business days of Landlord’s written request, execute, acknowledge and deliver to Landlord and any designee of Landlord having a reasonable business interest in receiving factual certifications regarding this Lease in connection with a commercial business transaction involving Landlord and such designee, a written statement certifying (to the extent true): the date the Lease was executed and the date it expires; the date the Tenant entered occupancy of the Premises (or applicable phases thereof); the amount of Base Rent, Additional Rent and other charges due hereunder and the date to which such amounts have been paid; that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of any agreement so affecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing; that, to Tenant’s knowledge, all conditions under this Lease to be performed by the Landlord have been satisfied (or specifying any such conditions that have not been satisfied); that, to Tenant’s knowledge, all required contributions by Landlord to Tenant on account of Tenant’s improvements have been received (or specifying any such contributions that have not been received); that, to Tenant’s knowledge, there are no existing defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord (or specifying any such existing defenses or offsets if known to Tenant); that no Rent has been paid more than one (1) month in advance; the amount of the Security Deposit that is then being held by Landlord, if any; or any other customary factual matters correctly and truthfully evidencing the status of the Lease, as may be reasonably required either by a lender making a loan to Landlord to be secured by a deed of trust or mortgage against the Building, or a purchaser of the Building, which written statement shall be in substantially the same form as Exhibit G attached hereto and made a part hereof by this reference. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by the parties to whom such certificate is addressed (including Landlord, a prospective purchaser of Landlord’s interest (and its mortgagee) and/or a mortgagee of

Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Building, if applicable). If Tenant fails to respond within fifteen (15) business days after receipt by Tenant of a written request by Landlord as herein provided, and such failure continues for an additional five (5) business day period after Landlord notifies Tenant in writing of its failure to have responded to the first request (a “Reminder Notice”) (which Reminder Notice must specifically reference this Section 35 and state that, if Tenant fails to provide the written statement within such five (5) business day period, Tenant shall be deemed to have executed and delivered the written estoppel certificate previously provided by Landlord without modification and to have admitted the accuracy of any information set forth therein), then if Tenant fails to provide the required statement within five (5) business days after the date of the Reminder Notice, Tenant shall be deemed to have executed and delivered the written estoppel certificate previously provided by Landlord without modification and to have admitted the accuracy of any information set forth therein.

     35.2 Landlord shall, from time to time, within fifteen (15) business days after Tenant’s written request in connection with any third party transaction in which such certificate is required by one of the parties, execute, acknowledge and deliver to Tenant or its designee a written statement stating (to the extent true): the date the Lease was executed and the date it expires; the amount of Base Rent, additional rent and other charges due hereunder and the date to which such amounts have been paid; that this Lease is in full force and effect and, to Landlord’s knowledge (without special investigation), has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of any agreement so affecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing (or identifying any such other agreements); that on the date of such certificate, to Landlord’s knowledge, there is no Default on the part of Tenant which is then continuing; that no Rent has been paid more than one (1) month in advance (or, if so, the amount thereof); the amount of the Security Deposit that is then being held by Landlord, if any; and/or any other matters evidencing the status of the Lease as may reasonably be required either by the third party requesting such certification in connection with such transaction or in connection with any required SEC filing. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by the parties to whom it is addressed. If Landlord fails to respond within fifteen (15) business days after receipt by Landlord of a written request by Tenant as herein provided, and such failure continues for an additional five (5) business day period after Tenant notifies Landlord in writing of its failure to have responded to the first request (a “Reminder Notice”) (which Reminder Notice must specifically reference this Section 35 and state that, if Landlord fails to provide the written statement within such five (5) business day period, Landlord shall be deemed to have executed and delivered the written estoppel certificate previously provided by Tenant without modification and to have admitted the accuracy of any information set forth therein), then if Landlord fails to provide the required statement within five (5) business days after the date of the Reminder Notice, Landlord shall be deemed to have executed and delivered the written estoppel certificate previously provided by Tenant without modification and to have admitted the accuracy of any information set forth therein.

36. FINANCIAL STATEMENTS.

     36.1 For so long as Tenant is and remains a publicly traded company which meets its obligation to file financial statements as part of its annual and quarterly reporting to the United States Securities and Exchange Commission (the “SEC”), Tenant’s financial reporting obligations under Section 36.2, below, shall be suspended and Landlord will during such period obtain copies of the quarterly and annual financial statements filed by Tenant with the SEC during the Term of this Lease from public sources.

     36.2 Subject to Section 36.1, above, Tenant shall, within ten (10) days after Landlord’s request, which request may not be made more than once during any fiscal quarter with regard to quarterly reports or more than once during any fiscal year with regard to annual reports, deliver to Landlord, Tenant’s unaudited quarterly financial statement for its most recent fiscal quarter and (to the extent not previously delivered by Tenant to Landlord) Tenant’s audited annual financial statement for its two (2) most recent fiscal years. Such quarterly and annual financial statements shall include, at a minimum, a balance sheet, an income statement, and a statement of change in financial position or sources and uses of cash, together with any accompanying notes customary for the type of financial statement being submitted under applicable FASB standards. Tenant hereby agrees that Tenant’s annual financial statements shall be completed within ninety (90) days after Tenant’s fiscal year-end and that Tenant’s quarterly financial statements shall be completed within thirty (30) days after Tenant’s fiscal quarter-end. The certified public accountant preparing any such annual financial statement shall provide an opinion that such financial statement is complete and materially accurate and that the same has been prepared in accordance with generally accepted accounting principles consistently applied.

37. TRANSFER OF LANDLORD’S INTEREST.

               In the event of any transfer(s) of Landlord’s interest in the Premises or the Building, other than a transfer for collateral purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, but solely to the extent such obligations are assumed by the transferee either expressly or by operation of law, and, provided such obligations are assumed (and this Lease, and Tenant’s rights and obligations hereunder, are recognized by the transferee) either expressly or by operation of law, Tenant agrees to attorn to the transferee as Landlord hereunder.

38. RIGHT TO PERFORM.

     If Tenant shall fail to pay any sum of money, other than Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for fifteen (15) calendar days or such longer period as is reasonably necessary provided Tenant commences such performance promptly after its receipt of Landlord’s written notice of such failure and diligently thereafter prosecutes the same to completion, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. The foregoing right to perform Tenant’s obligations shall only apply after the requisite notice and opportunity to cure has been afforded to Tenant (taking into account any shortened cure period permitted in cases of Emergency) as long as Tenant is not diligently engaged in curing such default. All reasonable sums rightfully paid by Landlord under this Section, and all reasonable penalties, interest and costs incurred in connection therewith, plus an administrative charge equal to ten percent (10%) of the cost of such performance, shall be due and payable by Tenant within thirty (30) days after Landlord’s written demand accompanied by reasonable substantiation of the applicable costs, together with interest thereon at the Default Rate from the date such sums were paid by Landlord through the date of payment by Tenant to Landlord. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies for nonpayment of sums due under this section as would be the case in any monetary Default under this Lease (such as a Default by Tenant in the payment of Rent). The foregoing notwithstanding, in the event of an Emergency arising from or in connection with Tenant’s failure to perform its obligations under this Lease, Landlord shall be entitled to make the requisite performance prior to expiration of the applicable cure period under this Section (or even prior to giving notice under particularly exigent circumstances) if the magnitude of the Emergency, and the need to act immediately, is so great that Landlord’s immediate action is reasonable under the circumstances; and, in such event, the same shall not be construed to prevent or preclude Landlord from recovering the costs associated with such exercise from Tenant, in accordance herewith.

39. REDEVELOPMENT AGREEMENT/TRANSPORTATION DEMAND MEASURES.

     Tenant acknowledges that (i) the Redevelopment Agreement contains certain development standards that apply to the Project, including limits on the maximum rentable area and floor area ratio (“FAR”), and the number of Employees (as defined therein), parking spaces and vehicular trips per peak hour, that are applicable to the Project as a whole and to each and every owner and tenant within the Project (the “Development Standards”), (ii) in the event of a violation of the Development Standards, the County has certain remedies against Landlord, and/or any owner or tenant in the Project that bears responsibility for such violation, (iii) Section 4.1 of the Redevelopment Agreement provides that, so long as certain of the Development Standards (identified therein) are being complied with, there is a conclusive presumption that the Project is not exceeding the maximum number of permissible “Employees” (which presumption ceases to apply if any of such Development Standards is being violated), and (iv) upon any violation of the Development Standards (or any other applicable provisions of the Redevelopment Agreement), the County is entitled to invoke certain remedies, including requiring the implementation of certain “Transportation Demand Measures”, or “TDMs” (which may include a requirement that tenants, and their agents, employees and visitors use car pools, shuttle services or other means to reduce traffic entering and exiting the Project during peak hours, as delineated therein). Tenant hereby acknowledges that, for purposes of the Redevelopment Agreement, the Premises (i) is hereby allocated, and shall not have more than, 466 Employees (as defined in the Redevelopment Agreement), (ii) is hereby allocated 463 parking spaces (which shall be subject to adjustment based on a parking ratio of 1 parking space for each 324 gross square feet of the Premises), and (iii) is hereby allocated a total of 178 vehicle trips (entering and exiting the Project) per peak hour during the hours of 7:00 a.m and 9:00 a.m., and a total of 180 vehicle trips (entering and exiting the Project) per peak hour during the hours of 4:00 p.m. and 6:00

p.m.. Tenant further agrees (1) that each the foregoing allocations is based on a fraction, the numerator of which is the total gross square footage of the Premises, and the denominator of which is the total maximum developable gross square footage of the Project under the Redevelopment Agreement (and shall be adjusted from time to time to account for any modification in the rentable area of the Premises), and (2) that each such allocation shall apply to all tenants, subtenants, and others in occupancy of the Premises (or any portion thereof). Tenant agrees to cooperate with Landlord in complying with, and participating in, any TDMs implemented by Landlord, by the Association, or by the County pursuant to the provisions of the Redevelopment Agreement, whether due to a violation of the Development Standards for which Tenant is solely or partially responsible, or as result of a violation of the Development Standards (such as the trip limitations) where Landlord cannot practicably determine which tenant or occupant is the responsible party. Landlord agrees that, so long as Tenant is not in violation of any of the Development Standards (including in particular the vehicle trip limitations allocated to Tenant under this Lease), Tenant shall be conclusively presumed not to be in violation of the maximum Employee limitation allocated to Tenant herein. Without limiting the foregoing, Tenant shall be solely responsible for the cost of any TDMs, or for other damages suffered by Landlord, as a result of Tenant’s violation of the allocations set forth in this subsection. If it is not reasonably practicable to identify which tenant or occupant of the Project bears primary (or joint) responsibility for the implementation of TDMs, the costs associated with such implementation shall constitute Operating Costs for purposes of this Lease.

40. SALES AND AUCTIONS.

     Tenant may not display or sell merchandise outside the exterior walls and doorways of the Premises and may not use such areas for storage without Landlord’s prior written consent. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceedings.

41. ACCESS TO ROOF.

     41.1 Subject to (i) Tenant’s compliance with all applicable Legal Requirements, (ii) Landlord’s prior written consent, which consent shall be limited to matters of structural and roof integrity, appropriate location and physical screening, ensuring compliance with applicable Legal Requirements and matters of safety and (solely in the case of equipment other than communications equipment) environmental concerns, and which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) the further restrictions (if any) set forth in this Section 41.1, Tenant shall have the right, at no additional cost, of access to and (except during any period in which Tenant is the sole tenant of the Building, in which event such right of use shall be exclusive) the non-exclusive use of the roof of the Buildings for the installation, use, maintenance, repair and replacement of various equipment (Tenant’s “Roof Use”). Tenant further covenants to engage in such Roof Use (1) in a manner which will not void any roof or other warranty applicable to the Building, (2) in a manner which is in compliance with all (and does not violate any) applicable Legal Requirements, (3) in a manner so as not to create any hazardous condition or unreasonably interfere with or impair the operation of any Building Systems; (4) in such a manner as will not directly or indirectly interfere with, delay, restrict or impose any expense, or unreasonable work or obligation upon Landlord in the use or operation of the Building (unless, and solely in the case of additional expenses associated therewith, Tenant pays the full amount of such additional expenses within thirty (30) days after Landlord’s written demand); and (5) at Tenant’s sole cost and expense, including the cost of repairing all damage to the Building and any costs associated with any personal injury and/or property damage attributable to the installation, inspection, adjustment, maintenance, removal or replacement of any equipment or apparatus on the roofs approved hereunder (but excluding any death or injury to persons or property damage caused by Landlord’s negligence or willful misconduct). At any time in which Tenant’s Roof Use is non-exclusive, (A) rights granted to other tenants or occupants of the Building shall not interfere with or disturb Tenant’s pre-existing Roof Use, and (B) Tenant shall not be required to relocate any roof equipment theretofore installed by Tenant without its consent. Notwithstanding the foregoing provisions to the contrary, to the extent items within Tenant’s Roof Use are shown in the Construction Drawings for Landlord’s TI Work (and not designated thereon for performance by Tenant or a party other than Landlord or the TI GC), Landlord shall be responsible for causing the TI GC to perform such installations, provided that the costs associated therewith will constitute a part of TI Costs for all purposes of this Lease.

     41.2 To the extent the rate of any insurance carried by Landlord is increased as a result of Tenant’s Roof Use, then Tenant will pay to Landlord within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord’s insurance carrier stating that the rate increase was caused by Tenant’s Roof Use, a sum equal to the difference between the original premium and the increased premium resulting from the Roof Use. In a multi-tenanted situation, Landlord shall have the burden of demonstrating that Tenant’s acts or particular exercise of Tenant’s Roof Use was the sole and direct cause of the increase in premiums in order to invoke those provisions of this Section 41.2 which impose the obligation to pay the increased insurance premiums upon Tenant.

     41.3 Landlord has not made any representations or promises pertaining to the suitability of the Building’s rooftop for the Roof Use, except for the specifications provided for in the Construction Documents and Outline Specifications. Tenant, for the purpose of this paragraph and its right to rooftop access hereunder, accepts the rooftop in its “as is” condition (subject to the applicable provisions of the Construction Documents and Outline Specifications referenced in Exhibit C).

     41.4 Tenant’s Roof Use shall be used solely in the ordinary course of the business operations of Tenant (including for the benefit of any assignee of Tenant’s interest in this Lease and of any sublessees of the Premises). Tenant acknowledges and agrees that (i) the Roof is not part of the Premises, (ii) that except as set forth in the first sentence of this Section 41.5, regarding Tenant’s right to make Tenant’s Roof Use available for the benefit of any assignee of Tenant’s interest in this Lease and of any sublessees of the Premise, Tenant does not have the right to grant rights to the use of the roof of the Building (whether by sublease, assignment, license agreement, or otherwise) to any third party for any purpose, including for purposes of establishing third party communications transmission facilities as part of Tenant’s Roof Use.

     41.5 Upon vacating the Premises, Tenant shall remove all equipment, satellite dishes and other devices installed upon the roof of the Building as part of Tenant’s Roof Use, and shall repair all damage caused by such removal. Tenant shall perform its obligations under this Section 41.5 in such a manner as to not violate the terms of any roof warranty of which Tenant has been notified during the Term of this Lease (and, with respect thereto, the delivery to Tenant of a copy of the roof warranty pursuant to Landlord’s responsibilities under Exhibit C shall be deemed to satisfy this notification requirement). Tenant’s obligation to observe or perform this covenant (and the other covenants set forth in this Section 41) shall survive the expiration or earlier termination of this Lease.

42. SECURITY.

     42.1 As part of the Base Building Improvements (as defined in Exhibit C), Landlord shall install (and maintain throughout the Term) access control systems to Building, Premises and any gated areas of the Parking Facilities to the extent set forth in the Construction Documents (such system, the “Base Building Security System”). Landlord shall (as part of the Total Cost to Complete) provide one (1) key card for each employee of Tenant, up to a maximum of four hundred sixty-six (466) key cards, provided any key card provided by Landlord pursuant to Exhibit C will be programmed solely for use with the Base Building Security System (and any additional programming, including for Tenant’s supplemental security systems, if any, shall be Tenant’s responsibility, at Tenant’s sole expense). The security company which installs such systems, and which performs security monitoring in connection with the Building and Parking Facilities, shall be selected by Landlord in Landlord’s reasonable discretion, subject to Tenant’s reasonable approval (and after consultation between Landlord and Tenant). After the provision of the initial allocation of security key cards, Tenant may obtain from the applicable security system vendor as many key cards as Tenant requires, at Tenant’s sole expense. The security system shall include programming that allows the elevator and any other means of and access to individual floors to be locked off (subject to all life safety and other code requirements) using the same security key card for access, with all special programming and system modifications to accommodate Tenant’s particular needs to be performed at Tenant’s sole expense. Access to the Building and Parking Facilities shall, subject only to temporary Emergency closures, closures for repairs and/or closures required by applicable Legal Requirements, be available twenty-four hours per day, seven (7) days per week, and shall include access (without charge) to the Premises, Common Areas and Building Services (which may be limited after Normal Business Hours as otherwise provided in this Lease).

     42.2 In addition, Tenant may install such supplemental security systems as Tenant deems appropriate (i) in the Building, in any areas of the Parking Facilities devoted to Tenant’s exclusive use, and, so long as such supplemental security systems do not prevent public access, in areas of ingress and egress between the Parking Facilities and the Building, and around the exterior areas of the Property, and (ii) as long as Tenant is the sole tenant of the Building, in, around, and on the roof of the Building provided (A) all such supplemental security systems shall be subject to Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, (B) all programming expenses associated with such supplemental security systems (including with respect to the key cards provided to Tenant for the base building security systems described in Section 42.1) shall be Tenant’s sole responsibility, (C) such supplemental security systems shall not violate any Legal Requirements, and (D) such supplemental security systems shall not materially affect the physical appearance of the Building (provided that security cameras and card readers installed in a reasonable and typical fashion shall be deemed not to materially affect the physical appearance of the Building).

     42.3 Without limiting the provisions of Sections 42.1 and 42.2, above, Tenant may elect to implement a full time security guard and/or “concierge” service (twenty four (24) hours per day, seven (7) days per week) so long as (i) Tenant leases the entire Building, and (ii) such function shall be implemented at Tenant’s sole expense.

     42.4 All reasonable costs of operating and maintaining the security system(s) and operations implemented pursuant to this Section 42 shall constitute Operating Costs for purposes of this Lease (subject to any specific exclusions under Sections 9.5 and 9.6, above).

43. AUTHORITY OF LANDLORD.

     Landlord represents and warrants to Tenant that all necessary limited liability company action has been taken to fully authorize the execution, delivery and performance of this Lease by Landlord.

44. NO ACCORD OR SATISFACTION.

     No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

45. LEGAL REQUIREMENTS.

     45.1 Subject to those provisions of Exhibit C which impose upon Tenant the obligation to cause Tenant Improvements designed by Tenant and/or Tenant’s Architect to comply with Legal Requirements, and as more fully set forth in Exhibit C (as to the scope of Landlord’s initial construction responsibilities), Landlord shall, as part of Landlord’s Work, cause the Project to comply as of the Commencement Date with all applicable Legal Requirements and with all directions of public rules, requirements and regulations of the Board of Fire Underwriters, Landlord’s insurance companies and any other organization establishing insurance rates in the geographical area where the Project is located.

     45.2 Tenant shall comply with all applicable Legal Requirements, and with all directions of public rules, requirements and regulations of the Board of Fire Underwriters, Landlord’s insurance companies and any other organization establishing insurance rates in the geographical area where the

Project is located, in connection with (i) its specific use and occupancy of the Premises, (ii) any specific Tenant Work, (iii) Specialty Systems (except to the extent non-compliance is due to improper installation by Landlord), (iv) Tenant alterations and/or (v) installations by Tenant of Tenant’s furniture, fixtures and equipment whether effected as part of the initial construction of the Project or subsequent to Commencement Date, except to the extent non-compliance is caused by the affirmative acts or negligence of Landlord or Landlord’s Agents.

     45.3 From and after the Commencement Date of this Lease, and except to the extent non-compliance is caused by the affirmative acts or negligence of Tenant or Tenant’s Agents: (a) Landlord shall be responsible, at Landlord’s sole expense (except as provided below), for compliance with Legal Requirements as they relate to the Building and the Property generally (but excluding such compliance as it relates to (i) any initial construction designed by Tenant to the extent improper design is the cause of any non-compliance, (ii) Tenant Work, (iii) Tenant alterations and/or (iv) installations by Tenant of Tenant’s furniture, fixtures and equipment, which shall be Tenant’s sole responsibility), and excluding any unusual requirements attributable to or derived from Tenant’s specific use of the Premises (as opposed to general ADA accessibility requirements applicable to general office use in a multi-story office building, which shall be Landlord’s responsibility unless designed by Tenant’s architect); and (b) Tenant shall be responsible for compliance with Legal Requirements as they relate to, are attributable to or are derived from (i) any Tenant alterations, Roof Use, Specialty Systems, and/or installations by Tenant of Tenant’s furniture, fixtures and equipment, and/or (ii) Tenant’s specific use of and operations within the Premises (as opposed to general Legal Requirements, such as ADA accessibility requirements, applicable generally to office use in a multi-story office building, which shall be Landlord’s responsibility). Landlord shall have the right, as and to the extent permitted under Section 9.5 and 9.6 of this Lease, to charge certain costs incurred by Landlord pursuant to this Section 45.3, as Operating Costs incurred to comply with Legal Requirements enacted after the Commencement Date of this Lease.

     45.4 Within ten (10) days after receipt, Landlord and Tenant shall advise the other party in writing, and provide the other with copies of (as applicable), any notices alleging violation of any Legal Requirement relating to any portion of the Premises; any claims made or threatened in writing regarding noncompliance with any Legal Requirement and relating to any portion of the Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with any Legal Requirement and relating to any portion of the Premises.

46. PARKING.

     46.1 Tenant’s Parking Allocation. Subject to the terms of this Section 46, throughout the Term, Tenant and Tenant’s Agents shall have the right to use the Parking Facilities to the full extent of (but not in excess of) its Parking Allocation. No rent or fees shall be charged for the use of Tenant’s Parking Allocation (or any additional use allowed above) by Tenant or Tenant’s Agents during the Lease Term, provided that the Building’s allocable share of the cost of operating, cleaning, maintaining, repairing and providing security monitoring and other similar services to the Parking Facilities, whether by Reciprocal Easement Agreement or sole ownership of an applicable parking facility, shall constitute Operating Costs under Article 9, hereof. Except as provided in the first sentence of this Section 46.1, in the balance of this Section 46.1, and in Section 46.2, below, such parking rights shall be non-exclusive and on an unreserved basis, and Tenant shall not exceed its Parking Allocation at any time during the Term without Landlord’s consent; provided however that, the foregoing notwithstanding, Tenant shall have the right to designate up to one-half of its entire Parking Allocation as exclusive, reserved parking for Tenant and Tenant’s Agents. Tenant’s designation of its exclusive parking area may not infringe upon access to or use, by any other parties with rights to the Parking Facilities the aforementioned beneficiaries thereof, and all parking spaces designated by Tenant for use on an exclusive basis and secured through gating of any portions of the Parking Facilities under this Lease shall be designated in such a manner as to facilitate access to and from non-gated areas of the Parking Facilities by other tenants of the Project, and their respective employees and visitors.

     46.2 Designation of Gated Areas for Reserved Parking. Landlord and Tenant contemplate that the protection of Tenant’s reserved parking rights may be accomplished by the designation, within the Parking Facilities, of an area for Tenant’s sole use, and Landlord shall install entrance gates (which installation shall be part of the initial construction hereunder, and not an Operating Cost), to be controlled by Tenant’s security key cards, in order to restrict third party access to such designated areas, consistent with Section 46.1, above. Such gated areas may apply to all or some of Tenant’s reserved spaces, at Tenant’s sole election. Tenant will restrict parking by Tenant’s Agents to such gated areas, in order to ensure that Tenant does not exceed its Parking Allocation by making use of the parking spaces allocated to tenants of the Project. Any other designation of specific reserved parking (for example, reserving spaces among the block of spaces reserved by Tenant for particular employees of Tenant, or reservation of spaces not located within gated areas but constituting part of Tenant’s Parking Allocation) may be added by Tenant, subject to Landlord’s reasonable approval, at Tenant’s sole expense.

47. GENERAL PROVISIONS.

     47.1 Acceptance. This Lease shall only become effective and binding upon full execution and delivery hereof by Landlord and Tenant.

     47.2 Certain References to “Landlord” and “Tenant”. The parties agree that, except as expressly otherwise limited herein, in those provisions of this Lease which, by their terms, purport to hold Landlord responsible for actions or omissions of “Landlord”, and/or to hold Tenant responsible for actions or omissions of “Tenant”, and, in Sections 9.5 and 9.6 of this Lease, in referring to actions taken by, or omissions of, Landlord and/or Tenant, as the case may be, the references (i) to “Landlord” shall be deemed to mean and include actions and omissions by “Landlord and Landlord’s Agents” and (ii) to “Tenant” shall be deemed to mean and include actions and omissions by “Tenant and Tenant’s Agents.”

     47.3 Marginal Headings, Etc. The marginal headings, Table of Contents, and titles to the sections of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

     47.4 Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to the choice of law and/or conflict of law principles applicable in such State).

     47.5 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

     47.6 Recordation. Except to the extent otherwise required by law, neither Landlord nor Tenant shall record this Lease, provided that a short form memorandum hereof (in a form mutually and reasonably approved by Landlord and Tenant) may be recorded at the request of either Landlord or Tenant, provided (i) the party requesting such recordation shall pay all costs, expenses and recordation taxes associated therewith, and (ii) if recorded, each party covenants to execute and acknowledge (A) a valid release of such memorandum, in recordable form, effective upon the expiration, or earlier termination, of this Lease (and which may thereupon be recorded by either party, as set forth herein), and (B) an amendment to such memorandum, in recordable form, upon any amendment to this Lease which renders any information set forth within the original memorandum incorrect in any material respect (and which may thereupon be recorded by either party, as set forth herein).

     47.7 Quiet Possession. So long as Tenant is not in Default of this Lease, Tenant shall have quiet possession and enjoyment of the Premises for the Lease Term hereof, free from any disturbance or molestation by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

     47.8 Inability to Perform; Force Majeure. This Lease and the obligations of the parties hereunder shall not be affected or impaired because either Landlord or Tenant is unable to fulfill any of its obligations hereunder or is delayed in doing so, to the extent such inability or delay is caused by reason of war, civil unrest, strike, labor troubles, unusually inclement weather, governmental delays, inability to procure services or materials despite diligent efforts, acts of God, acts of terrorism or bio-terrorism, increased military alert status, or any other cause(s) beyond the reasonable control of the party claiming the benefit of such excuse for delay (which causes are referred to collectively herein as “Force Majeure”.) Any time specified obligation of Landlord or Tenant in this Lease shall be extended one day for each day of delay suffered by such party as a result of the occurrence of any Force Majeure. The foregoing notwithstanding (i) in no event will an event of Force Majeure extend the time within which Tenant or Landlord must perform any of its monetary obligations under this Lease; and (ii) to the extent inconsistent herewith, the definition of “Force Majeure” set forth within Exhibit C shall, for purposes of Exhibit C only, supersede the definition of Force Majeure set forth herein.

     47.9 Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void,

or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision(s) shall remain in full force and effect.

     47.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

     47.11 Entire Agreement. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein (or therein), shall be of any force or effect.

     47.12 Survival. All indemnities, obligations and covenants set forth in this Lease shall survive the expiration or earlier termination of this Lease.

     47.13 Consents. If any provision of this Lease subjects any action, inaction, activity or other right or obligation of any party to the prior consent or approval of the other, such consent shall not be unreasonably withheld, conditioned or delayed unless otherwise specifically provided herein.

     47.14 Rule Against Perpetuities. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the State of Maryland, and without limiting or otherwise affecting either Landlord’s or Tenant’s obligations under this Lease, as stated in the other sections hereof, or modifying any other termination rights which may be set forth herein, Landlord and Tenant agree that, irrespective of the reasons therefor (other than a Default by Tenant), in the event Tenant fails to take possession of at least one phase of the Premises or to commences paying Rent hereunder within twenty (20) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall thereafter be deemed to be null and void and of no further force and effect.

     47.15 Further Assurances. Landlord and Tenant each agree to execute such other and further documents and instruments as may from time to time be requisite to perfect, confirm, establish or continue the rights and obligations of the parties to, and the purposes and intentions of, this Lease.

     47.16 Amendments. This Lease may be amended solely by a written instrument signed by Landlord and Tenant and approved in writing by Landlord’s mortgagee, if and to the extent required by Landlord’s loan documents (and, in such event, Landlord shall bear responsibility for obtaining such consent).

48. RULES AND REGULATIONS.

     Tenant agrees to comply with the Rules and Regulations attached hereto as Exhibit D. Landlord agrees that it shall not enforce the Rules and Regulations against Tenant in a discriminatory fashion.

49. ARBITRATION.

     49.1 If arbitration is specifically agreed upon hereunder as a dispute resolution procedure, the arbitration shall be conducted as provided in this Section. All proceedings shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association, except as hereinafter provided. No action at law or in equity in connection with any dispute which is expressly made subject to arbitration in this Lease shall be brought until arbitration hereunder shall have been waived, either expressly or pursuant to this Section. The judgement upon the award rendered in any arbitration hereunder shall be final and binding on both parties hereto and may be entered in any court having jurisdiction thereof. During any arbitration proceeding pursuant to this Section, the parties shall continue to perform and discharge all of their respective obligations under this Lease, except as otherwise provided in this Lease.

     49.2 All disputes that are required to be arbitrated in accordance with this Lease shall be raised by notice to the other party, which notice shall state with particularity the nature of the dispute and the demand for relief, making specific reference by article number and title of the provisions of this Lease alleged to have given rise to the dispute. The notice shall also refer to this Section and shall state whether or not the party giving the notice demands arbitration under this Section.

     49.3 Within thirty (30) days of any demand for arbitration, each of Tenant and Landlord shall appoint one (1) arbitrator, and within ten (10) days of their appointment, the two (2) arbitrators thus selected shall jointly select a third (3rd) arbitrator. All arbitrators shall have at least ten (10) years’ experience in commercial real estate matters to act as arbitrator hereunder. If either party fails to select an arbitrator within the initial thirty (30) day period, or if the two (2) arbitrators are unable to agree upon a third (3rd) arbitrator, then, upon the request of either party, the remaining arbitrator(s) shall be appointed by The American Arbitration Association. The arbitration proceedings shall take place at a mutually acceptable location in the Washington, D.C./Baltimore, Maryland/Annapolis, Maryland metropolitan areas.

     49.4 The right of Landlord and Tenant to submit a dispute to arbitration is limited to issues specifically agreed in this Lease to be submitted to arbitration, and specifically does not apply to any remedial action undertaken by Landlord pursuant to the provisions of Section 24 hereof. When resolving any dispute, the arbitrator shall apply the pertinent provisions of this Lease without departure therefrom in any respect. The arbitrator shall not have the power to change any of the provisions of this Lease, but this Section shall not prevent in any appropriate case the interpretation, construction and determination by the arbitrator of the applicable provisions of this Lease to the extent necessary in applying the same to the matters to be determined by arbitration.

     49.5 Without limitation, any dispute between Landlord and Tenant regarding the application, interpretation or effect of the provisions of Exhibit C to particular factual circumstances, including without limitation any dispute regarding approval of plans and specifications for Landlord’s Work, compliance of construction with the approved plans and specifications therefor (or as otherwise required by this Lease), achievement of “Substantial Completion” of all or any part of Landlord’s Work to the extent not resolved by the dispute resolution mechanism described in Section

1.3, above, completion of punch list items and Landlord’s calculation of the Total Cost to Complete, disputes concerning Operating Costs and Real Estate Taxes, disputes concerning the reasonableness of any proposed assignment or sublease, disputes concerning the reasonableness of any proposed Alterations, and disputes regarding Tenant’s exercise of rights of self-help, offset, and rent abatement pursuant to, and to the extent provided in, any applicable provision of this Lease, shall be subject to arbitration pursuant to this Section 49 if Landlord and Tenant cannot resolve such dispute voluntarily.

50. WAIVER OF JURY TRIAL.

     LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF THIS LEASE, OR THE USE AND OCCUPANCY OF THE PREMISES. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NON-PAYMENT OF RENT, TENANT WILL NOT INTERPOSE ANY NON-MANDATORY COUNTERCLAIM IN ANY SUCH PROCEEDING.

      INITIALS:       LANDLORD:                   TENANT:

51. RENEWAL OPTION.

     51.1. General. Provided that, at the time of the exercise of the option hereinafter set forth, Tenant is not then in Material Default of any of its obligations under this Lease, Tenant is hereby granted the option (each, a “Renewal Option” and collectively, the “Renewal Options”) to renew the Lease Term for two (2) additional consecutive period(s) of sixty (60) months each (the first such renewal term, the “First Renewal Term”, the second such renewal term, the “Second Renewal Term”, and each or both, as the context requires, a “Renewal Term”), the First Renewal Term to commence at the expiration of the initial Lease Term, and the Second Renewal Term to commence at the expiration of the First Renewal Term. Tenant shall exercise its option to renew by delivering notice of such election (the “Renewal Notice”) to Landlord not more than twenty (24) months and not less than eighteen (18) months prior to the expiration of the initial Lease Term, for the First Renewal Term, and not more than twenty (24) months and not less than eighteen (18) months prior to the expiration of the First Renewal Term for the Second Renewal Term. In the event that Tenant does not provide the applicable Renewal Notice prior to the expiration of such time period (time being of the essence with respect thereto), then such option to renew the Lease Term (and any and all subsequent options to renew the Lease Term) shall, upon the expiration of such time period, become null and void and be of no further force or effect and Tenant and Landlord shall, at the request of Landlord, execute an instrument in form and substance acceptable to Landlord confirming such facts.

     51.2. Terms. Each Renewal Term shall be upon the same terms and conditions of this Lease except that: (a) the Base Rent during each such Renewal Term shall be set at an annual rate (with annual escalations) equal to the greater of (i) one hundred percent (100%) of the fully escalated

Rent payable for the last Lease Year of the Term then ending (and the Base Rent component thereof shall escalate annually at a rate of 3% per annum), or (ii) the annual fair market rental and annual escalation rate (collectively “FMR”) for the applicable Renewal Term, as determined by the agreement of Landlord and Tenant in accordance with the Renewal Parameters, and under the process described in Section 51.3, below, or, if applicable, pursuant to the method described in Section 51.4, below; (b) except as specifically set forth in Section 28.3 of this Lease with respect to the Surrender Term, Tenant shall have no option to renew the Lease Term beyond the expiration of the Second Renewal Term; and (c) except as otherwise agreed to by Landlord and Tenant pursuant to the process described in Section 51.3, below, the Premises shall be delivered in their existing condition (on an “as is” basis) at the time the applicable Renewal Term commences (provided that the determination of FMR pursuant to the Renewal Parameters will take into account any improvement or refurbishment allowances actually agreed to be paid by Landlord in connection with Tenant’s renewal, if any, and/or the lack thereof). Except as specifically provided in Section 51.5, below, any renewal of the Term of this Lease shall be for all, but not less than all, of the Premises.

     51.3 Negotiation Process. Within thirty (30) days after Landlord’s receipt of a Renewal Notice from Tenant, Landlord will provide to Tenant in writing its good faith determination of the applicable FMR for the Renewal Term taking into account the Renewal Parameters (“Landlord’s FMR Proposal”). If Tenant is unwilling to accept the FMR set forth in Landlord’s FMR Proposal, Tenant shall so notify Landlord in writing within ten (10) business days after its receipt of Landlord’s FMR Proposal and shall include in such notification Tenant’s counterproposal of Tenant’s good faith determination of the applicable FMR. The parties thereafter shall continue to negotiate in good faith, in each instance exchanging written proposals and counterproposals reflecting their respective positions where appropriate. If Landlord and Tenant are unable to reach agreement on the FMR for the applicable Renewal Term, then Tenant may elect, by written notice to Landlord, (i) to withdraw its Renewal Notice (in which event the Renewal Option shall thereupon be null and void, and of no further force and effect), (ii) to accept the last written offer presented by Landlord to Tenant pursuant to this Section 51.4, or (iii) to submit the question of what the appropriate FMR should be for the applicable Renewal Term for determination using the Three Broker Method set forth in, and the other standards described in, Section 51.4 of this Lease. If Tenant fails to notify Landlord of its election pursuant to the preceding sentence, Tenant shall be deemed to have withdrawn its Renewal Notice pursuant to clause (i) above.

     51.4 Three Broker Method. If the question of what the appropriate FMR should be for the applicable Renewal Term is submitted for determination under this Section 51.4, then the FMR for the applicable Renewal Term shall be determined in the following manner:

                (i)  Landlord and Tenant shall each appoint one broker who is licensed as a real estate broker in the State of Maryland and who shall have been active over the seven (7) year period ending on the date of the Renewal Notice in the leasing of comparable office properties within the Anne Arundel County office submarket (the “Applicable Submarket”). Each such broker shall be appointed within ten (10) business days after it is determined that the three (3) broker method is to be used.

               (ii) The two brokers so appointed shall, within ten (10) business days of the date of the appointment of the last appointed broker, agree upon and appoint a third broker who shall be qualified based upon the same criteria set forth hereinabove for the qualification of the initial two brokers.

               (iii) Each of two (2) brokers initially selected by Landlord and Tenant shall, within ten (10) business days after the appointment of the third broker, prepare his or her written determination of the terms which each such broker believes in good faith constitutes the prevailing FMR taking into account the Renewal Parameters, and deliver a written copy of such determination to each of Landlord, Tenant and the third broker, provided that in no event shall the determination of either broker be more favorable to Landlord than the terms set forth in Landlord’s final written proposal to Tenant under Section 51.3, nor more favorable to Tenant than the terms set forth in Tenant’s final written counterproposal to Landlord under Section 51.3 unless there has been an intervening change in market conditions. Within ten (10) business days after the third broker receives the written submissions from each of Landlord’s broker and Tenant’s broker of their respective good faith determination of the appropriate FMR, the third broker shall determine which submission the third broker believes in good faith most closely approximates the prevailing FMR, and the FMR set forth in such submission shall thereupon constitute the FMR.

               (iv) If either Landlord or Tenant fails to appoint a broker within the time period specified in subparagraph (i) hereinabove, the broker appointed by one of them shall reach a decision (within the limitations set forth in clause (iii), above, and notify Landlord and Tenant thereof, and such broker’s decision shall be binding upon Landlord and Tenant.

               (v) Landlord and Tenant shall each pay any fees and costs charged by the broker selected by it under this section 51.4. All fees and costs charged by the third broker under this Section 51.4 shall be divided equally by Landlord and Tenant.

     51.5. Partial Renewal. Notwithstanding Section 51.2, above, to the contrary, Tenant may renew this Lease for less than the entirety of the Premises in accordance with the terms of this Section 51.5. Any such renewal for less than all of the Premises (hereinafter, a “Partial Renewal”) shall meet all of the following standards: (i) such Partial Renewal shall be for minimum of 50% of the then total Rentable Area of the Building; (ii) with respect to each floor included within any such Partial Renewal, the space renewed shall be either the entirety of, or one-half (1/2) of, such floor unless Tenant is then occupying a different fractional portion of the space on the floor in question at the time, and is renewing as to the entirety of its space on such floor; (iii) if Tenant exercises a Partial Renewal as to any one-half (1/2) floor, the point of demarcation shall be such that the remaining half of the floor as to which Tenant does not renew constitutes Independently Leasable Space; (iv) Tenant shall not exercise a Partial Renewal for all but one-half (1/2) floor of the Premises, unless such one-half (1/2) floor is located on the first floor of the Premises; and (v) no Partial Renewal will be permitted which will result in the surrender to Landlord of any non-contiguous floors. The costs associated with separating a partial floor renewed by Tenant from the balance of the floor (including costs associated with the separation of any Building Systems, the construction of a demising wall, and the preparation of any common area lobbies, elevator lobbies and other improvements necessary to make such floor appropriate for multi-tenanting) shall be taken into account within the determination of FMR pursuant to the Renewal Parameters. If Tenant wishes to exercise its Renewal Option for a Partial Renewal, Tenant’s Renewal Notice shall specify exactly which portion of the Premises is subject to such Renewal Notice (and upon the end of the Initial Term or Renewal Term then ending, this Lease shall terminate as to all portions of the Premises which are not within the scope of such Renewal Notice).

     51.6. Security Deposit During Renewal Term. If Tenant is in compliance with the Reduction Metrics under Section 3.2 of this Lease as of the date Tenant notifies Landlord of its election to renew the Lease under this Section 51 (as to all or part of the Premises), then Tenant shall not be required to post any security deposit for such Renewal Term. Conversely, if Tenant is not in compliance with the Reduction Metrics under Section 3.2 of this Lease as of the date Tenant notifies Landlord of its election to renew the Lease under this Section 51 (as to all or part of the Premises), then the Renewal Parameters shall include consideration of what would constitute an appropriate security deposit securing the performance of Tenant’s obligations with respect to the applicable Renewal Term, given Tenant’s creditworthiness at the time, any out-of-pocket expenditures by Landlord in connection with such renewal, and prevailing market conditions at the time.

52. GENERATORS.

     52.1 Subject to (i) Tenant’s compliance with all applicable Legal Requirements, (ii) the further restrictions (if any) set forth in this Section 55.1, and (iii) Landlord’s prior written consent as to the location, type of fuel tank and/or generator, and method of installation, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the exclusive right of access to and use of a space for the placement, use, operation, maintenance, repair and replacement of one or more emergency generators (collectively, whether one or more, the “Generator”) and related above-ground fuel tank (the “Generator Fuel Tank”) on the Land immediately adjacent to the Building, in a location approved by Landlord or shown on the Construction Documents (such area, the “Generator Area”) pursuant to plans and specifications reasonably approved by Landlord. The foregoing right is collectively referred to herein as Tenant’s “Generator Use”. Tenant further covenants to engage in such Generator Use (1) in a manner which is in compliance with all (and does not violate any) applicable Legal Requirements, including all applicable Environmental Laws, (2) in a manner so as not to create any hazardous condition or interfere with or impair the operation of any Building Systems; (3) in such a manner as will not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Buildings (unless, and solely in the case of additional expenses associated therewith, Tenant pays the full amount of such additional expenses within thirty (30) days after Landlord’s written demand); and (4) at Tenant’s sole cost and expense, including the cost of repairing all damage to the Building and any costs associated with any personal injury and/or property damage attributable to the installation, inspection, adjustment, maintenance, removal or replacement of any equipment or apparatus on the roofs approved hereunder (but excluding any death or injury to persons or property damage caused by Landlord’s negligence or willful misconduct). Tenant’s Generator Use shall be deemed a Specialty System under this Lease irrespective of whether the same is installed prior to or after the

Commencement Date for the first phase of the Premises, and irrespective of whether the same is installed by Landlord or by Tenant.

     52.2 If the rate of any insurance carried by Landlord is increased as a result of Tenant’s installation of the Generator and/or Generator Fuel Tank, then Tenant will pay to Landlord within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord’s insurance carrier stating that the rate increase was caused thereby, a sum equal to the difference between the original premium and the increased premium resulting therefrom.

     52.3 The determination of a suitable area for the installation of Tenant’s Generator and Generator Fuel Tank shall be made within the process of reaching final agreement on Construction Drawings pursuant to Exhibit C. Tenant shall be responsible for any and all costs associated with the purchase, installation and connection to the Premises of such Generator and Generator Fuel Tank, including any rough-in, conduit installation, equipment costs, installation costs, permitting fees, and the like, provided that the same will be performed by the TI GC as part of Landlord’s TI Work to the extent shown on the Construction Documents. The foregoing notwithstanding, to the extent screening or other similar aesthetic features are required to be installed as a result of the application of the Declaration (or actions of the architectural review board thereunder) or due to any such requirement imposed by Landlord, within the area within which the Generator and Generator Fuel Tank are installed, the costs associated with such installation shall be borne by Tenant.

     52.4 Landlord will, at Landlord’s sole expense, obtain any and all necessary licenses, approvals, permits, etc., necessary for the construction of the generator pad and enclosures associated with Tenant’s Generator Use. Except to the extent shown on the ConstructionDrawings in connection with the initial installation thereof (in which event the administrative responsibility for obtaining the same shall be borne by Landlord and/or the TI GC, with the costs associated therewith, if any, to be paid as part of the TI Costs), Tenant will obtain, prior to installation, any and all other necessary licenses, approvals, permits, etc., necessary for the installation, maintenance and use of the Generator, and Generator Fuel Tank, and any other equipment or facilities installed pursuant to this Section 52. Tenant’s violation of any of its covenants in this Section 52 shall be subject to the indemnification provisions of Section 20 and Section 5.2.3 of this Lease. Without limiting the foregoing, the use by Tenant of the Generator and Generator Fuel Tank shall be deemed to constitute the authorized use, storage and (as applicable) disposal of Permitted Materials by Tenant, and Tenant shall be responsible for its acts in connection therewith pursuant to the various covenants governing Hazardous Materials and Permitted Materials under Article 5 of this Lease, as if such covenants are fully restated in this Section 52.

     52.5 Tenant shall maintain any Generator and/or Generator Fuel Tank installed pursuant to this Section 52 in good condition and repair, and will remove same and restore the Property and generator pad areas to their pre-existing condition upon the earlier to occur of (A) the removal or cessation of operation of the devices which the Generator and Generator Fuel Tank are intended to support, or (B) the expiration or earlier termination of this Lease. Such use shall be confined solely to the ordinary course of Tenant’s business operations.

     52.6 In connection with Tenant’s use of the Generator and Generator Fuel Tank, and subject to the above-stated responsibilities of Tenant, Tenant shall have the right to operate the Generator at such intervals and for such periods of time as may be recommended by or required by the manufacturer of such generator, or at such other intervals as Tenant deems necessary in its reasonable judgment provided (i) Tenant will provide notice to Landlord of the scheduled times for regular testing and operation, (ii) Tenant will use all reasonable and diligent efforts to perform any such testing or periodic operation outside of Business Hours (it being acknowledged by Landlord that certain testing and operation will necessarily take place during peak operational periods, which may include during Business Hours), and (iii) such testing will be performed in a manner reasonably calculated to minimize any inconvenience to tenants and occupants of the Project.

53. ADDITIONAL COVENANTS OF LANDLORD.

     53.1 With regard to the development of the Project, Landlord shall provide Tenant with periodic status reports and meaningful opportunities for input and consultation regarding the initial and ongoing development and operation of amenities. Landlord covenants to consider, in good faith, Tenant’s suggestions regarding the initial and ongoing development and operation of amenities in the remainder of the Project.

     53.2 Prior to submission of any site plan amendments or amendment to Approved Base Building Plans previously submitted to Anne Arundel County, Landlord agrees to deliver (or cause the proper Landlord Affiliate to deliver) copies of the same to Tenant for Tenant’s prior review and input. Any such amendment which materially impacts Tenant’s rights, obligations, use or enjoyment of the Premises shall be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed given if Tenant fails to respond to any such submission within five (5) business days after the same is received (or deemed received pursuant to Section 30 of this Lease) by Tenant.

     53.3 Landlord agrees that it will not enter into covenants, restrictions or cross-easements with respect to the Property after the date hereof that would materially and adversely affect Tenant’s use and enjoyment of the Premises, or its other rights and obligations under this Lease, without obtaining Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord shall have the right after Lease execution to enter into easement agreements with the County, and utility companies providing utility service to the Project, in most instances using the standard form of easement agreement required by such parties with little or no negotiated changes, as necessary to meet its development obligations under the Approved Site Plan, the Approved Zoning and/or its construction and operational covenants under this Lease (including its obligation to provide Building Services), and that Landlord’s entry into any such customary easement agreements shall not require Tenant’s consent.

54. CONDITIONS PRECEDENT.

     In addition to the other terms, covenants and conditions set forth in this Lease and Exhibits attached hereto, the obligations of Landlord and Tenant under this Lease shall be subject to the satisfaction of each and all of the following conditions precedent:

     (1)  Landlord’s closing, within sixty (60) days after final execution and delivery hereof, on its acquisition of title to the Project from the County.

     (2)  Tenant’s obtaining, within one hundred twenty (120) days after final execution and delivery hereof, (i) receipt of such due diligence as the Tenant’s Board of Directors in its sole discretion determines to be necessary, including a written determination satisfactory to Tenant’s Board of Directors from an independent certified public accounting firm or qualified MAI appraiser designated by Tenant, to the effect that the financial and non-financial terms of this Lease are fair to Tenant, and substantially equivalent to the financial and non-financial terms that would be available for a lease on a build-to-suit basis of a building of comparable age, size, quality and location to that being leased hereunder from a completely unrelated third party negotiating at arm’s length, (ii) approval of this Lease, including its Exhibits, by Tenant’s Board of Directors, in its sole discretion, and (iii) a written determination from Tenant’s outside counsel satisfactory to Tenant’s Board of Directors that entering into the Lease does not violate any Legal Requirements applicable to Tenant and/or its officers and directors, including any applicable laws or regulations of the United States Securities and Exchange Commission, the Sarbanes-Oxley Act (and regulations promulgated pursuant thereto) or other corporate governance laws and regulations.

Landlord and Tenant each agree to use diligent, good faith efforts to cause the satisfaction of each of the foregoing conditions precedent in a timely fashion. The foregoing sentence shall not be construed, however, to limit to any extent the discretion of the Tenant’s Board of Directors in (i) exercising the approval rights described in clause (2)(ii) of this Section 54, or (ii) making a determination regarding its satisfaction with (or the process of obtaining) the written determinations described in clauses (i) and (iii) of clause (2) of this Section 54, and Tenant’s sole obligation under the preceeding sentence shall be to use diligent, good faith efforts to bring this Lease before the Board of Directors for approval in a timely manner, and to take other steps deemed appropriate in its discretion to make the necessary determinations in a timely manner. In the event any one or more of the conditions described above are not satisfied by the date indicated above, then either party may terminate this Lease upon thirty (30) days written notice of termination delivered to the other party at any time thereafter until the date such condition(s) is (are) satisfied, provided that if all unsatisfied conditions upon which any such termination notice is based are satisfied prior to the expiration of such thirty (30) day notice period, then such notice of termination shall be deemed rescinded and null and void for all purposes and effects, and this Lease shall be deemed fully reinstated for all purposes. Neither Landlord nor Tenant shall have liability to one another as a result of any termination of this Lease pursuant to this Section 54 (and upon any such termination, the parties shall be released from any and all liabilities and obligations hereunder).

55. EXHIBITS.

     The following Exhibits are attached to this Lease and are incorporated herein by this reference:

EXHIBIT A	Location and Dimensions of Premises
EXHIBIT B	Site Plan
EXHIBIT C	Work Agreement
EXHIBIT D	Rules and Regulations
EXHIBIT E	Commencement Date Agreement
EXHIBIT F	Cleaning Specifications
EXHIBIT G	Form of Estoppel Certificate
EXHIBIT H	Form of SNDA
EXHIBIT I	Property Management Specifications
EXHIBIT J	List of Environmental Reports
EXHIBIT K	Specifications for Building Services

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease, or have caused this Deed of Lease to be executed on their respective behalves by their duly authorized officers, as of the day and year first above written.

LANDLORD:

ANNAPOLIS PARTNERS LLC, a Maryland limited liability company

By: /s/ Tod E. Hirt (Seal)

Name: Tod E. Hirt, Manager

TENANT:

TELECOMMUNICATION SYSTEMS, INC. a Maryland corporation

By: /s/ Richard A. Young (Seal)

Name: Richard A. Young Title: Executive Vice President and Chief Operating Officer

ACKNOWLEDGMENTS

STATE OF MARYLAND:

:to wit:
CITY/COUNTY OF ANNE ARUNDEL:

     On this 29th day of October, 2002, Tod E. Hirt, Manager of Annapolis Partners LLC, a Maryland limited liability company, appeared before me, a Notary Public for the aforesaid jurisdiction, and, being by me first duly sworn, did acknowledge that he, in his capacity as Manager of the Landlord named herein, and being authorized so to do, executed the foregoing instrument for the uses and purposes therein contained.

/s/ James A. Scali Notary Public
My commission expires: December 14, 2005

STATE OF MARYLAND:

:to wit:
CITY/COUNTY OF ANNE ARUNDEL:

     On this 29th day of October, 2002, Richard A. Young, Senior Vice President and Chief Operating Officer of TeleCommunication Systems, Inc., a Maryland corporation, appeared before me, a Notary Public for the aforesaid jurisdiction, and, being by me first duly sworn, did acknowledge that he, in his capacity as Officer of the Tenant named herein, and being authorized so to do, executed the foregoing instrument for the uses and purposes therein contained.

/s/ Elizabeth LaGrange Smith Notary Public
My commission expires: September 1, 2005

55137-06
10/25/02

EXHIBIT A
Location and Dimensions of Premises

A-1

EXHIBIT B
Site Plan

B-1

EXHIBIT C
Work Agreement
Construction & Site Acquisition Provisions

I.	GENERAL PROVISIONS

     A.     Land Acquisition and Timing. As of the date of execution of the Lease to which this Exhibit C is attached (the “Lease”), Landlord is the contract purchaser of the Project (which includes the Land), pursuant to an Acquisition Agreement (defined below), which includes as an exhibit a schedule of activities associated with the redevelopment of the Project, including in connection with the development of the Building and Land for purposes of this Lease. Pursuant to Section 9.4 of the Acquisition Agreement, Landlord covenanted to (i) initiate and complete all design and engineering of a site plan for the first phase of the Project (which encompasses Landlord’s Work under this Lease) in accordance with the Approved Concept Plan and the Development Performance Standards (a “Site Plan”), and (ii) apply for the approval of such Site Plan and thereafter use good faith and diligent efforts to obtain such approval. In addition, subject to various conditions described therein (including the availability of financing and force majeure), Landlord agreed to undertake development of this first phase of the Project pursuant to this Lease, as well as the redevelopment of the Project as a whole pursuant to the terms of the Redevelopment Agreement. The planned redevelopment of the project includes the ultimate demolition of almost all existing buildings and improvements at the Project, the installation of infrastructure, and the development of buildings and site improvements in phases. Subject to (and upon) the satisfaction of the conditions precedent set forth in Section 55 of the Lease, including Landlord’s closing on the acquisition of the Project, Landlord and Tenant agree to proceed with the civil engineering and design associated with preparation and submission of the Site Plan, and, subject to the terms and conditions of this Work Agreement, to undertake the design and construction of the Improvements, consistent with the requirements of the Acquisition Agreement.

     B.     Architects and Design. The parties shall use Ehrenkrantz, Eckstut & Kuhn Architects, P.C. (“Landlord’s Architect”), a locally licensed civil engineering firm designated by Landlord, and such other engineers and design professionals as may be designated by Landlord (collectively, the “Design Professionals”) to design the Building, site improvements and interior tenant finishes, and to supervise the process of obtaining necessary development approvals for the Project. The parties agree that the design of the Building shall be two connected three story office buildings consistent with elevations that are part of the Approved Concept Plan

     C.     General Contractor. To ensure cost efficiency and adherence to schedule, it is currently contemplated that Landlord shall retain a general contractor selected by Landlord and reasonably acceptable to Tenant to serve as general contractor for Landlord’s Work (as defined herein),and to solicit at competitive bids from subcontractors and materialmen in order to ensure competitive pricing, as more fully set forth in Section III, below. Alternatively, Landlord reserves the right to competitively bid the general construction contract for Landlord’s work among three (3) or more general contractors, again as more fully set forth in Section III, below.

     D.     General Responsibility. Landlord shall generally be responsible for all matters that must be accomplished to complete Landlord’s Work, including filing plans and other required documentation with the proper governmental authorities and securing all necessary permits for the performance thereof and, upon completion of Landlord’s Work, to obtain all approvals and permits necessary for Tenant to occupy the Premises including all final inspections for issuance of Tenant’s final certificate of use and occupancy (but solely to the extent the same is capable of being obtained by Landlord prior to (i) Tenant’s move-in and installation of its furniture, fixtures and equipment, and (ii) completion of any Tenant Work to be performed by Tenant within the Premises). Promptly after issuance of the requisite permits for each portion of Landlord’s Work, Landlord agrees to cause the GC (as defined herein) to commence and thereafter to perform such portion of Landlord’s Work in a diligent, first class and good and workmanlike manner, and in accordance with applicable codes and legal requirements, including without limitation the accessibility requirements of the Americans with Disabilities Act (“ADA”) . Landlord shall use all reasonable and diligent efforts to cause its GC to substantially complete Landlord’s Work within the time frames contemplated by this Lease.

     E.     Defined Terms. The terminology herein shall have the same meaning ascribed to such terminology within the Lease. In addition, the following terms shall have the following meanings:

     “Acquisition Agreement” shall mean that certain Acquisition Agreement dated June 17, 2002 between Landlord and Anne Arundel County, Maryland for the acquisition of the property commonly known as the David Taylor Research Center, of which the Land is a portion.

     “Approved Base Building Plans” shall mean Base Building Plans prepared by Landlord, after the same have been finally approved by the parties as provided below.

     “Approved Concept Plan” shall mean the Concept Plan for the David Taylor Research Center, as approved by Anne Arundel County, Maryland, as the same may be amended from time to time in accordance with the terms of the Redevelopment Agreement.

     “Approved Design Plan” shall mean the Approved Concept Plan as it relates to the first phase of the Project, together with the Floor Plan and Outline Specifications, as defined below.

     “Approved Project Budget” shall mean the preliminary Budget after it has been modified to reflect the actual pricing determined under the competitive bidding process described in Section II of this Work Agreement.

     “Approved Schedule” shall mean the schedule for performance of Landlord’s work, as developed by the parties pursuant to Section II of this Work Agreement, consistent with the scheduling requirements of the Acquisition Agreement.

     “Approved Space Plan” shall mean a preliminary space plan for the construction of leasehold improvements to the Premises, including a floor layout for each floor of the Building, a reflective ceiling plan, a preliminary electrical and HVAC distribution plan, and a description of standard tenant finishes and materials, after the same has been finally approved by the parties as provided below.

     “Approved TI Plans” shall mean the TI Plans prepared by Landlord, after the same have been finally approved by the parties as provided below.

     “Base Building Plans” shall mean the initial construction drawings and specifications prepared by Landlord’s Architect and other Design Professionals and submitted to Tenant for approval, based on the Approved Design Plan.

     “Construction Contracts” shall mean all contracts entered into by Landlord for the construction of the Improvements, including without limitation the Shell Construction Contract and the TI Construction Contract.

     “Construction Documents” shall mean the Approved Base Building Plans and the Approved TI Plans, as the same may be modified (i) by any approved change orders, (ii) in order to comply with any architectural restrictions applicable to the Project under the Redevelopment Agreement and Approved Concept Plan, and (iii) to comply with applicable legal requirements asserted by governmental authorities in the process of obtaining the issuance of permits or other approvals required for Landlord’s Work. The Construction Documents shall comply with all governmental rules, codes and requirements, and shall designate, among other things, the locations of and specifications for all mechanical, electrical and plumbing equipment to be installed in all spaces, all partitions, doors, lighting fixtures, electric receptacles and switches, telephone outlets (location only), and special air conditioning and other improvements to be installed.

     “Costs” shall mean and refer to (i) an agreed land value amount attributable to that portion of the Land acquired pursuant to the Acquisition Agreement, including any contribution required of Landlord for the construction of any off-site improvements, to the extent reasonably allocable to the Land (which the parties agree shall be based on a land value of $_______per gross square foot of the Building), (ii) hard construction costs incurred by Landlord in connection with developing, constructing, and equipping the Improvements in accordance with the Construction Documents, (iii) soft costs incurred by Landlord for legal fees, architectural fees, engineering fees, survey expenses, lender fees, mortgage broker fees, real estate taxes, personal property taxes, front foot benefit charges and other special assessments, recording and transfer taxes with respect to the conveyance of the Land to Landlord and the recording of any deed of trust against the Land, building permit fees, pre-Commencement Date interest and fixed return costs under any Project Financing (defined below), leasing commissions and other brokerage expenses, Net Operating Deficit, and fees to local utilities for connections, (iv) other costs incurred in the initial development and construction of the Project and within the categories and narrative reflected within the Preliminary Budget, and (v) the Development Fee. In all events, Costs shall not be increased by any cost overruns resulting from (a) any failure to construct the Improvements in accordance with the Construction Documents, (b) any failure of Landlord to comply with any provision of this Agreement, (c) any failure of Landlord to complete construction of the Improvements by the Target Date other than as a result of Tenant Delays and/or Force Majeure, (d) the negligence or other wrongful actions of Landlord, (e) any penalties or other charges imposed on Landlord for late performance or Landlord’s default under the Construction Contracts, any contracts with the Design Professionals, or the Project Financing, and (f) any overtime or other additional expenses required to meet the Target Schedule not set forth in the base construction contract with the GC, except to the extent occasioned by Tenant Delays and/or Force Majeure or as otherwise provided for herein. Costs shall be decreased by any and all discounts or rebates received by Landlord in connection with any work performed or expenses incurred in connection with this Agreement.

     “Development Fee” shall mean all amounts payable as development fees by Landlord to its development manager pursuant to the DSA.

     “Development Performance Standards” have the meaning given to such term in the Redevelopment Agreement.

     “DSA” means that certain Development Services Agreement dated October ___, 2002 between Landlord and Mesirow Stein Development Services, Inc., the development manager for the first phase of the Project.

     “Excess Base Building Costs” shall mean all incremental additional Costs of performing Landlord’s Base Building Work in excess of the Target Costs, but solely to the extent due to increases in Variable Costs, increases in Guarantied Costs due to Permitted Overruns, or the performance of any Change Orders affecting Landlord’s Base Building Work which are requested by Tenant and approved by the parties pursuant to Section II, below. All Excess Base Building Costs shall be payable by Tenant to Landlord, at Landlord’s election, either (1) through a cash payment as to all or any part of the amount of such Excess Base Building Costs, within thirty (30) days after Landlord’s written demand, or (2) by including all or a portion (as Landlord may elect) of such Excess Base Building Costs in the Total Cost to Complete.

     “Excess Costs” means both Excess Base Building Costs and Excess TI Costs.

     “Excess TI Costs” shall mean the sum of (i) all Costs for Landlord’s TI Work, to the extent in excess of the TI Allowance, plus (ii) the incremental additional cost associated with any Change Orders to Landlord’s TI Work requested by Tenant, plus (iii) any additional costs of construction which are incurred by Landlord due to Tenant Delays or Tenant’s default under the Lease or this Exhibit C or which are otherwise contemplated to be paid by Tenant under this Exhibit C. All Excess TI Costs shall be payable by Tenant to Landlord, at Landlord’s election, either (1) through a cash payment as to all or any part of the amount of such Excess TI Costs, within thirty (30) days after Landlord’s written demand, or (2) by including all or a portion (as Landlord may elect) of such Excess TI Costs in the Total Cost to Complete.

     “Final Payment Date” shall mean sixty (60) days after the Commencement Date.

     “Final Reconciliation” shall mean a reasonably detailed written reconciliation prepared by Landlord within sixty (60) days after final completion of the Improvements, of the Total Cost to Complete.

     “Force Majeure” shall mean any act of God, war, civil riot, insurrection, strike or other labor dispute, unusual delays in transportation, unusually inclement weather, permitting delays, other governmental delays, condemnation, fire or other unavoidable casualty, acts of terrorism or bio-terrorism, increased military alert status, or other cause, event or circumstance which is beyond the reasonable control of Landlord, provided (i) financial inability shall not constitute a cause, event or circumstance which is beyond the reasonable control of the parties hereto, and (ii) if Landlord claims the benefit of a delay due to Force Majeure, it shall have the obligation to use all reasonable and diligent efforts to minimize the duration of such delay.

     “GC” shall mean the general contractor selected by Landlord to perform Landlord’s Work hereunder.

     “Guaranteed Costs” shall mean those hard and soft costs associated with Landlord’s Work which Landlord is guarantying will not exceed the amounts set forth in the Approved Project Budget, and which are reflected by the marking of such costs with an asterisk within the Approved Project Budget; provided that the total Guaranteed Costs set forth in the Approved Project Budget may nevertheless be subject to adjustment if the increase in cost is due to a “Permitted Overrun”, as such term is defined herein.

     “Improvements” shall mean the Building, all interior improvements thereto, and all exterior site improvement to be constructed by Landlord on the Land in accordance with the Approved Concept Plan and, ultimately, the Construction Documents.

     “Invoices” shall mean any invoices which Landlord has received for payment in respect of Landlord’s Work, along with requisitions therefor (on standard AIA forms G702 and G703, or a substantially similar form).

     “Landlord’s Base Building Work” shall mean the construction of the shell of the Building, all major mechanical, electrical, plumbing, fire safety and HVAC systems therein (exclusive of the portions of such systems which form a part of the Tenant’s leasehold improvements, but including core area improvements such as electrical and telephone rooms, restrooms and the like), and all appurtenant exterior site improvements, including but not limited to surface parking areas, sidewalks, curbs and gutter, and exterior utilities, lighting, landscaping, storm and sanitary sewer facilities, all completed in substantial accordance with the Approved Base Building Plans.

     “Landlord’s TI Work” shall mean the construction of interior leasehold improvements to the Premises, including interior lighting, electrical and HVAC distribution systems, interior partitioning, flooring, and other leasehold improvements which are not part of the core areas of the Building, in accordance with the Approved TI Plans.

     “Landlord’s Work” shall mean, collectively, Landlord’s Base Building Work and Landlord’s TI Work.

     “Net Operating Deficit” shall mean and refer to the amount by which the ordinary and necessary expenses, including debt service, incurred in connection with the operation of the Improvements during the period prior to the Commencement Date exceeds the gross revenues actually received from the operation of the Improvements during such period (if any). Landlord shall be responsible for, and Costs shall not include, any increase in Net Operating Deficit due to a failure of Tenant to occupy the Premises as a result of Landlord’s failure to achieve Substantial Completion by the Target Date other than as a result of Tenant Delays and Force Majeure.

     “Outline Specifications” shall mean the outline specifications developed and approved by the parties pursuant to Section II of this Work Agreement. The Outline Specifications will set forth defined parameters for Landlord’s Base Building Work and general specifications for leasehold improvements, including specifications for demolition, earthwork, clearing and grubbing, excavation and backfill, site drainage and utilities, paving, curbing, landscaping, site fire protection and water service, base building materials, foundations, masonry, structural elements, carpentry and millwork, moisture protection, roofing, doors and windows, interior partitioning, lighting, utility and HVAC distribution systems, common area finishes, other finishes and known specialty items (including UPS systems, generator requirements, SCIF rooms and the like).

     “Permitted Overruns” shall mean any increase in Total Cost to Complete (defined below), including both Variable Cost and Guarantied Cost items, caused by (i) any change orders to the Construction Documents or Construction Contract which result in increased Costs, to the extent requested by Tenant, caused by Tenant Delay or Tenant acts or omissions, or agreed at the time of Tenant’s approval thereof to constitute a Permitted Overrun; (ii) overruns in any Variable Cost category reflected in the Approved Project Budget, except to the extent such increase in cost was caused by Landlord’s non-performance, negligence or willful misconduct; (iii) costs resulting from the need to address unforseen site or geotechnical conditions or site or geotechnical requirements which arise after execution of this Lease, such as issues discovered during the course of construction of Landlord’s Work; (iv) costs resulting from increased demolition expenses arising due to unknown environmental conditions encountered in the course of demolition activity, (v) additional costs due to increases in interest rates and financing costs; (vi) tenant improvement costs in excess of the TI Allowance amount reflected within the Approved Project Budget; (vii) any additional costs of any kind whatsoever arising from any failure by Tenant to comply with any provision of this Work Agreement or due to Tenant Delay or Force Majeure, and (ix) any overtime or other additional expenses required to meet any special scheduling requirements of Tenant or otherwise incurred at Tenant’s request.

     “Phasing Plan” shall mean and refer to a plan for the phased delivery of different identified portions of the Premises to Tenant, in order to allow for the orderly completion and delivery of possession of the Premises by Landlord, and an orderly process for move-in activities by Tenant. The Phasing Plan shall be agreed to by mutual agreement of Landlord and Tenant no later than the time of the parties’ agreement on the final Construction Documents for Landlord’s TI Work, so that bidding of the TI Construction Contract can encompass any phasing requirements associated therewith.

     “Preliminary Budget” shall mean the Preliminary Budget which is developed by the parties for each phase of Landlord’s Work pursuant to Section II of this Work Agreement (including all schedules and narrative attached thereto).

     “Preliminary Schedule” shall mean the Preliminary Schedule which is developed by the parties for each phase of Landlord’s Work pursuant to Section II of this Work Agreement.

     “Project Budget” shall mean the budgets prepared pursuant to this Work Agreement on an ongoing basis in order to update the Preliminary Budget based on more current or accurate information as to cost.

     “Project Financing” shall mean and refer to any acquisition, development and construction loan, and any other “mezzanine” loan or third-party equity investment financing or funding necessary to fund the Total Cost to Complete, and encompasses all debt service, fixed interest or fixed return required to be paid in connection therewith, as well as any and all costs associated with originating, procuring and making full settlement upon the same.

     “Remaining Costs” shall mean those estimated Costs which have not been paid as of the Final Payment Date, as reasonably estimated by Landlord, but which will have to be incurred and paid after the Final Payment Date in order to complete construction of the Improvements and complete performance of all of Landlord’s obligations with regard to the acquisition of the Land and the development and construction of the Improvements.

     “Shell Construction Contract” shall mean the construction contract entered into with the GC for construction of Landlord’s Base Building Work (including without limitation all exterior site improvements). The Shell Construction Contract and the TI Construction Contract may, at Landlord’s option, be consolidated into a single construction contract covering all of Landlord’s Work.

     “Site Plan” means a site plan for redevelopment of the Land to accommodate the construction of the Building and other aspects of Landlord’s Base Building Work, which shall be developed in accordance with the Approved Concept Plan and Development Performance Standards, approved by the parties and submitted for approval to the County, all in accordance with Section II of this Work Agreement.

     “Substantial Completion”, “substantially complete” and phrases of a similar nature shall mean, with regard to particular work, completion of the applicable work in accordance with the approved plans therefor (as modified by any approved change orders thereto), other than minor modifications due to the unavailability of specified equipment or materials or due to unforseen field conditions, and exclusive of incomplete or defective items of the type normally included within a punch list. Substantial Completion of Landlord’s Work as a whole shall mean (1) that all interior leasehold improvements have been completed in accordance with the approved Construction Documents (as defined below), other than (A) special, non-standard items requested by Tenant that require a lead time for procurement and/or installation which is inconsistent with the Approved Schedule, and (B) “punch list” items and other minor defects which will not unreasonably interfere with Tenant’s ability to lawfully take occupancy of the Premises or to conduct its business therein; (2) the Building shell and all base building systems serving the Premises have been substantially completed and/or are operational; (3) all exterior/site improvements, including but not limited to surface parking areas and exterior utilities, have been substantially completed and/or are operational, other than final landscaping and paving installations which must be deferred due to seasonal considerations and do not unreasonably interfere with Tenant’s occupancy and enjoyment of the Premises (and subject to punch list items); and (4) Landlord has obtained all governmental inspection and other approvals capable of being obtained by Landlord in connection with such construction prior to Tenant’s installation of its trade fixtures, furniture and equipment (including without limitation a permanent or temporary certificate of occupancy or its equivalent permitting Tenant to lawfully occupy the Premises, or any applicable portion thereof, unless the same cannot be obtained by Landlord prior to such installations by Tenant). Substantial Completion shall not be dependent upon the issuance of an occupancy permit (or its equivalent) except and solely to the extent the non-issuance thereof is caused by Landlord’s failure to properly complete particular items of Landlord’s Work.

     “Target Cost” shall mean the projected total Cost to Complete determined by the parties during the design phase of this Work Agreement, as set forth in Section II, below, which shall consist of an amount designated as Guaranteed Costs and an amount designated as Variable Costs, as each such term is defined herein, and shall be reflected in the Preliminary Budget approved by the parties.

     “Target Date” shall mean the date for completion of each applicable phase of the Premises as set forth in the Approved Schedule for such phase.

     “Tenant Delay(s)” shall mean any delay in the performance of Landlord’s Work occasioned by (i) the actions, omissions or interference of Tenant, its agents, employees, agents, contractors and subcontractors, with respect to any aspect of the design, permitting and/or performance of Landlord’s Work, and (ii) any other item which, under the terms of this Exhibit C constitutes a Tenant Delay, including without limitation any delay by Tenant in the review and approval of the Base Building Plans and the TI Plans, and/or any delay occasioned by a change order requested or approved by Tenant.

     “Tenant’s Load Letter” shall mean a complete list in tabular form of Tenant’s special equipment, including the quantities and locations of the following: personal computers, special computer rooms and other equipment therein, electrical generators and uninterrupted power supply (UPS) equipment, continuously operating electric motors, copiers, cooking hood exhausts or other exhaust requirements indicating circuits and/or “clean” power, grounding requirements, other special requirements for other heat-generating equipment, and any future load that Tenant requires or anticipates requiring. In addition to quantities and locations, Tenant shall provide the name, manufacturer, model number, voltage, phase, full load amperage, watts or horsepower, heat output in BTU, plumbing connection requirements, and any special operating temperature and humidity requirements and any other special requirements for any other special equipment. Tenant shall also designate any areas of high density occupancy, twenty-four hour cooling requirements, and any special light switching requirements.

     “Tenant’s Representative” shall be a single individual designated by Tenant in a written notice to Landlord (and who may be changed by Tenant at any time upon giving Landlord prior written notice thereof), who Tenant agrees shall be available to meet and consult with Landlord at the Building as Tenant’s representative respecting the matters which are the subject of this Exhibit C and who, as between Landlord and Tenant, shall have the power to legally bind Tenant with respect to notices from Tenant making requests for and approving changes, giving approval of plans or work, or otherwise giving directions to Landlord under this Exhibit C.

     “Tenant Work” shall mean any construction work, systems furniture installations and other installations (including telephone systems, upgraded security systems, computer LAN wiring or other similar installations), to the extent the same are not provided for under the Construction Documents and are intended by Tenant to be performed by Tenant or under Tenant’s supervision.

     “TI Allowance” shall mean the allowance to be given for tenant improvements, as established in the Preliminary Budget developed pursuant to Section II of this Work Agreement.

     “TI Construction Contract” shall mean the construction contract entered into with the GC for construction of Landlord’s TI Work.

     “TI Plans” shall mean architectural plans, construction drawings and mechanical, electrical and plumbing (MEP) drawings for the Premises, in form sufficient for the permitting and construction of the Premises.

     “Total Cost to Complete” shall mean the sum of the all final Costs as determined after final completion of all of the Improvements, but in no event more than the Target Cost except to the extent the Target Cost is increased or decreased (i) due to increases or decreases in the Variable Costs, and/or (ii) due to increases in the Guarantied Costs occurring by virtue of any Permitted Overruns (as defined below).

     “Variable Costs” shall mean those hard and soft costs associated with Landlord’s Work which Landlord is not guarantying will exceed the amounts set forth in the Approved Budget, and are reflected by the marking of such costs with two asterisks within the Approved Budget.

II.	LANDLORD’S WORK

     A.  Landlord’s Base Building Work/Design and General Performance Covenant.

          (1) Landlord’s Base Building Work - Generally. Upon acquisition of the Land, agreement on the Site Plan and Approved Base Building Plans, entry into the Shell Construction Contract, and issuance of Site Plan approval and a building permit allowing such construction, Landlord shall construct (or cause to be constructed) Landlord’s Base Building Work, all in accordance with the provisions of this Exhibit C. Such construction shall be completed in substantial accordance with the Approved Base Building Plans.

          (2) Site Plan. Within the time frames provided for in the Acquisition Agreement, Landlord shall cause its civil engineer and other Design Professionals to prepare a proposed Site Plan for submission to the County. Landlord shall prepare such Site Plan in collaboration with Tenant regarding major site design features, and consistent with the Concept Plan and Development Performance Standards, and, prior to submission, Landlord shall provide a copy of the proposed Site Plan to Tenant for comment and approval. Within a reasonable time period after Landlord’s receipt of Tenant’s approval of the Site Plan, Landlord shall submit the Site Plan to the County for review and approval, and diligently pursue the granting of such approval.

          (3) Development of General Design and Schedules. Upon reaching final approval of the Site Plan, and concurrent with its submission to the County for approval (if not earlier), Landlord and Tenant shall meet to develop (i) Outline Specifications for all base building improvements, site improvements and tenant improvements consistent with the Approved Site Plan and Concept Plan, and taking into account the particular requirements of Tenant’s proposed use of the Premises, (ii) a Preliminary Schedule for the design and construction for Landlord’s Work, and (iii) a Phasing Plan for the phasing of any construction, as and to the extent desired by the parties. The Outline Specifications, Preliminary Schedule and Phasing Plan shall each be subject to the mutual review and approval of Landlord and Tenant, to be achieved within ninety (90) days after Landlord’s submission of the Site Plan to the County for approval. After reaching final agreement upon the Outline Specifications. Preliminary Schedule and Phasing Plan, Landlord shall prepare (and submit to Tenant for review and approval) a Preliminary Budget for Landlord’s Work consistent with Site Plan and Outline Specifications (which will provide as much preliminary budgetary information as is then reasonably available, broken down (1) into Guarantied Cost and Variable Cost line items, and (2) to reflect those items which apply to all phases of construction, and those items which apply only to each separate phase of construction). The Tenant Improvements line item in the Preliminary Budget will reflect a market rate, per square foot tenant improvement allowance. Once agreement is reached upon the Outline Specifications, Preliminary Schedule, Phasing Plan and Preliminary Budget, and subject only to the availability of (and closing upon) required financing (as more fully provided for hereinbelow), Landlord and Tenant shall each be required to proceed with final base building and tenant improvement design, and construction, as set forth in the balance of this Work Agreement, without further right of termination. Either prior to, or within ninety (90) days after, agreement is reached upon the Outline Specifications, Preliminary Schedule, Phasing Plan and

Preliminary Budget, Landlord will use diligent efforts to determine if equity and/or debt financing is available for the development of the Building and Premises (and each phase thereof) in accordance with this Lease. If Landlord has not accepted a commitment for such financing prior to the expiration of such 90-day period, or it is reasonably apparent prior to such date that a commitment for such financing on commercially reasonable and feasible terms (as determined by Landlord in good faith) is not going to be available despite Landlord’s diligent, good faith efforts, then either Landlord or Tenant shall have the right to terminate this Lease upon written notice to the other at any time prior to the date a commitment for such financing is accepted by Landlord and a commercial lender and/or equity source. In addition, if Landlord and Tenant do not reach agreement on the Site Plan, Outline Specifications, Preliminary Schedule, Phasing Plan and/or Preliminary Budget for any phase of construction of the Building and premises within the time frames set forth above, despite their good faith efforts, either Landlord or Tenant shall have the right to terminate this Lease upon written notice to the other at any time prior to the date all such items are approved by Landlord and Tenant. The parties understand that changes in market conditions and the availability of financing could affect their willingness or ability to reach final agreement on any or all of the foregoing items, and that, beyond the obligation to act in good faith in furtherance of the mutual objectives of the parties as reflected in this Lease, neither shall be bound to proceed if they cannot reach agreement on such items despite their good faith efforts. This Lease shall be further contingent upon Landlord’s closing a construction loan and/or equity financing providing for all anticipated Costs of Landlord’s Work hereunder (and if such a loan or other financing is not closed within ninety (90) after the date indicated for such closing in the Preliminary Schedule or Approved Schedule, whichever is then applicable, then either Landlord or Tenant shall have the right to terminate this Lease upon written notice to the other at any time thereafter until the date such financing is consummated). Promptly after determining that financing will be available for the development of the Building and Premises in accordance with this Lease, and final agreement on the Site Plan, Outline Specifications, Preliminary Schedule, Phasing Plan and Preliminary Budget for each applicable phase of construction, Landlord will proceed with the preparation of Base Building Plans, and will submit an updated version of the Preliminary Schedule to Tenant for approval (upon which approval the same shall constitute the “Approved Schedule” hereunder).

          (4) Base Building Plans. Subject to the terms of Subsection II.A.(3), above, and within the time frames set forth in the Approved Schedule, Landlord shall cause Landlord’s Architect and other Design Professionals to prepare the Base Building Plans, and Tenant shall provide to Landlord, for Landlord’s review and approval (which shall not be unreasonably withheld, conditioned or delayed), Tenant’s Load Letter. As the Base Building Plans are completed, Landlord shall provide copies thereof to Tenant for its review and approval. Tenant may disapprove any Base Building Plans submitted to it for its approval only if Tenant reasonably determines that such Base Building Plans are materially inconsistent with the Site Plan, Preliminary Budget and/or the Outline Specifications. Tenant shall use all due diligence and reasonable efforts to review the Base Building Plans and to provide Landlord with written notice of its approval or disapproval thereof, in accordance with the time frames set forth in the Approved Schedule, and if disapproved by Tenant, Tenant shall return such Base Building Plans to Landlord with its explicit objections and suggested modifications. If Tenant’s modifications are acceptable to Landlord, the Base Building Plans shall thereafter be revised by Landlord’s architect to reflect the applicable changes, and the same shall be resubmitted to Tenant for approval within the time frames set forth in the Approved Schedule. If, upon receipt of Tenant’s proposed modifications, Landlord wishes to take exception thereto, Landlord may do so within five (5) business days after the date upon which Landlord first received Tenant’s proposed modifications. In such event, Landlord shall deliver revised Base Building Plans to Tenant prior to the expiration of such five (5) business day period, and Tenant shall grant its approval or disapproval thereto, and/or state any further objections or proposed modifications, within five (5) business days after receipt thereof. After the first submission and resubmission, Landlord and Tenant agree to restrict further objections or disputes to matters which have not previously been agreed upon or accepted by the other party, and to deliver revised submissions or objections within a five (5) business day period. The parties shall, in all events, attempt to reach agreement as soon as possible, and within the time frames set forth in the Approved Schedule. The process of submissions and resubmissions shall continue thereafter until final agreement is reached. Each party agrees that its failure to respond to a submission or resubmission within the above-referenced time frames shall constitute such party’s acceptance of the submission or resubmission in question.

          (5) Performance of Landlord’s Base Building Work. Following final approval of the Approved Base Building Plans, and subject to the satisfaction of any financing contingency set forth herein, Landlord agrees to apply for and diligently pursue the issuance of a building permit for the performance of Landlord’s Base Building Work. Tenant acknowledges that Landlord may apply for a building permit which encompasses only Landlord’s Base Building Work, or which encompasses all of Landlord’s Work, and which takes into account any phasing of construction pursuant to the Phasing Plan. Promptly after the latest to occur of (i) Landlord’s closing on debt and/or equity financing for such construction, (ii) the issuance of such building permit, or (iii) Landlord’s entry into the Base Building Construction Contract, Landlord will cause Landlord’s Base Building Work to be commenced, completed, installed or performed, as the case may be, in accordance with the Approved Base Building Plans and Phasing Plan, subject only to variations as described below, and any modifications required by applicable governmental authorities in review of the Approved Base Building Plans as part of the process of obtaining a building permit. During construction of the Building, Landlord shall have the right to make substitutions of material(s) of equivalent grade and quality, and to make changes necessitated by conditions met in the course of construction, provided Landlord shall seek Tenant’s approval of any material change to the Approved Base Building Plans within the scope of the aforesaid circumstances, which shall not be unreasonably withheld, conditioned or delayed, provided that it shall be deemed unreasonable for Tenant to withhold its consent to any such changes if there is general conformity of such changes to the Approved Concept Plans, and shall be deemed given if Tenant fails to respond within three (3) days of a request for approval.

B.	Landlord’s TI Work/Design and General Performance Covenants.

          (1) Preparation of Plans and Specifications.

               (a) Within thirty (30) days after the date upon which the Approved Base Building Plans have been agreed upon, and consistent therewith (and with the Phasing Plan) Landlord and Tenant shall reach agreement on the Approved Space Plan (an initial draft of which shall be prepared by Landlord’s architect in consultation with Tenant).

               (b) Promptly after approval of the Approved Space Plan and Tenant’s Load Letter, Landlord shall cause its Design Professionals to commence to prepare the TI Plans.

          (2) Approval of and Revisions to Plans and Specifications. As soon as practicable after receipt of such TI Plans, but in no event more than ten (10) business days after receipt thereof, Tenant shall return such TI Plans to Landlord with its objections, suggested modifications and/or approval. If Tenant’s modifications are acceptable to Landlord, said TI Plans shall thereafter be revised by Landlord’s architect to reflect the applicable changes, and the same shall be resubmitted to Tenant for approval within ten (10) business days after their receipt by Landlord. If, upon receipt of Tenant’s modified Drawings and Specifications, Landlord wishes to take exception thereto, Landlord may do so within ten (10) business days after the date upon which Landlord first received Tenant’s proposed modifications to the TI Plans. In such event, Landlord shall deliver revised TI Plans to Tenant prior to the expiration of such ten (10) business day period, and Tenant shall grant its approval or disapproval thereto, and/or state any further objections or proposed modifications, within five (5) business days after receipt thereof. After the first submission and resubmission, Landlord and Tenant agree to restrict further objections or disputes to matters which have not previously been agreed upon or accepted by the other party, and to deliver revised submissions or objections within a five (5) business day period. The parties shall, in all events, attempt to reach agreement as soon as possible, and within thirty (30) days after the date upon which Landlord first received Tenant’s response to the first submission of TI Plans from Landlord to Tenant. The process of submissions and resubmissions shall continue thereafter until final agreement is reached. Each party agrees that its failure to respond to a submission or resubmission within the above-referenced time frames shall constitute such party’s acceptance of the submission or resubmission in question.

          (3) Landlord’s TI Work. Following final approval of the Approved TI Plans, Landlord agrees to apply for a building permit for the performance of Landlord’s TI Work. Tenant acknowledges that Landlord may apply for a building permit which encompasses only Landlord’s TI Work, or which encompasses all of Landlord’s Work, and may reflect any phasing contemplated under the Phasing Plan. Promptly after the latest to occur of (i) the issuance of such building permit, (ii) Landlord’s entry into the TI Construction Contract, and (iii) the completion of such portion of Landlord’s Base Building Work as is necessary in order to commence Landlord’s TI Work in a manner consistent with prudent construction practices, Landlord will cause Landlord’s TI Work to be commenced, completed, installed or performed, as the case may be, in accordance with the Approved TI Plans, subject only to minor variations and/or variations necessitated by the unavailability of specified materials and equipment, and any modifications required by applicable governmental authorities in review of the Approved TI Plans as part of the process of obtaining a building permit.

          (4) Change Orders. Tenant shall be allowed to make change orders to the Construction Documents provided that (i) any such proposed change order shall be submitted to Landlord for Landlord’s consent, and Landlord shall have three (3) business days after receipt of all documentation necessary for Landlord to properly review such change order within which to review and either approve or disapprove same within the same standard of review as would be applicable to any alteration of the Premises proposed by Tenant after the Rent Commencement Date pursuant to Section 1.5 of the Lease (and provided further that, in the event Landlord does not approve all items set forth in said proposed change order, Landlord will notify Tenant of the basis for its disapproval, and Landlord and Tenant will work together expeditiously and in a commercially reasonable manner to reach agreement on any such proposed change order), (ii) any and all incremental additional costs associated with such change order(s) shall constitute Excess Base Building Costs or Excess TI Costs, as the case may be, and (iii) any delay in the Substantial Completion of Landlord’s Work occasioned by any such change order shall be deemed a “Tenant Delay” within the meaning of this Exhibit C.

          (5) Tenant’s Inspection Right. Subject to the insurance requirements and the rules and regulations of the GC, Tenant’s Representative shall have the right during normal working hours, and accompanied by a representative of either Landlord or the GC, to have access to the Premises for purposes of observation and inspection only during the performance of Landlord’s Work, provided that Tenant or Tenant’s Representative shall have the obligation to provide prior notice of any such entry to the GC and to Landlord’s Project Manager. The right of Tenant and Tenant’s Representative to enter the Building prior to the Target Date shall in no way interfere with or delay the completion of Landlord’s Work, and any delays in the Substantial Completion of Landlord’s Work caused by such entry shall constitute a Tenant Delay hereunder. Access for such purposes shall not be deemed to constitute possession or occupancy, provided, however, that any such entry and/or occupancy shall be subject to all of the terms and conditions of the Lease, except for the payment of Rent.

          (6) Interim Correction of Defects. Landlord shall promptly undertake and diligently prosecute (or cause the GC to undertake and prosecute) the correction of any defects in Landlord’s Work of which Landlord is notified in writing as a result of any of the aforesaid inspections by Tenant. In addition, on the date of Substantial Completion of Landlord’s Work, it shall be conclusively deemed that all work theretofore performed by or on behalf of Landlord and not objected to by Tenant as aforesaid was satisfactorily performed in accordance with, and meeting the requirements of, this Lease, and, except as provided in the following sentence, Landlord shall be relieved of further obligation hereunder with respect to such work. The foregoing presumption shall not apply, however: (i) to required work not actually completed by Landlord, which Landlord agrees it shall complete with reasonable speed and diligence, or (ii) to latent defects in such work which could not reasonably have been discovered theretofore, provided that Tenant notifies Landlord thereof within one (1) year after occupancy, or (iii) to work covered by warranties provided to Landlord by Landlord’s Contractor, or any subcontractors, with respect to Landlord’s Work but only during the period such warranties remain in force.

          (7) Substantial Completion; Delivery of Possession; Punch List.

               (a) The process and requirements associated with notifying Tenant that Landlord’s Work with respect to any phases of the Premises has been Substantially Completed, with arranging for a joint inspection thereof, with the timing of Landlord’s tender of possession thereof to Tenant, and with regard to the resolution of any disputes relating to Landlord’s SC Notice (as defined in the Lease), shall be governed by the provisions of Section 1.3(b) and (c) of the Lease, as if fully restated herein.

               (b) If, in the course of any joint inspection of phases of the Premises conducted pursuant to Section 1.3 of the Lease, Tenant discovers minor deviations or variations from the Construction Documents of a nature commonly found on a “punch list” (as that term is used in the construction industry), Tenant shall promptly notify Landlord of such deviations; provided, however, that in the event of a dispute, Landlord (or Landlord’s Architect) and Tenant shall negotiate in good faith, using their reasonable discretion, to determine which items constitute punch list items. The existence of such punch list items shall not postpone the Rent Commencement Date of this Lease nor the obligation of Tenant to pay Rent, additional rent or any other charges due under this Lease.

               (c) Landlord covenants and agrees to complete all items on Tenant’s punch list as soon as reasonably practicable under the circumstances; provided, however, Tenant’s acceptance of the Premises, subject to completion of all punch list items, shall not be deemed a waiver by Tenant of any warranty or other claims, if any, that Tenant may have, directly or indirectly, against Landlord, the GC or subcontractors to the extent any of them are involved in the construction of the Premises. Landlord covenants and agrees to repair or replace any latent defects in its work or in the Building systems and structures as soon as reasonably practicable after Tenant provides notice thereof to Landlord; provided, however, that Landlord shall have no obligation to repair or correct, nor any liability for, defects in any such work for the initial buildout to the extent Landlord is notified thereof more than one (1) year after the date of Substantial Completion of Landlord’s Work; or in the case of any such defect previously repaired, first detected more than one (1) year from the date of the last repair of such defect. The foregoing shall not affect, however, any of the general repair covenants set forth in the Lease.

          (8) Early Work and Furniture Installation.

               (a) Landlord acknowledges that Tenant wishes to commence operations in each applicable phase of the Premises as soon as possible after Landlord’s Work is Substantially Complete, and that there may be some aspects of Tenant Work that may need to be completed before Tenant can commence operations within any phase of the Premises. Therefore, Landlord and Tenant acknowledge and agree that Tenant shall be given access to each applicable phase of the Premises prior to the Substantial Completion of Landlord’s Work, as and to the extent set forth below, so that Tenant may perform certain items of Tenant Work, and thereby expedite Tenant’s use and occupancy of such phase of the Premises. Any such items of Tenant Work shall be agreed upon in writing by Landlord and Tenant in their reasonable discretion prior to the commencement of any such work, and shall be referred to herein as the “Early Work”, which shall include, without limitation, any installations of modular furniture in the Premises, and the installation of phone and data cabling in the Premises, in each instance to the extent not included within Landlord’s Work. Landlord and Tenant acknowledge and agree that the installation of modular furniture in the Premises is likely to constitute the most time-consuming component of the Early Work, and shall be referred to separately herein as the “Furniture Installation”. Landlord and Tenant agree that the performance of any Early Work shall be in accordance with this paragraph II.B(8).

               (b) Any entry and/or occupancy of the Premises prior to Substantial Completion of Landlord’s Work and/or the Commencement Date, including without limitation any early entry for the purposes of performing any Early Work, shall be subject to all of the terms and conditions of the Lease, except for the obligation to pay Rent (which will not be applicable until the Rent Commencement Date, as provided in the Lease). In addition, any entry by the Tenant, its agents, employees or contractors (any and all of which to be referred to hereinafter as “Tenant’s Personnel”): (i) shall be subject to the insurance requirements of Landlord and the GC (which shall provide such requirements to Tenant within five (5) business days after Tenant requests the same in writing); (ii) shall comply with any reasonable scheduling requirements of the GC, and Tenant shall request permission to enter the Premises in writing, specifying the requested date, time of entry, and which Early Work Tenant intends to perform, at least five (5) business days prior to any such entry, and Landlord shall cause the GC to respond promptly to such request and to use reasonable efforts to accommodate the request, in accordance with the scheduling restrictions and requirements set forth hereinbelow; and (iii) shall in no way delay the Substantial Completion of Landlord’s Work, and if Tenant’s Personnel cause any such delay, the same shall constitute a Tenant Delay hereunder. In addition, Tenant shall bear the full risk of loss for any materials, equipment or other property which Tenant’s Personnel bring into the Building or the Premises in connection with any Early Work, which shall be at Tenant’s sole risk, and Landlord shall not have any liability therefor.

               (c) Notwithstanding the foregoing to the contrary: (i) Tenant acknowledges that Tenant’s Personnel shall not be permitted to enter the Premises prior to the Substantial Completion of Landlord’s Work to perform any Early Work unless and until Tenant receives permission from Landlord or the GC for such entry, subject to the terms of Section II.B(8)(d), below, and (ii) Tenant’s Personnel shall have full access to each of the Premises no later than the “Furniture Date” for such reflected in the Target Schedule, subject to Tenant Delays and/or Force Majeure, for the purpose of performing the Furniture Installation, which access for the Furniture Installation shall include access to the elevator, delivery dock and trash facilities which is comparable to the access thereto of the GC and its subcontractors for Landlord’s Work. Landlord shall ensure that the GC’s schedule for performance of Landlord’s Work shall include a reasonable block of time which is allocated to Furniture Installation, and, to a lesser extent, Early Work.

               (d) Tenant shall notify Landlord and the GC at least five (5) business days prior to the date upon which Tenant requests entry to the Premises for the purpose of performing any Early Work. Landlord agrees to cause the GC to cooperate in good faith with Tenant to accommodate Tenant’s requested entry dates, subject to the terms of this paragraph II.B.(8)(d), provided that if, prior to the Furniture Date for any Phase of the Premises, the GC determines that it is not feasible for Early Work to be performed on a particular floor or floors of the Premises, or determines that allowing such entry would delay the Substantial Completion of Landlord’s Work, then Tenant’s Personnel shall not have the right to enter such floor(s). Subject to the foregoing sentence, Landlord and the GC shall make all reasonable efforts to enable the Tenant to have access to certain floors of the Premises as they become available (i.e., as the commencement of Early Work becomes feasible), prior to the Furniture Date.

               (e) Without limitation, Tenant shall be responsible for any damage to Landlord’s Work caused by Tenant, or its agents, employees and contractors, in the course of performing any early work and/or furniture installation.

III.	Timing of Construction.

     A.     Target Date. Subject to Force Majeure and Tenant Delays, Landlord agrees to use all reasonable and diligent efforts to cause Landlord’s Work to be substantially completed on or before the Target Date, for each applicable phase of the Premises. Landlord shall give prompt written notice to Tenant of any delays in the progress of construction that might prevent substantial completion of Landlord’s Work on an applicable phase by the Target Date, together with an estimate of the duration of such delay. If such delay is due to Force Majeure or Tenant Delays, Landlord will, at Tenant’s option, investigate with the GC if it is possible to accelerate the completion of Landlord’s Work (through the authorization of overtime work and the like) in order to reduce or eliminate any anticipated delay, and, if so, Landlord and the GC will identify the cost which will be associated with accelerating the completion of Landlord’s Work to the extent delayed thereby (or the portion thereof which is affected by such delay). If such acceleration is possible, Landlord will, in consultation with Tenant, reasonably approve change orders allowing for such acceleration provided, at Landlord’s sole option, the cost associated therewith will either be payable directly by Tenant to Landlord within thirty (30) days after written invoice, or shall constitute a Permitted Overrun.

     B.     Effect of Delay. To the extent that any item of Landlord’s Work which is required to be substantially completed as of the applicable Target Date is, in fact, not completed as of such date, the provisions of this Section III.B and of Section III.C, below, shall apply as Tenant’s sole and exclusive remedy:

          (i) If and to the extent the non-completion of such item(s) does not materially affect Tenant’s use and occupancy of an applicable of the Premises, then provided Landlord continues to pursue the completion of such items with all due diligence, such non-completion shall not affect the Rent Commencement Date of this Lease or otherwise result in or give rise to any damages or penalties payable by Landlord to Tenant, or otherwise constitute a default by Landlord under this Lease.

          (ii) If and to the extent the non-completion of such item(s) does materially affect Tenant’s use and occupancy of an applicable of the Premises, then:

               (A) If and to the extent such non-completion occurs as a result of any event of “Force Majeure”, the Rent Commencement Date of this Lease for the applicable shall be extended one (1) day for each day which elapses between the Target Date and the date such items are substantially completed by Landlord (provided that in no event shall the Rent Commencement Date of this Lease for an Applicable be extended to a date later than the date upon which Landlord achieves “Substantial Completion” of Landlord’s Work unless the non-completion of an item of Landlord’s Work legally prevents Tenant from commencing occupancy of the Premises).

               (B) If and to the extent such non-completion occurs as a result of Landlord’s failure to perform, and not as a result of any Tenant Delays or Force Majeure, then (1) the Rent Commencement Date of this Lease for such shall be extended one (1) day for each day which elapses between the Target Date for such and the date such items are substantially completed by Landlord (provided that in no event shall the Rent Commencement Date of this Lease for a be extended to a date later than the date upon which Landlord achieves “Substantial Completion” of Landlord’s Work upon such unless the non-completion of an item of Landlord’s Work legally prevents Tenant from commencing occupancy of the Premises), and (2) Tenant shall also be entitled to receive a credit against Base Rent (commencing on the Rent Commencement Date, as adjusted pursuant to this subparagraph) of one-half (1/2) day of Base Rent for the applicable for each of the first thirty (30) days which elapse between the Target Date for such (as otherwise adjusted due to any Force Majeure or Tenant Delays) and the date such items are substantially completed by Landlord , three-quarters (3/4) of a day of Base Rent for each of the second thirty (30) days which elapse between the Target Date for such (as otherwise adjusted due to any Force Majeure or Tenant Delays) and the date such items are substantially completed by Landlord, and one (1) full day’s Base Rent for each day which thereafter elapses until the earlier of (i) date upon which Landlord achieves “Substantial Completion” of Landlord’s Work, and (ii) the date upon which Tenant is lawfully permitted to commence occupancy of the Premises.

               (C) If and to the extent such non-completion occurs as a result of any Tenant Delay(s), the Rent Commencement Date of this Lease for such shall be deemed to be the date upon which Landlord’s Work upon such phase would have been Substantially Completed (and Tenant permitted to lawfully occupy the Premises) but for such Tenant Delay(s), and Landlord shall not be liable to Tenant for any Base Rent abatement, damages or other rights and remedies as a result thereof.

               (D) The provisions of clauses (A), (B) and (C) shall be construed in conjunction with each other in those cases where delay in completion of items of Landlord’s Work are caused in part by Force Majeure, in part by Tenant Delays and/or in part by Landlord’s non-performance.

     C.     Additional Remedies. In addition to the remedies provided in Section III.B, above, but in lieu of any other rights and remedies at law or in equity, if (i) Landlord is at any time failing to pursue the performance of Landlord’s Work diligently, and Landlord fails to recommence such diligent efforts within a period of more than thirty (30) days after Tenant notifies Landlord in writing of such failure, or (ii) if Landlord ceases to perform any portion of Landlord’s Work without good cause for a period in excess of thirty (30) consecutive days, then the same shall constitute a “Construction Default” by Landlord hereunder. Upon the occurrence of any Construction Default by Landlord with regard to the completion of Landlord’s Work, Tenant shall have the right to exercise self-help, that is, to perform the obligations of Landlord with respect to Landlord’s Work which

Landlord has failed to perform in accordance with the applicable specifications for such work, and, upon such performance by Tenant, Tenant shall have the right to be reimbursed for its reasonable expenses associated with the exercise of such self-help right, plus interest at the Default Rate from the date such expenses were paid by Tenant until the date the same are reimbursed by Landlord. If Landlord fails to make a reimbursement which is due and owing to Tenant under this subparagraph to Tenant within thirty (30) days after Tenant’s written demand, and unless there is a bona fide dispute regarding Tenant’s right to such reimbursement that is then being actively pursued by Landlord, Tenant shall have the right to deduct the reimbursement amount owed to Tenant from the next payments of Base Rent and Additional Rent becoming due under the Lease. In order to obtain any reimbursement from Landlord pursuant to this subparagraph, Tenant shall be required to submit a written reimbursement request (i) setting forth (in an AIA Form G701) the amount of the reimbursement requested, (ii) certifying (A) that a Construction Default by Landlord has occurred pursuant to this Lease and that all applicable cure periods and cure rights have expired without such failure having been cured by Landlord, (B) that Tenant has expended the amount requested to be reimbursed in accordance with the provisions of this subparagraph for the items reflected within the Form G701 accompanying such reimbursement request, and (C) that the work for which Tenant is seeking reimbursement has been performed properly by Tenant or its contractor in accordance with the Construction Documents applicable to such work, and (iii) attaching a duly executed release of liens executed by the contractor and any and all subcontractors and/or materialmen supplying labor and/or materials in connection with such work, in form satisfactory to Landlord’s title insurance company to issue a bring-to-date mechanics lien endorsement, or otherwise insure over such liens, under the mortgagee’s title insurance policy issued in favor of Landlord’s mortgagee, acknowledging payment of the applicable amounts for such labor and/or materials, and fully and forever waiving any and all statutory and/or common law liens which might otherwise be asserted by them against the Premises (or any portion thereof), the Building or the Land, which in the case of any interim payment may be limited to all work for which payment has previously been made, and which, in the case of final payment, shall be an unconditional and unlimited waiver of any and all statutory and/or common law liens which might otherwise be asserted by them against the Premises (or any portion thereof), the Building or the Land.

     D.     Tenant Delay(s). Tenant acknowledges that Tenant Delay(s) may cause delay in Landlord’s ability to complete items which are part of Landlord’s Work within the time frames contemplated by this Lease. Accordingly, Landlord’s completion obligations with respect to Landlord’s Work shall be extended one (1) day for each day of delay in the completion thereof caused by “Tenant Delays”; and in such event, the Rent Commencement Date under this Lease for each applicable shall be deemed to be the date upon which Landlord’s Work upon such would have been substantially completed (and Tenant lawfully permitted to occupy the Premises) but for such Tenant Delay(s), and Landlord shall not be liable to Tenant for any Base Rent abatement, damages or other rights and remedies as a result thereof.

     E.     Early Substantial Completion. If Substantial Completion of Landlord’s Work on a phase of the Premises shall occur prior to the Target Date for such phase, the same shall not affect the timing of the Rent Commencement Date for such phase (which shall coincide with the date of

Substantial Completion) irrespective of whether Tenant commences to occupy the Premises on such earlier date, or is unable to do so; provided that (i) in no event shall the Tenant be required to take occupancy of any phase of the Premises more than thirty (30) days prior to the Target Date for such phase, (ii) if the date of Substantial Completion for such phase is more than thirty (30) days prior to the Target Date, then unless Tenant actually accepts delivery of possession of such phase prior to such date (in which case the Rent Commencement Date shall be the date upon which Tenant takes occupancy of such phase), the Rent Commencement Date for such phase shall, under such circumstances, be that date which is thirty (30) days prior to the Target Date.

IV.	COST TO COMPLETE

     A.     Payment of Costs. Except as otherwise set forth herein, Landlord shall be responsible for and shall pay when due all Costs associated with the acquisition and redevelopment of the Land, and performance of Landlord’s Work, in accordance with this Exhibit C. All such Costs shall constitute part of the Total Cost to Complete, except as specifically set forth herein to the contrary.

     B.     Bidding.

          (1) Any reference in this Section IV.B(1) to Tenant shall be deemed to refer to Tenant acting through Tenant’s Representative after the completion of Construction Documents. After agreement upon the relevant portions of the Construction Documents, Landlord shall, with the assistance and cooperation of the GC, Tenant and Landlord’s Design Professionals, prepare a bidding package for Landlord’s Work based upon the Construction Documents, to be provided to the GC’s proposed subcontractors (or, if Landlord so elects, in the bidding of general contractors).

          (2) Landlord shall promptly issue the aforesaid bidding package to the GC. The bid solicitation will require that the GC obtain bids from a minimum of three (3) subcontractors in each applicable trade, all of whom shall be mutually and reasonably acceptable to Landlord and Tenant, and reasonably determined by Landlord, Tenant and the GC to have demonstrated ability to perform the work in a first class, good and workmanlike and timely manner, for each type of work required. The GC may bid directly for any items of Landlord’s Work. Tenant may require that specific items be unit priced during the course of the bid process. Landlord agrees to cause the GC to identify “long lead” items or materials which will delay Substantial Completion of any portion of Landlord’s Work by the Target Date, and shall notify Tenant of the same promptly after such identification can be made. Landlord and Tenant shall cooperate in good faith to avoid such “long lead” items or materials.

          (3) All subcontractors shall submit their bids directly to the GC and Landlord, who will review and analyze all bids submitted, and either Landlord or the GC shall format all the bids for review by Tenant including copies of all submitted bids (such format, the “Bid Format”). The Bid Format, listing all bids received, shall be delivered to Tenant and Tenant’s Representative within seven (7) days after receipt of the last subcontractor bid. Upon receiving the Bid Format, Tenant shall have seven (7) days to review the Bid Format and request any clarifications thereof from

Landlord (a “Request for Clarification”). If Tenant makes a Request for Clarification, Landlord shall promptly commence diligent efforts to cause the information requested to be furnished, if possible. Within five (5) days after Tenant’s receipt of the Bid Format, or, if Tenant makes a Request for Clarification, within five (5) days after Tenant’s receipt of the clarification requested, Landlord shall deliver the final Bid Format for the Landlord’s Work (“Final Bid Format”). Landlord, Tenant and the GC shall, within seven (7) days following Tenant’s receipt of the Final Bid Format, select the subcontractors mutually determined by them to be the acceptable bid (“Final Bid”), and the costs associated with such subcontracts shall be incorporated within a revised budget and shall form a part of the Total Cost to Complete. Although pricing shall be a consideration, the parties agree that the lowest price bid shall not necessarily be the Final Bid awarded by the GC if there is a reasonable basis to award the subcontract to a higher priced bidder (such as considerations relating to scheduling, coordination of trades, and other factors). The parties agree to use reasonable, diligent and good faith efforts to make Final Bid selections as soon as is reasonably practicable after the Final Bid Format is submitted to Tenant. Once contracts have been awarded, the Preliminary Budget shall be updated to reflect the pricing of such contracts, and the Preliminary Budget, as so adjusted, shall constitute the “Approved Project Budget” hereunder.

          (4) The parties generally intend that the Improvements be designed and constructed within the overall cost limitations of the Preliminary Budget. The Preliminary Budget, and each subsequent budget, shall contain a line item contingency for miscellaneous items and unanticipated issues, in an amount equal to three percent (3%) of the sum of (i) the Final Bid amount for Landlord’s Work in the aggregate, plus (ii) all Land acquisition costs. If, upon determination of the Final Bid, any Costs exceed the amount budgeted therefor pursuant to the Preliminary Budget and/or the Cost of Landlord’s TI Work exceeds the TI Allowance, Landlord shall, upon Tenant’s written request, engage in a process of redesigning and value engineering the scope of Landlord’s Work to reduce the overage or otherwise meet the Preliminary Budget or TI Allowance , provided any delay in the completion of Landlord’s Work resulting from such redesign or value engineering shall either (i) constitute a Tenant Delay, if the redesign relates to Landlord’s TI Work, or (ii) constitute an event of Force Majeure, if the redesign relates to Landlord’s Base Building Work. Unless Tenant requests such value engineering, the pricing reflected in the awarded Final Bids shall be deemed to have been agreed upon by Landlord and Tenant, and will be reflected within the Approved Project Budget; and if such value engineering is in fact requested and implemented, the pricing reflected in the revised Final Bids (reflecting any savings achieved by such value engineering) shall be deemed to have been agreed upon by Landlord and Tenant, and will be reflected within the Approved Project Budget.

          (5) Landlord shall provide, or cause the GC to provide, updated Project Budgets to Tenant on a reasonably frequent basis, but no less than once monthly. Landlord shall commence review of such Project Budgets on the date of their submission to Tenant and shall respond in writing to the GC, specifying in detail any aspects of the updated Project Budgets of which Landlord or Tenant does not approve. Tenant and Landlord shall attempt, in good faith, to resolve any differences between the Construction Documents and Project Budget, as prepared, and the GC’s responses. Landlord and the Project Employees shall consult and work closely with Tenant, Tenant’s

Representative, and Tenant’s consultants throughout the design and construction process, and coordinate with Tenant as to all scheduled meetings with the design and construction professionals, and shall work with Tenant to provide any requested material information concerning the design and construction of the Building and Premises to Tenant. Tenant shall not have the right to object to any items within a Project Budget other than the Variable Cost items.

          (6) In addition, Landlord and Tenant shall endeavor to meet with each other and with the GC and Design Professionals at least once weekly to review design and construction issues for Landlord’s Work at all times prior to the Commencement Date. Landlord or the GC shall, upon Tenant’s written request, provide a written summary of the weekly progress meetings (which may consist of meeting minutes) to Tenant’s Representative.

          (7) On a monthly basis, Landlord shall provide Tenant (or Tenant’s Representative) with copies of any Invoices which Landlord has received for Landlord’s Work, along with requisitions therefor (on standard AIA forms G702 and G703, or a substantially similar form), plus any additional documentation of such costs as Landlord or Tenant may reasonably request. Within five (5) business days after Tenant receives such Invoices, Tenant shall either: (i) notify Landlord that Tenant in good faith disputes the charges indicated on any such Invoices (which dispute may be due to Tenant‘s good faith belief that such portion of Landlord’s Work has not been performed in accordance with the Construction Documents, or that such Invoices are inconsistent with the Final Bid); or (ii) sign off on and approve payments of such Invoices. If Tenant grants its approval pursuant to clause (ii) as aforesaid, then unless Tenant notifies Landlord otherwise in writing at the time Tenant grants its approval, Tenant shall be deemed to have agreed that (1) the portion of Landlord’s Work shown on such Invoices has been Substantially Completed in accordance with the Construction Documents (except for latent defects and punch list items), and (2) the value of the work set forth on such Invoices has been incorporated into Landlord’s Work. Tenant’s failure to respond to a submission under this Section within such five (5) business day period shall be deemed to constitute its approval of the applicable submission.

     C. Final Reconciliation.

            (1) Within sixty (60) days after final completion of Landlord’s Work, Landlord shall provide Tenant with the Final Reconciliation. To the extent Landlord requires information in Tenant’s possession in order to prepare the Final Reconciliation, Tenant will provide such information to Landlord promptly after Landlord’s written request, and Landlord’s delivery of the Final Reconciliation shall be excused for so long as Tenant delays in providing such information to Landlord.

            (2) If the Final Reconciliation indicates that there are Excess Costs of any kind which have not been theretofore paid by Tenant, then either (i) the Total Cost to Complete shall be increased by an amount equal to all such Excess Costs (or such portion thereof as Landlord may, in its sole discretion, elect to include in the Total Cost to Complete), and the Base Rent payable under the Lease shall be adjusted retroactive to Commencement Date, in accordance with the Base Rent formula set forth in the Lease, or (ii) Tenant shall pay all such Excess Costs (or such portion thereof as Landlord elects not to include in the Total Cost to Complete) to Landlord within thirty (30) days after delivery of the Final Reconciliation.

V.	TENANT WORK

          A.     Generally.

             (1) In the event Tenant wishes to perform any Tenant Work in the Premises, whether as part of the initial construction of the Improvements or as an alteration thereto after the Commencement Date, the provisions of this Section V shall apply. Any such Tenant Work shall be performed by a contractor reasonably approved by Landlord in accordance with plans and specifications approved by Landlord, which approvals shall not be unreasonably withheld. The procedure for submission of any plans and specifications for Tenant Work shall be substantially identical to (i.e., a reverse mirror image of) the procedure for obtaining Tenant’s consent to the TI Plans. Tenant agrees that Landlord will have the right to inspect the performance of Tenant’s Work by Tenant’s contractor(s) and subcontractor(s), through a construction manager appointed by Landlord, and Tenant agrees to cooperate with Landlord to facilitate such inspection, including without limitation: (A) notifying Landlord and such construction manager prior to any and all government inspections of Tenant’s Work so that Landlord’s construction manager can be present therefor; (B) permitting Landlord’s construction manager free and clear access to the Premises during the construction period, as necessary to perform such inspections, and (C) complying (or causing its contractor to comply) with the reasonable directions of such construction manager in connection with Tenant’s Work, as long as such directions are not inconsistent with the Construction Documents. Landlord shall use reasonable efforts not to interfere unreasonably with the performance of any Tenant Work during the course of any inspections by Landlord or Landlord’s construction manager pursuant to this Paragraph.

             (2) In the performance of any Tenant Work in accordance with this Lease, Tenant shall cause its contractor(s) to use reasonable and diligent efforts not to interfere with ongoing operations in the Buildings, including, but not limited to Landlord’s Work, and any delay in the completion of Landlord’s Work which is occasioned by the performance of any Tenant Work shall constitute a Tenant Delay hereunder. Without limiting the foregoing, Tenant agrees to cause its contractor to use reasonable and diligent efforts to minimize excess noise, and to limit its construction activities to the portion of the Premises being constructed and those portions of the common area (if any) in which Tenant is permitted to perform Tenant Work in accordance with the approved plans therefor.

             (3) Tenant’s contractor(s) shall be responsible for all utility costs associated with the performance of any Tenant Work and shall either supply its own electricity and other utilities, or shall reimburse Landlord for all utility consumption associated with such work. Tenant’s contractor(s) shall keep all construction areas reasonably clean and free of trash and debris, and Tenant shall police the activities of its contractors, subcontractors and their respective employees with regard to keeping the Building and Project clean, and not disturbing any other tenant (if any) in the course of such construction activities. Tenant’s construction contract shall indemnify Tenant and Landlord from damages, losses and expenses associated with the acts and omissions of Tenant’s contractor, its agents, employees and subcontractors, and shall otherwise be subject to Landlord’s prior reasonable approval.

          (4) In connection with any Tenant Work, Tenant shall provide to Landlord copies of all applications for permits, copies of all governmental inspection reports and/or certificates, and any and all notices or violations communicated to Tenant or its contractors by applicable governmental authorities, promptly upon receipt and/or submission thereof, as the case may be. Tenant agrees to comply (or to cause its contractors to comply) with all applicable federal, state and local laws, regulations and ordinances in the performance of any Tenant Work, and to promptly rectify any violations of such laws caused by the acts or omission of Tenant, its employees, agents and/or contractors, and Tenant shall be responsible for any non-compliance by Tenant or its agents, employees and contractors.

          (5) Without limiting the generality or applicability of the foregoing provisions, or of any other applicable provision of this Exhibit C or the Lease, Tenant agrees that the following provisions shall apply to the performance of any Tenant Work:

(i) In performing any plumbing work which may require removal of floor slab in corridors which are otherwise within the common areas of the Building, Tenant agrees: (A) to conduct such work expeditiously and in a manner which is calculated to minimize, to the fullest extent possible, any inconvenience to Landlord’s building personnel, and other Building occupants and invitees (if any) who use such common corridors; (B) upon completion of the plumbing work, to restore the finishes within such common corridors to their original condition; and (C) if materials necessary to match such finishes, upon restoration, to the finish of the portions of the corridor which were not removed or affected by Tenant Work, are not available, Tenant shall be responsible to restore the entire corridor to a uniform finish acceptable to Landlord in Landlord’s reasonable discretion, consistent with the quality of the existing finish.

(ii) In performing portions of any Tenant Work which involve construction work upon the exterior of the Building, Tenant agrees that it shall, at Tenant’s sole expense, restore all areas of the Building’s exterior, including without limitation all adjacent planting areas, sidewalks and parking areas, affected by the execution of such Tenant Work, to their original condition upon the completion of such portions of such Tenant Work.

(iii) Tenant shall protect and restore all work areas of the Building (including without limitation any portions of the common areas of the Buildings) required for access to the Premises as part of any Tenant Work, or otherwise utilized or affected in performing any Tenant Work, including, but not limited to, the Building roofs, common corridor floors, walls, and ceilings, floor penetrations and chase wall penetrations. Tenant shall use only roofing contractors who are permitted to perform such work upon the roof without nullifying any then applicable roof warranty for penetrations and reflashing of affected roof areas (if any), which roofing contractors shall be subject to Landlord’s reasonable approval, and Tenant and such contractor shall warrant to Landlord the integrity of any such roof or exterior penetrations and that the same are free from leakage and are otherwise properly waterproof. Tenant shall further ensure (and warrant to Landlord) that all floor penetrations are properly fire-stopped, in accordance with applicable building and fire codes and prudent construction practices. Landlord’s construction manager and/or representatives shall be advised at the time Tenant commences any portion of any Tenant Work involving the exterior of the Building, the Building roof, the common corridors, and all floor-to-floor penetrations, and all such work shall be subject to the inspection and approval of Landlord (and in the case of work involving the exterior of the Building, shall be supervised by Landlord’s construction manager and/or other representatives). In regard to the foregoing right of inspection and approval, Tenant and its contractor shall permit such construction manager and/or representatives free access to all affected areas of the Premises and Building necessary for Landlord to conduct such inspections and/or supervision.

(iv) Tenant and its contractor performing any Tenant Work shall provide copies of warranties for such Tenant Work and the materials and equipment which are incorporated into the Building and Premises in connection therewith, as well as provide to Landlord all operating and maintenance manuals for all equipment and materials incorporated into the Building and/or Premises as part of any Tenant Work. Tenant shall either assign to Landlord, or enforce on Landlord’s behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties. Without limitation, all aspects of any Tenant Work shall be warranted to be free from defects in design and workmanship for a period of not less than one (1) year from substantial completion of construction.

The inclusion of provisions in this Section V.A(5) which impose obligations upon Tenant and/or Tenant’s contractor with regard to the performance of any Tenant Work outside of the Premises are intended only to apply to those portions of Tenant Work (if any) which are approved by Landlord; and the inclusion of such provisions shall not be construed to impose upon Landlord any obligation to approve work proposed by Tenant within (or affecting) areas outside of the Premises.

          (6) Landlord shall be notified not less than three (3) business days in advance of, and shall have the right to participate in, any inspection of Tenant Work by Tenant and its contractor in which a punch list for such work is intended to be prepared, and shall further have the right to require the inclusion of any bona fide punch list items on such punch list.

          (7) Except as provided herein, Tenant shall obtain all necessary permits in connection with any Tenant Work, including all final inspection approvals which are required for the proper completion of such Tenant Work.

     B. First-Class Lien-Free Completion. Except as otherwise approved by Landlord, Tenant shall use only new or first-class materials in connection with any Tenant Work. All Tenant Work shall be paid for in full and in a timely fashion by Tenant, and shall be performed in a lien-free, first-class, and good and workmanlike manner, and in accordance with all applicable codes and requirements. Tenant’s indemnity and covenants regarding liens as set forth in the Lease shall apply to any liens created by virtue of any Tenant Work. Tenant’s architect shall be responsible for ensuring that all Tenant Work complies with the ADA and all other applicable federal, state and local laws, ordinances, codes and regulations.

     C. Bonding. All contractors and subcontractors performing Tenant Work shall be subject to Landlord’s approval, and shall be bonded or bondable and licensed to do business in the State of Maryland.

     D. Insurance Requirements Applicable to Tenant During Tenant’s Work.

            (1) Tenant shall secure, pay for, and maintain, or cause its contractors and subcontractors to secure, pay for, and maintain, during the continuance of any construction work within the Premises, all of the insurance policies required in the amounts as set forth herein, together with such insurance as may from time to time be required by city, county, state or federal laws, codes, regulations or authorities. Tenant Work (if any) may not commence until all required insurance has been obtained, and, if Landlord requests, until Tenant’s certificates of such insurance have been delivered to Landlord. Tenant’s insurance policies shall name the Landlord and Landlord’s mortgagee(s) as additional insureds. Tenant’s certificates of insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days’ prior written notice to Landlord. Landlord shall have the right to require Tenant, and Tenant shall have the duty, to stop work in the Premises immediately if any of the coverage Tenant is required to carry herein lapses during the course of the work, in which event such Tenant Work may not be resumed until the required insurance is obtained and satisfactory evidence of same is provided to Landlord.

            (2) In the event Tenant employs a contractor or subcontractor to perform all or part of Tenant’s Work, Tenant shall purchase, or cause its contractor to carry, General Contractor’s and Subcontractor’s Required Minimum Coverages and Limits of Liability as follows:

(i) Worker’s Compensation and Employer’s Liability Insurance, as required by state law, and any insurance required by any Employee Benefit Act or similar statute applicable where the work is to be performed, as will protect the contractor and subcontractors from any and all liability under the aforementioned act(s) or similar statute.

(ii) Comprehensive General Liability Insurance (including Contractor’s Protective Liability) in an amount not less than $3,000,000 per occurrence whether involving personal injury liability (or death resulting therefrom) or property damage liability or a combination thereof (combined single limit coverage) with a minimum aggregate limit of

$3,000,000. Such insurance shall insure Tenant’s general contractor against any and all claims for personal injury, death, and damage to the property of others arising from its operations under its contract, whether such operations are performed by Tenant’s contractors, subcontractors, or sub-subcontractors, or by anyone directly or indirectly employed by any of them.

(iii) Comprehensive Automotive Liability Insurance, for the ownership, maintenance, or operation of any automotive equipment, whether owned, leased, or otherwise held, including employer’s non-ownership and hired car liability endorsements, in an amount not less than $2,000,000 per occurrence and $2,000,000 aggregate, combined single limit bodily injury and property damage liability.

(iv) Builder’s risk insurance, in an amount commensurate with the scope of work, and otherwise in form and substance reasonably satisfactory to Landlord.

          (3) Such insurance policies set forth in (i) - (iii), above, shall insure Tenant’s general contractor and all subcontractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under its contract in connection with construction of the Premises, whether performed by Tenant’s general contractor, subcontractors, or sub-subcontractors, or by anyone directly or indirectly employed by any of them.

          (4) The insurance required under this Exhibit C shall be in addition to any and all insurance required to be procured by Tenant pursuant to the terms of the Lease.

EXHIBIT D
Rules and Regulations

     To the Lease Agreement between ANNAPOLIS PARTNERS LLC and TELECOMMUNICATION SYSTEMS, INC. (“Tenant”).

Rules and Regulations - Annapolis Point Corporate Center

     The following rules and regulations have been formulated for the safety and well-being of all the tenants of the Building and become effective upon occupancy. Strict adherence to these rules and regulations is necessary to guarantee that each and every tenant will enjoy a safe and unannoyed occupancy in the Building. Any repeated or continuing violation of these rules and regulations by Tenant after the applicable notice and cure period provided for in the Lease for non-monetary defaults, shall be sufficient cause for termination of this Lease at the option of Landlord.

     Landlord may, upon request by any tenant, waive the compliance by such tenant of any of the following rules and regulations provided that (i) no waiver shall be effective unless signed by Landlord or Landlord’s authorized agent; (ii) any such waiver shall not relieve such tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the foregoing rules and regulations unless such other tenant has received a similar waiver in writing from Landlord.

     The rules and regulations set forth herein may be modified by Landlord from time to time, subject to Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed.

     1.     The sidewalks, entrances, passages, courts, vestibules, or stairways, or other parts of the Building not occupied by any tenant shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from any tenant’s Premises, provided, subject to compliance with applicable Legal Requirements and to Landlord’s reasonable consent as to the configuration, design and materials used to construct such area (unless included in the Construction Documents, in which event such consent shall be deemed given to any such area depicted therein), Landlord hereby consents to Tenant’s installation and use of a reasonable outdoor seating area in the vicinity of the Cafeteria . Landlord shall have the right to control and operate the public portions of the Building, and the facilities furnished for the common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. No tenant shall knowingly permit the visit to its Premises of persons in such numbers or under such conditions as to unreasonably interfere with the use and enjoyment by other tenants of the entrances, and other public portions or facilities of the Building.

     2.     Except as otherwise provided for in the Lease, no signs, awnings or other projections shall be attached to the outside walls of any building without the prior written consent of Landlord. No drapes, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Such signs, awnings, projections, curtains, blinds, screens or other fixtures must be of a quality, type, design and color, and attached in the manner reasonably approved by Landlord.

     3.     No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in any interior Common Area without the prior written consent of Landlord.

     4.     The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be born by the tenant who, or whose servants, employees, agents, visitors, or licensees, shall have caused the same.

     5.     There shall be no marking, painting, drilling into or in anyway defacing any part of the Premises or the Building. Except in connection with a permitted security system, no tenant shall construct, maintain, use or operate on the outside of the Building, any electrical devices, wiring or apparatus in connection with a loud speaker system or other sound system.

     6.     No animals, birds, pets of any kind shall be brought into or kept in or about the Premises, and, other than in any permitted Cafeteria or any other restaurant space within the Building, if any, no cooking shall be done or permitted by any tenant on its Premises except for a tenant’s employee’s own use. Microwave cooking devices, toasters, coffee machines, refrigerators, and other similar kitchen or pantry devices typical of a general office use shall be permissible. No tenant shall cause or permit any unusual or objectionable odors to be produced or permeate from its Premises.

     7.     No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or any neighboring building or Premises or with any person having business with such occupants. No tenant shall throw anything out of the doors or windows or down the corridors or stairs.

     8.     No inflammable, combustible, or explosive fluid, chemical or radioactive substance shall be brought or kept upon the Premises except for Permitted Materials (as defined within the Lease) as and to the extent permitted by the Lease.

     9.     No additional locks or bolts of any kind shall be placed upon any of the doors, or windows, by any tenant, nor shall any changes be made in existing locks or the mechanism thereof without prior approval from Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Each tenant shall, upon termination of its tenancy, restore to Landlord all keys of stores, offices, storage, and toilet rooms either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished such tenant shall pay to Landlord the cost of replacement thereof.

     10.     All removals, or the carrying in or out, of any safes, freight, furniture or bulky matter of any description must take place at times and in such manner as will not unreasonably interfere with the use and quiet enjoyment of other tenants of the Building. Landlord reserves the right to inspect all freight to be brought into the Premises and to exclude from the Premises all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

     11.     Any person employed by any tenant to do janitorial work within its premises must obtain Landlord’s consent and such person shall, while in the Building and outside of the Premises, comply with all instructions issued by the superintendent of the Building. No tenant shall engage or pay any employees on its Premises, except those actually working for such tenant on its Premises.

     12.     No tenant shall purchase spring water, ice, coffee, tea, soft drinks, towels, or other like service, from any company or persons whose repeated violations of these Regulations have caused, in Landlord’s opinion, a hazard or nuisance to the Building and/or its occupants.

     13.     Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to the Building management. Each tenant shall be responsible for all persons for whom he authorizes entry into or exit out of the Building and shall be liable to Landlord for all acts of such persons.

     14.     The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

     15.     No tenant shall occupy or permit any portion of its Premises to be used or occupied for the possession, storage, manufacture, or sale of liquor, narcotics, tobacco in any form. No tenant shall engage or pay any employees on its Premises, except those actually working for such Tenant on said Premises, nor advertise for laborers giving an address at said Premises.

     16.     Landlord’s employees shall not perform any work for Tenant or do anything outside of their regular duties, unless under special instruction from the management of the Building.

     17.     Canvassing, soliciting, and peddling on the Premises is prohibited and each Tenant shall cooperate to prevent the same.

     18.     There shall not be used in any space, or in the public halls of the Building, either by any Tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

     19.     Tenant shall not overload the floors or exceed the maximum floor weight limits of the Premises.

EXHIBIT E

DECLARATION BY LANDLORD AND TENANT
AS TO DATE OF DELIVERY AND ACCEPTANCE OF
POSSESSION, LEASE COMMENCEMENT DATE, ETC.

     THIS DECLARATION is hereby attached to and made a part of the Deed of Lease dated ____________, 2002, (the “Lease”), between ANNAPOLIS PARTNERS LLC (“Landlord”) and TELECOMMUNICATION SYSTEMS, INC. (“Tenant”). All terms used in this Declaration have the same meaning as they have in the Lease.

     (1)  Landlord and Tenant do hereby declare that possession of the Premises was accepted by Tenant on ______________;

     (2)  The Lease Commencement Date is hereby established to be ___________;

     (3)  The Rent Commencement Date is hereby established to be ___________; and

     (4)  The Lease Expiration Date is hereby established to be _________________ unless the Lease is sooner terminated pursuant to any provision thereof.

LANDLORD:

ANNAPOLIS PARTNERS LLC, a Maryland limited liability company

By:	(Seal)

Name: Tod E. Hirt
Title: Manager

TENANT:

TELECOMMUNICATION SYSTEMS, INC.,a Maryland corporation

By:

Title:

E-1

EXHIBIT F
Cleaning Specifications

PREMISES:

Daily:

(a)	Dust furniture, business machines, telephones, partition tops, sills, ledges and other horizontal surfaces

(b)	Spot clean all desk tops and furnishings to remove fingerprints and smudges, (desks and tables not cleared of paper work material will only be dusted where desk is exposed)

(c)	Spot clean and polish all executive type desks and conference tables

(d)	Empty and damp wipe clean all ashtrays

(e)	Where sand urns are used, remove all debris and smooth or replace sand

(f)	Empty all trash receptacles, wipe out with damp cloth if necessary, replace plastic liners and remove trash to designated areas

(g)	All loose trash (marked by tenants as “TRASH”) to be removed to designated areas, (“LOOSE TRASH”) means cardboard boxes, computer paper, etc.

(h)	Spot clean all washable wall, partition and door surfaces

(i)	Clean and sanitize all drinking fountains, polish stainless steel and chrome

(j)	Vacuum all carpeted floors with a heavy duty commercial vacuum cleaner

(k)	Dust mop all resilient tile, parquet, quarry, ceramic, raised computer floors and other special floor coverings and treat with the appropriate methods and material

(l)	Dust mop all resilient tile and other non-carpeted floor surfaces

(m)	Turn off all lights

(n)	Lock all suites

Weekly:

(a)	Dust all vertical surfaces

(b)	Spot clean all partitions and office window glass (removing fingerprints, smudges, etc.)

(c)	Spray buff all resilient tile floors

(d)	Broom sweep or vacuum all stairs and landings

Annually:

Strip and refinish all resilient tile floors, applying two (2) coats of metal interlock floor finish (regardless of whose approval or direction, no materials will be applied that would cause a hazardous situation or slippage)

F-1

LAVATORIES:

Daily:

(a) (b)	Clean, sanitize and polish all vitreous fixtures including toilet bowls, urinals and sinks, using a germicidal detergent solution Mop all lavatory floors

WINDOWS:

           Clean interior and exterior surfaces of all windows semi-annually

F-2

EXHIBIT G

Form of Estoppel Certificate

NOTE: THIS EXHIBIT WILL BE SUBSTITUTED UPON NEGOTIATION OF THE
FORM ESTOPPEL CERTIFICATE BETWEEN TENANT AND LANDLORD’S
CONSTRUCTION LENDER

TO:	[OWNER] [PURCHASER]/[LENDER]

The undersigned (“Tenant”) has executed and entered into that certain lease agreement (“Lease”), a copy of which is attached hereto as Exhibit A and made a part hereof for all purposes, with respect to certain space known as ______________________  (“Premises”), in the building located at _________________________  (the “Property”). Tenant acknowledges that [OWNER] (“Owner”) is the owner of the Property and “Landlord” under the Lease. Tenant further acknowledges that Owner intends to [As applicable: sell, transfer, assign and convey the Property, and lessors’ interest in and under all tenant leases with respect to the Property, to [PURCHASER] (together with its successors and assigns, “Purchaser”)/enter into a deed of trust or mortgage with respect to the Property with [LENDER] (together with its successors and assigns, “Lender”), and in connection therewith, to collaterally assign Owner’s interest in the Lease to Lender]. Tenant acknowledges and agrees that [Purchaser/Lender], in its determination whether to proceed with such transaction, shall be relying upon, among other things, the statements made in this certification, and Tenant agrees that Owner and [Purchaser/Lender] may rely upon the statements made in this certification.

With respect to the Lease and such transaction, Tenant does hereby agree and certify that the following is true and correct as of the date hereof:

1.	A true, complete and correct executed copy of the Lease (together with any and all amendments, modifications, renewals, extensions, subleases and assignments thereof or thereto, as listed in and attached to Exhibit A) is attached hereto as Exhibit A. The Lease constitutes the entire agreement between the parties thereto (and their successors and assigns) as to the leasehold interest created thereby. The Lease is in full force and effect according to its terms as of the date of this certification and is binding upon the parties thereto (and their respective successors and assigns). Except as described on Exhibit A hereto, (a) the Lease has not been amended, supplemented or modified in any way, and (b) the Lease has not been assigned in whole or in part, nor has all or any portion of the Leased Premises been sublet, in any way except as reflected in Exhibit B attached hereto. The Leased Premises contains ___________ rentable square feet.

2.	a. Term of Lease:

Date of Commencement:

Date of Expiration:

b.	Renewal Options:

Exercised: Not Exercised:

c.	Current Monthly Rent: $

d.	Current Share of Operating Costs and Real Estate Taxes (as applicable):

e.	Security Deposit:

3.	Tenant has accepted possession, and, except as described on Exhibit C, is in actual occupancy, of the entire Premises and is currently operating within the Premises. All improvements, alterations and other work and parking facilities required to be performed or constructed by the lessor under the Lease have been completed as of the date hereof and accepted by Tenant.

4.	All rent (whether base rent, percentage rent or otherwise), charges and other payments currently due and payable by Tenant under the Lease have been paid through the date hereof, and there have been no prepayments of such rent, charges or other payments.

5.	To Tenant’s actual knowledge as of the date hereof, neither Tenant nor Owner is in default under any term or provision of the Lease. To Tenant’s actual knowledge as of the date hereof, no event or condition has occurred which, with the passage of time, the giving of notice or both, (a) would constitute a default or event of default under the Lease or (b) would give rise to any right or option in favor of Tenant to terminate the Lease.

6.	Tenant is not entitled to any concession, rebate, allowance, free rent, bonus or other matter affecting the Base Rent payable by Tenant for any period after the date of this certification. As of the date of this certification, Tenant is not entitled to any partial or total abatement of rent or other amounts due under the Lease.

7.	Except as set forth in the Lease, Tenant has no options to expand the Leased Premises, to extend the term of the Lease, to terminate the Lease prior to the stated date for expiration thereof, to acquire all or any part of the Property or to negotiate for the acquisition of all or any part of the Property.

8.	As of the date hereof, there are no actions, whether voluntary or otherwise, which are pending or have been threatened against Tenant under any bankruptcy or insolvency laws of any state or the United States.

9.	Except as described on Exhibit A hereto, Tenant has not assigned, encumbered, transferred, mortgaged, pledged or hypothecated all or any portion of its interest in and to the Lease.

10.	This certification shall be binding upon, and shall inure to the benefit of [Purchaser/Lender], Owner, their respective successors and assigns and all parties claiming by, through or under such entities.

If Applicable:

11.	Tenant acknowledges that Owner will assign its interest in the Lease to Purchaser, and agrees to attorn to Purchaser and to perform all of Tenant’s obligations as lessee under the Lease (including, without limitation, the payment of rent) directly to Purchaser, as the lessor under the Lease from and after the date of such assignment.

            IN WITNESS WHEREOF, Tenant has caused this certificate to be executed under seal as of the ____ day of _____________, 2002.

TENANT [SIGNATURE BLOCK]

EXHIBIT H

Form of SNDA

[To Be Attached By Mutual Agreement of Landlord and Tenant At Time of Loan,
Consistent with the terms of the Lease]

H-1

EXHIBIT I

Property Management Specifications

I.    GENERAL SCOPE

Manager shall coordinate with Owner and Tenant and assist in establishing realistic short and long term fiscal and physical goals for the property. Manager shall regularly inspect the operating system to insure that the building and property are operated in the most efficient manner.

Long term goals are established through the joint efforts of the Owner’s agent, the manager and the Tenant to reflect the Tenant’s needs and the Owner’s objectives. The following is a statement of Owner’s objectives for services as the Owner of this property.

A.	Owner’s Objectives

To operate the property economically.

To provide accurate information which will facilitate the evaluation of all operations.

To maintain current and complete records for review of all building functions, systems and contracted services. Owner will review and approve all vendor/supplier selections. Copies of paid invoices for insurance (with insurance certificate), electricity & gas, water & sewer, and Real Estate Taxes will be provided to Owner’s agent on a quarterly basis along with a statement of operations in Tenant’s chart of accounts. Tenant’s insurance certificate shall name Owner, its mortgagee(s) and its management agent as additional named insureds. Owner’s agents will perform periodic Building inspections, not more than once per quarter, on prior notice to Tenant, and as needed due to specific circumstances.

Owner’s agents, including Property Managers, Engineers and Construction Managers, will be available to consult on building plans and to advise on decisions of an operating nature. Whether Owner or Tenant is responsible, they will employ reliable contractors for all building services (general maintenance, landscaping and grounds care, snow removal, refuse disposal, etc.) and closely monitor the performance of each contractor in accordance with the negotiated provisions of the contracts. Landlord must be provided with a copy of the relevant contract and contractor’s insurance certificate. Named additional insureds will include: Owner, its mortgagee(s) and its management agent.

B.	Pre and Post Lease Inspections

Representatives of Tenant and Owner’s agents will inspect the Building and Land (“Property”) in order to identify any “punch list” items which survive the lease commencement and to provide all the initial reports and summaries required by Owner’s standard practices and procedures. This inspection will be provided in Owner’s standard format (attached). In addition to this initial inspection of the Building, Owner’s Agents will conduct an annual inspection of the Property using the same (or similar) format - on reasonable prior notice to Tenant. Manager will provide Owner copies of any operating budgets or other documents they develop in any detail or which provide a summary of the condition of the property and a plan for the future.

C.	Owner will allow Manager to perform, and Manager will perform, the following functions:

1.	Meet with prospective and existing occupants to determined their concerns and opinions of the property and their leasehold.

2.	Copy and abstract all contracts.

3.	Annually review current operating expenses and offer specific recommendations.

4.	Annually review the requirements and services provided under all vendor contracts at the facility.

5.	Annually review and make any required additions to the existing budget and 3-year capital plan.

6.	Meet with Tenant’s facilities personnel on a quarterly basis to help coordinate their usage of the Property.

D.	Start-up Reports

In addition to the annual operating budget and 3 year capital budget, Manager will provide the following items to Owner:

1.	Imminent Problems. An immediate report of any conditions at the property which create a liability for the Owner or Tenant, are detrimental to the integrity of the facility, or are in violation of local or state codes and ordinances, upon actual notice thereof, whether derived from Tenant or on-site inspections.

2.	Summary of Conditions and Actions. A start-up report summarizing the conditions and actions taken as a result of the inspections, meetings with Tenants and local authorities, and a review of ADA requirements.

3.	Vendor List. A complete list of contracted vendors alphabetically. The list will show vendor name, service provided, term of contract and cost. Updates of this list will be provided, as changes occur.

E.	Building Manual

A booklet/directory which summaries for the Owner and Tenant all information needed regarding the operation of the physical plant, the services the Tenant should expect from the vendors, emergency phone lists, emergency procedures and use of service requested, work orders, etc.

II.    OPERATIONAL SERVICES

A.	Service Requests and Work Orders

Manager will implement a service request/work order system at the property to monitor specific requests by the occupants. This system need not require much sophistication from an accounting and billing perspective, but should allow for tracking of efforts and preventive program enhancement. Specific areas with respect to which such controls should be maintained include the following: Security, Access Control, Fire and Life Safety, Janitorial, Window Cleaning, Repairs and Maintenance for, Plumbing, HVAC, Elevator, Parking Lot, Parking Lot Lights, Exterior Signs, Doors & Glass, and Services for Pest Control, Trash Removal, Recycling, Snow Removal, Interior and Exterior Landscaping, Trees and Flowers, Irrigation System. In all cases annual certifications from local, state or governmental authority will be the responsibility of the Manager.

B.	Emergency Response

Manager will document its system for routine and emergency response to the Property. If Manager’s personnel are not available in the building or at their other offices, calls from occupants, vendors, and clients should be forwarded to a call monitoring agency who is able to contact the Manager’s personnel and vendors to respond to the situation. Manager will be provided with a list of contacts from Owner and will report all situations requiring emergency response to them. This will include all Life-Safety Issues, Bomb, Police, Fire and Medical emergencies, and any other issues for which a member of Manager’s staff, vendor or outside agency is contacted.

C.	Contract Supervision

Manager will supervise the contractors it retains to provide service to the property. Manager will allow Owner to review and obtain copies of any records it uses such as a combination of Purchase Orders and formal contracts to obtain services from contractors and vendors. Contracts are to be used for annual or continuing services and in cases where the dollar volume warrants a more formal agreement. The terms of Manager’s contracts with vendors shall contain a termination clause which permits termination upon 30 days notice with or without cause. Landlord shall not be bound by any such contracts after Manager ceases to manage the Property.

D.	Inventory

Manager will maintain an inventory of all capital equipment and major supply items and annually account for them to Owner.

III.    ADMINISTRATIVE SERVICES

A.	Property Management Office

Manager will establish an office presence within, or within the reasonable vicinity of, the Property which will be staffed by property management and engineering support personnel.

B.	Annual and Monthly Operating Expenditures

By the tenth (10th) day of each month, Manager will provide a report of the previous month’s expenditures, in a chart of accounts acceptable to Owner. By the end of the calendar quarter of each year, Manager will provide a report of the previous year’s expenditures, in a chart of accounts acceptable to Owner. The budget will be compared annually actual expenditures and a written variance report prepared.

C.	Annual Operating Budget

On or before November 1st each year, Manager shall prepare an annual operating budget for the Property.

D.	Maintenance File

Manager will maintain a file of preventive, demand and routine maintenance performed at the property. All work orders will remain on file.

E.	Capital and Major Maintenance Budget

Manager will develop a capital budget which will include new projects and major repair items. The capital budget is a natural outgrowth of the annual building inspection conducted by Owner’s agent in the summer/spring of each year. The capital listing should contain all the items recommended by the inspection team, which will then be refined in discussions with the Owner, Manager and Tenant.

F.	Expense File

Copies of all invoices will be retained by Manager and filed in alphabetical order by vendor. Copies of all invoices will be available for audit by Owner.

IV.    STAFFING

Manager has the responsibility, in conjunction with Owner and Tenant to determine the staffing level necessary to provide first class service to the Property. As part of such process, a full disclosure of the Manager’s local senior personnel and contact person(s), with names, titles, brief description of duties, phone numbers, and emergency contacts, will be provided to Owner along with the annual budget and updated as major changes occur.

V.    AMENDMENT

The foregoing Property Management Specifications may be modified by Landlord from time to time, subject to Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed.

VI.    FORM OF AGREEMENT

If this Exhibit attaches a form of Property Management Agreement, the parties agree that such form may be used in contracting property management services with any Manager, subject to negotiation with the Manager in accordance with then current market conditions.

EXHIBIT J

List of Environmental Reports

LIST OF ENVIRONMENTAL REPORTS

1.        Final Ecological Screening Risk Assessment – Open Storage Area – Naval Surface Warfare Center – Carderock Division – Annapolis Detachment dated August 2000 by EA Engineering, Science, and Technology

2.        Environmental Assessment For Disposal and Reuse of Naval Surface Warfare Center – Annapolis, Maryland Properties dated April 1998 prepared by Naval Facilities Engineering Command

3.        Preliminary Assessment Report – Naval Station (NACSTA) Annapolis, Maryland dated April 1988 prepared for Naval Energy and Environmental Support Activity by US Navy Ordnance Environmental Support Office

4.        Final Environmental Baseline Survey – Naval Surface Warfare Center – Carderock Division – Annapolis Detachment dated December 1996 prepared by EA Engineering, Science and Technology, Inc.

5.        Final Environmental Baseline Survey – Area of Concern Evaluation Report – Naval Surface Warfare Center – Carderock Division – Annapolis Detachment and Bay Head Road Annex dated February 1997 prepared by EA Engineering, Science and Technology, Inc.

6.        Final Environmental Baseline Survey (EBS) Phase II Work Plan – Naval Surface Warfare Center – Carderock Division – Annapolis Detachment dated March 1998 prepared by EA Engineering, Science and Technology, Inc.

7.        Naval Surface Warfare Center – Carderock Division Detachment – Annapolis, Maryland (Formerly David Taylor Research Center) – Environmental Restoration Advisor Board (RAB) binder containing:

X	Membership Roster

X	Proposed Plans

X	Meeting Minutes

X	Meeting Handouts

X	NEPA Documents

X	1985 Preliminary Assessment of Nike Missile Site

8.        Basewide Environmental Baseline Survey, Task I Deliverables for Naval Surface Warfare Center, Carderock Division, Annapolis Detachment dated March 1996 prepared by EA Engineering, Science and Technology, Inc.

9.        Final Environmental Baseline Survey (EBS) Phase II Report of Results – Naval Surface Warfare Center, Carderock Division, Annapolis Detachment dated June 2000 prepared by EA Engineering, Science and Technology, Inc.

10.        Intensive Level Architectural Survey at Naval Surface Warfare Center, Carderock Division, Annapolis Detachment dated February 3, 1998 prepared by R. Christopher Goodwin & Associates, Inc.

11.        Final Work Plan Site Investigation – Naval Surface Warfare Center, Carderock Division, Annapolis Detachment dated August 1999 prepared by EA Engineering, Science and Technology, Inc. (Includes Addendum No.1 – Further Evaluation and Risk Assessment – Worthington Basin, Dungin Basin, and Open Storage Area dated August 1999 and Addendum No. 2 – Further Evaluation - Building 34 (Draft) dated October 1999

12.        Radiological Decommissioning Survey of the Naval Surface Warfare Center, Carderock Division, Annapolis Facility dated May 2000

13.        Draft Addendum No. 1 to the Work Plan Site Investigation - Naval Surface Warfare Center – Carderock Division – Annapolis Detachment – Further Evaluation and Risk Assessment – Worthington Basin, Dungin Basin, and Open Storage Area dated June 1999 prepared by EA Engineering, Science, and Technology Inc.

14.        Tank Farm Soil Boring Investigation Results dated June 4, 1992 prepared by EA Engineering, Science, and Technology Inc.

15.        Final Site Investigation Naval Surface Warfare Center Carderock Division - Annapolis Detachment Annapolis, Maryland dated June 2000 (Final) prepared by EA Engineering, Science, and Technology Inc.

16.        Final Environmental Baseline Survey, Naval Surface Warfare Center, Carderock Division – Annapolis Detachment, Bay Head Road Annex, January 1997

17.        Finding of No Significant Impact for Disposal of Naval Surface Warfare Center Carderock Division – Annapolis Detachment Properties in Annapolis, Maryland, July 10, 1998

18.        Apex Asbestos Identification and Assessment Survey Reports set forth on the attached list entitled “Apex Asbestos Identification and Assessment Survey Reports NSWC Annapolis – Main Site” prepared by the Navy.

19.        Final Remedial Investigation Work Plan, Naval Surface Warfare Center, Carderock Division – Annapolis Detachment, Bay Head Road Annex IR Program Site 1, May 1999

20.        Final Report, Site Inspection Study, David Taylor Research Center, Bay Head Road Annex, Annapolis, Maryland, October 1991

21.        Preliminary Assessment Report, David Taylor Research Center, Bay Head Road Annex, Annapolis, Maryland, May 1990

22.        Record of Decision, David Taylor Research Center, Former Naval Surface Warfare Center - Carderock Division, Annapolis Detachment, Annapolis, Maryland, March 6, 2001

23.        Findings of Suitability to Transfer (FOST), David Taylor Research Center, Former Naval Surface Warfare Center - Carderock Division, Annapolis Detachment, Annapolis, Maryland, May 24, 2001

24.        An Archeological Survey of the David W. Taylor Naval Ship Research and Development Center, Carderock and Annapolis, Maryland dated

25.        Ecological Screening Risk Assessment, Worthington and Dungan Basins, Naval Surface Warfare Center, Carderock Division – Annapolis Detachment, Annapolis, Maryland, April 2001

26.        Human Health Risk Assessment for Groundwater, Naval Surface Warfare Center - Carderock Division, Annapolis Detachment, Bay Head Road Annex, IR Program Site 1, April 2001

EXHIBIT K

Specifications Applicable to Building Services

HVAC Service:

Unless provided to the contrary in the Outline Specifications developed pursuant to the Work Agreement, the HVAC System serving the Premises shall have the capability, at a minimum, to provide a thermal environment to satisfy the following conditions:

Cooling Season:   Maintain room conditions not in excess of 75EF. dry bulb and 55% relative humidity when the coincident outside conditions do not exceed 94EF. dry bulb at 80% relative humidity and 74EF. wet bulb (per ASHRAE design criteria).

Heating Season:   Maintain room conditions of not less than 70EF. dry bulb when the outside air temperature is not less than 5EF. dry bulb at 20 mph wind conditions. Average relative humidity shall be maintained at 45% or at a lower level, as required, to prevent condensation on exterior walls and windows.

The above conditions shall be maintained, based on the following:

(A)	Low — E glass with 50% shading coefficient.

(B)	Lighting and equipment heat load of 6.8 watts/square foot of occupied space.

(C)	People load of 150 people per typical floor

(D)	20 CFM fresh air per person.

All other specifications for the base building HVAC Systems, electrical systems and other Building Systems are as set forth in the Approved Base Building Plans.

K-1

AMENDMENT TO LEASE

     THIS AMENDMENT TO LEASE (this “Amendment”) is made this 10th day of February, 2003, by and between Annapolis Partners LLC, a Maryland limited liability company (“Landlord”) and Telecommunication Systems, Inc., a Maryland corporation (“Tenant”).

WITNESSETH:

     R-1.    Pursuant to that certain Lease, dated October 29, 2002, by and between Landlord and tenant (the “Original Lease”), Landlord leased to Tenant, and Tenant leased from Landlord, certain above-ground office space to be designed and constructed in the future, consisting of approximately 150,000 gross square feet, and located in Annapolis Point Corporate Center, Anne Arundel County, Maryland.

     R-2.    Tenant has requested, in the interest of preserving and maintaining the independent of Tenant’s board of directors, that Tenant’s board of directors not be subject to the legal standard of “good faith” in making any of the determinations otherwise reserved to Tenant’s board of directors within Section 54 of the Original Lease.

     R-3.    Landlord and Tenant wish to amend the Lease to address Tenant’s aforementioned concern, as more fully set forth herein (the Original Lease, as amended by this Amendment, being hereinafter referred to as the “Lease”).

     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, landlord and Tenant hereby agree as follows:

     1.        Capitalized Terms. Except as and to the extent expressly set forth herein, all capitalized terms contained herein shall have the meanings ascribed to such terms in the Original Lease. In the event that the meaning ascribed to any capitalized term in this Amendment differs from the meaning ascribed thereto in the Original Lease, the meaning of such capitalized term shall be that ascribed thereto in this Amendment.

     2.        Amendment to Section 54.

          (a)        Landlord and Tenant hereby acknowledge that the contingency described in clause (1) of Section 54 has been satisfied.

          (b)        The final paragraph of Section 54 of the Original Lease is hereby deleted, and replaced with the following:

“Landlord and Tenant each agree to use diligent efforts to cause the satisfaction of each of the foregoing conditions precedent in a timely fashion, but without the obligation to proceed in good faith or in accordance with any other legal standard in pursuing such satisfaction. Nothing in this Section 54 shall limit to any extent the discretion of the Tenant’s Board of Directors in (i) exercising the approval rights described in clause (2)(ii) of this Section 54, or (ii) making a determination regarding its satisfaction with (or the process of obtaining) the written determinations described in clauses (i) and (iii) of clause (2) of this Section 54; and Tenant’s sole obligation under the preceding sentence shall be to bring this Lease before the Board of Directors for approval in a timely manner, and to take other steps deemed appropriate in its sole discretion to make the necessary determinations in a timely manner. In the event any one or more of the conditions described above are not satisfied by the date indicated above, then either party may terminate this Lease upon thirty (30) days written notice of termination delivered to the other party at any time thereafter until the date such condition(s) is (are) satisfied, provided that if all unsatisfied conditions upon which any such termination notice is based are satisfied prior to the expiration of such thirty (30) day notice period, then such notice of termination shall be deemed rescinded and null and void for all purposes and effects, and this Lease shall be deemed fully reinstated for all purposes. Neither Landlord nor Tenant shall have liability to one another as a result of any termination of this Lease pursuant to this Section 54 (and upon any such termination, the parties shall be released from any and all liabilities and obligations hereunder).”

     3.        Governing Law; Construction. This Amendment shall be construed according to the laws of the State of Maryland (without regard to any choice of law and/or conflict of law principles that might otherwise apply). Notwithstanding the drafting of the Original Lease and this Amendment by Landlord, neither the Original Lease, as amended hereby or otherwise, nor this Amendment shall be construed against Landlord.

     4.        Full Force and Effect; No Other Modification. Except as, and solely to the extent, expressly modified by this Amendment, the Original Lease shall continue in full force and effect unmodified. The Lease shall not be amended or otherwise modified further except in a writing executed by both Landlord and Tenant.

     5.        Headings. The headings contained in this Amendment are included for the convenience of the parties only and shall not be deemed or otherwise construed to limit, expand, or otherwise affect the meaning or scope of any provision hereof.

     6.        Counterpart Originals; Telecopied Delivery. This Amendment may be executed in counterparts, each of which shall constitute an original, and both of which, when assembled, shall constitute a single original hereof. In addition, Landlord and Tenant each may deliver an executed counterpart of this Amendment to the other by telecopier transmission, and such delivery shall constitute good and valid delivery by Landlord and/or Tenant, as the case may be, for all purposes hereof. This Amendment shall be effective only upon its execution and delivery by both Landlord and Tenant.

[Signatures are on the following page]

3

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to lease as of the day and year first above written.

LANDLORD:

Annapolis Partners LLC, a Maryland limited liability company

By: /s/ Tod E. Hirt Name: Tod E. Hirt Title: Manager

TENANT:

Telecommunication Systems, Inc., a Maryland corporation

By: /s/ Richard A. Young

Name: Richard A. Young Title: Executive Vice President and Chief Operating Officer

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